    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 5, 2001

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                          KRISPY KREME DOUGHNUTS, INC.
             (Exact name of registrant as specified in its charter)

         NORTH CAROLINA                          5812                            56-2169715
 (State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)            Identification No.)

                                                                   RANDY S. CASSTEVENS
                                                            SENIOR VICE PRESIDENT OF FINANCE,
                                                                 SECRETARY AND TREASURER
               370 KNOLLWOOD STREET                                370 KNOLLWOOD STREET
       WINSTON-SALEM, NORTH CAROLINA 27103                 WINSTON-SALEM, NORTH CAROLINA 27103
                  (336) 725-2981                                      (336) 725-2981
   (Address, including zip code, and telephone      (Name, address, including zip code, and telephone
                      number,                                            number,
  including area code, of registrant's principal        including area code, of agent for service)
                 executive offices)

                             ---------------------
                                   COPIES TO:

            GERALD S. TANENBAUM, ESQ.                            RICHARD C. TILGHMAN, JR., ESQ.
             CAHILL GORDON & REINDEL                            PIPER MARBURY RUDNICK & WOLFE LLP
                 80 PINE STREET                                         6225 SMITH AVENUE
            NEW YORK, NEW YORK 10005                             BALTIMORE, MARYLAND 21209-3600
                 (212) 701-3000                                          (410) 580-3000
              (212) 269-5420 (FAX)                                    (410) 580-3001 (FAX)

                             ---------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED           PROPOSED
                                                  AMOUNT           MAXIMUM             MAXIMUM           AMOUNT OF
     TITLE OF EACH CLASS OF SECURITIES            TO BE         OFFERING PRICE        AGGREGATE         REGISTRATION
             TO BE REGISTERED                 REGISTERED(1)      PER SHARE(2)     OFFERING PRICE(2)         FEE
----------------------------------------------------------------------------------------------------------------------
Common Stock, no par value per share.......  2,300,000 shares       $79.22          $182,206,000          $45,552
----------------------------------------------------------------------------------------------------------------------
Preferred Share Purchase Rights(3).........  2,300,000 rights        N/A                 N/A                N/A
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) Includes 300,000 shares subject to the exercise of the underwriters' over-allotment option.
(2) Determined in accordance with Rule 457(c) under the Securities Act of 1933, as amended, the average of the high and low prices on the Nasdaq Stock Market's National Market on January 2, 2001.
(3) A right to purchase a fraction of a share of the company's preferred stock is attached to each share of common stock. See "Description of Capital Stock." No value is attributable to a right.
                             ---------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON A DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON A DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, Dated January 5, 2001

(Krispy Kreme Doughnuts Logo)

--------------------------------------------------------------------------------
2,000,000 Shares
Common Stock

--------------------------------------------------------------------------------

This is a public offering of 2,000,000 shares of common stock of Krispy Kreme Doughnuts, Inc. We are offering 150,000 shares and the selling shareholders listed under the heading "Principal and Selling Shareholders" are offering 1,850,000 shares.

Our common stock is quoted on the Nasdaq National Market under the symbol KREM. On January 4, 2001, the last reported sale price for our common stock on the Nasdaq National Market was $79.06 per share.

Investing in our common stock involves risks.   See "Risk Factors" beginning on
page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                            Underwriting                              Proceeds to the
                       Public               Discounts and        Proceeds to          Selling
                       Offering Price       Commissions          Krispy Kreme         Shareholders
                       -------------------  -------------------  -------------------  -------------------
Per Share              $                    $                    $                    $
Total                  $                    $                    $                    $

The underwriters have been granted the right to purchase up to an additional 71,675 shares from us and 228,325 shares from the selling shareholders to cover any over-allotments.

Deutsche Banc Alex. Brown                                      J.P. Morgan & Co.

                  Dain Rauscher Wessels

                                    BB&T Capital Markets

The date of this prospectus is                , 2001

INSIDE FRONT COVER
[PICTURE AND TEXT]

The graphic on this page is a centered rectangular picture of the opening of a Krispy Kreme Doughnuts store with a crowd of people standing in front of the store. The following text is set forth underneath the picture in three lines:
"Grand Opening San Diego, California 12-19-00."

                               PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all the information that you should consider before investing. You should read the entire prospectus carefully, including the section entitled "Risk Factors" and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus. Information in this prospectus related to the performance of franchised stores is based solely on information provided by our franchisees.

                          KRISPY KREME DOUGHNUTS, INC.

Krispy Kreme is a leading branded specialty retailer of premium quality doughnuts which are made throughout the day in our stores. We opened our first store in 1937. As of October 29, 2000, there were 164 Krispy Kreme stores nationwide, consisting of 60 company and 104 franchised stores. Our principal business is the high volume production and sale of over 20 varieties of premium quality doughnuts, including our signature Hot Original Glazed. We have established Krispy Kreme as a leading consumer brand with a loyal customer base through our longstanding commitment to quality and consistency. Our place in American society was recognized in 1997 with the induction of Krispy Kreme artifacts into the Smithsonian Institution's National Museum of American History. The combination of our well-established brand, our one-of-a-kind doughnuts, a unique retail experience featuring our stores' fully displayed production process, or doughnutmaking theater, our vertical integration and our strong franchise system creates significant opportunities for continued growth. Our sales growth has been driven by new store openings, as well as systemwide comparable store sales growth of 12.7% in fiscal 1998, 9.7% in fiscal 1999, 14.1% in fiscal 2000 and 17.9% in the nine months ended October 29, 2000. For the two months ended December 24, 2000, we have achieved systemwide comparable store sales growth of 14.1%, however, these two months' results are not necessarily indicative of the results we may achieve for the full fiscal fourth quarter ending January 28, 2001.

We believe our success is based on the strengths described below.

COMPETITIVE STRENGTHS

Our goal is to become the nation's leading branded specialty retailer of premium quality doughnuts. To achieve this objective, we intend to continue to capitalize on the following strengths:

     - UNIVERSAL APPEAL OF OUR PRODUCT. The taste, quality and simplicity of our doughnuts, which we believe our customers view as an affordable indulgence, appeal across major demographic groups, including age and income.

     - PROVEN CONCEPT. Our stores, which are designed to create a multi-sensory retail experience featuring our doughnutmaking theaters, serve both as our primary retail outlets and as platforms to distribute our products through off-premises sales channels.

     - SIGNIFICANT GROWTH POTENTIAL. With only 164 stores as of October 29, 2000, we believe that we have significant new store expansion opportunities, with an initial emphasis on markets of over 100,000 households.

     - INGREDIENTS FOR MARKET LEADERSHIP. We believe that the combination of our strong brand, highly differentiated product, high-volume production capability and multiple sales channels provides us with the ability to establish Krispy Kreme as the recognized leader in every market we enter.

     - STRONG FRANCHISE SYSTEM. We are committed to growth through franchising and intend to continue to strengthen our franchise system by attracting and retaining experienced and well-capitalized area developers who have the management capacity to develop multiple stores. In the future, we intend to continue to acquire equity positions in selected franchisee businesses.

     - DIRECT STORE DELIVERY CAPABILITIES. We have developed a highly effective direct store delivery system, or DSD, for executing off-premises sales whereby we deliver fresh doughnuts, both packaged and unpackaged, to a variety of supermarkets, convenience stores and a growing number of food service and institutional accounts.

     - CONTROLLED PROCESS ENSURING CONSISTENT HIGH QUALITY. We produce our proprietary mixes, manufacture our custom doughnutmaking equipment and test all key ingredients through our vertically integrated, highly automated system designed to create quality, consistency and efficiency.

     - BALANCED FINANCIAL MODEL. Krispy Kreme generates sales and income from three distinct sources -- company stores, franchise fees and royalties and our vertically integrated supply chain -- which we believe provides increased stability to our revenues and earnings and improves our return on investment.

GROWTH STRATEGY

We believe there are significant opportunities to expand our business by further penetrating existing markets and entering new markets. After establishing our brand in a new market through our retail stores, we attempt to maximize store productivity by selling off-premises to grocery and convenience stores, institutional customers and select co-branding customers. Key elements of our growth strategy include:

     - OPEN NEW STORES. We plan to expand primarily through franchising with area developers. We anticipate that our franchisees, including the area developer in Northern California in which we have a majority ownership interest, will open an aggregate of approximately 45 new stores in the fourth quarter of fiscal 2001 and in all of fiscal 2002 and over 190 new stores between fiscal 2003 and fiscal 2006.

     - IMPROVE OUR EXISTING STORES' ON-PREMISES SALES. To improve our on-premises sales, we plan to remodel and, in certain instances, close and relocate selected older company stores to emulate the format of our new, highly successful stores in new markets.

     - INCREASE OUR OFF-PREMISES SALES. We intend to expand our off-premises customer base, as well as increase sales to our existing off-premises customers by continuing to offer premium quality products, category management and superior customer service.

                 ---------------------------------------------

Our principal executive offices are located at 370 Knollwood Street, Winston-Salem, North Carolina 27103 and our telephone number is (336) 725-2981. Our web site address is http://www.krispykreme.com. Information on our web site is not a part of this prospectus.

                                  THE OFFERING

Common stock offered:

  By Krispy Kreme..................    150,000 shares

  By the selling shareholders......    1,850,000 shares

Common Stock to be outstanding
  after the offering...............    13,087,720 shares

Use of proceeds....................    - Adding mix production and distribution
                                         capacity to support expansion

                                       - Remodeling and relocating selected
                                         older company stores

                                       - Expanding our equipment manufacturing
                                         and operations training facilities

                                       - Investing in area developer joint
                                         ventures

                                       - Working capital and other corporate
                                         purposes

                                       See "Use of Proceeds" for more
                                       information regarding our planned use of our proceeds from this offering. We will not receive any proceeds from the sale of shares of common stock by the selling shareholders.

Dividend policy....................    We do not anticipate paying any cash
                                       dividends in the foreseeable future.

Nasdaq National Market symbol......    KREM

The number of outstanding shares shown above is based on shares outstanding as of October 29, 2000 and excludes 2,253,500 shares of common stock issuable upon exercise of stock options outstanding under our 1998 stock option plan and our 2000 stock incentive plan as of October 29, 2000, of which 182,000 were exercisable.
                 ---------------------------------------------

Except as otherwise indicated or required by the context, references to we, our, us, Krispy Kreme or the company refer to Krispy Kreme Doughnuts, Inc. and its subsidiaries and predecessors.

Krispy Kreme Doughnuts, Inc. was incorporated in North Carolina in 1999 to be the holding company for our predecessor, Krispy Kreme Doughnut Corporation, and its subsidiaries. This was effected through a corporate reorganization in the form of a merger in which each outstanding share of common stock of Krispy Kreme Doughnut Corporation was converted into the right to receive 20 shares of common stock of Krispy Kreme Doughnuts, Inc. and $15.00 in cash. This merger occurred immediately prior to our initial public offering on April 5, 2000. See
"Business -- Our Corporate Reorganization."

Except as otherwise indicated, all information in this prospectus assumes no exercise of the underwriters' over-allotment option.
                 ---------------------------------------------

We own or have rights to various trademarks and trade names used in our business. These include "Krispy Kreme" and the Krispy Kreme logo and "Hot Doughnuts Now" and the Hot Doughnuts Now logo. This prospectus also includes trademarks, service marks and trade names owned by other companies.

                             SUMMARY FINANCIAL DATA

The following table shows our summary financial data, which you should read together with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and accompanying notes and the other financial data included elsewhere in this prospectus.

Systemwide sales include the sales by both our company and franchised stores and exclude the sales by our Krispy Kreme Manufacturing and Distribution, or KKM&D, business segment. Our consolidated financial statements appearing elsewhere in this prospectus exclude franchised store sales, include the results of the area developer in Northern California in which Krispy Kreme has a majority ownership interest and include royalties and fees received from our franchisees. The as adjusted balance sheet data give effect to this offering, including the receipt by us of $11.2 million in estimated net proceeds, based on an assumed offering price of $79.06 per share, the last reported sale price of our common stock on the Nasdaq National Market on January 4, 2001.

                           -----------------------------------------------------------------------------------------------
                                                       YEAR ENDED                                    NINE MONTHS ENDED
                           -------------------------------------------------------------------   -------------------------
                           JANUARY 28,   FEBRUARY 2,   FEBRUARY 1,   JANUARY 31,   JANUARY 30,   OCTOBER 31,   OCTOBER 29,
                              1996              1997          1998          1999          2000          1999          2000
                           -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                                                                        (UNAUDITED)
                                               (In thousands, except per share data and store numbers)
STATEMENT OF OPERATIONS
  DATA:
Total revenues............  $118,550      $132,614      $158,743      $180,880      $220,243      $161,533      $218,904
Provision for
  restructuring...........     3,000            --            --         9,466            --            --            --
Income (loss) from
  operations..............     1,230         5,137         5,420        (3,702)       10,838         8,583        17,025
Net income (loss).........       180         2,427         2,714        (3,167)        5,956         4,794        10,480
Net income (loss) per
  share:
  Basic...................  $    .02      $    .33      $    .37      $   (.38)     $    .64      $    .51      $    .87
  Diluted.................  $    .02      $    .33      $    .37      $   (.38)     $    .61      $    .51      $    .79
Shares used in calculation
  of net income (loss) per
  share:
  Basic...................     7,284         7,284         7,284         8,249         9,340         9,340        12,078
  Diluted.................     7,284         7,284         7,284         8,249         9,820         9,457        13,219
OPERATING DATA
  (UNAUDITED):
Systemwide sales..........  $151,693      $167,592      $203,439      $240,316      $318,854      $231,954      $323,316
Number of stores at end of
  period:
  Company.................        53            61            58            61            58            59            60
  Franchised..............        42            55            62            70            86            82           104
                            --------      --------      --------      --------      --------      --------      --------
  Systemwide..............        95           116           120           131           144           141           164
                            ========      ========      ========      ========      ========      ========      ========
Average weekly sales per
  store:
  Company.................  $     39      $     39      $     42      $     47      $     54      $     53      $     69
  Franchised..............        22            22            23            28            38            37            42

                                                              ----------------------
                                                              AS OF OCTOBER 29, 2000
                                                              ----------------------
                                                                ACTUAL   AS ADJUSTED
                                                              --------   -----------
                                                                  (In thousands)
BALANCE SHEET DATA:
Working capital.............................................  $ 28,872    $  40,071
Total assets................................................   164,465      175,664
Long-term debt, including current maturities................        --           --
Total shareholders' equity..................................   120,235      131,434

                                  RISK FACTORS

You should carefully consider the risks and uncertainties described below and all other information contained in this prospectus before deciding to purchase shares of our common stock.

RISKS PARTICULAR TO KRISPY KREME

OUR GROWTH STRATEGY DEPENDS ON OPENING NEW KRISPY KREME STORES. OUR ABILITY TO EXPAND OUR STORE BASE IS INFLUENCED BY FACTORS BEYOND OUR CONTROL, WHICH MAY SLOW STORE DEVELOPMENT AND IMPAIR OUR STRATEGY.

Our growth strategy includes, among other things, opening additional franchised stores. The opening and success of these stores is dependent in part on a number of factors, which neither we nor our franchisees can control. If we are not able to address these factors successfully, we may not be able to expand at the rate currently contemplated by our strategy. These factors are discussed below and in "Business."

IF OUR FRANCHISEES CANNOT DEVELOP OR FINANCE NEW STORES OR BUILD THEM ON SUITABLE SITES, OUR GROWTH AND SUCCESS WILL BE IMPEDED.

Our business is dependent upon our franchisees' developing new franchised stores. Our franchisees consist of associates who operate under our original franchising program developed in the 1940s and area developers who operate under our franchising program developed in the mid-1990s. We anticipate most new store growth will be from area developers. Although associates have the exclusive rights to develop their assigned geographic territories, most are not contractually obligated to develop additional stores. Area developers are generally required under development agreements they enter into with us to develop a predetermined number of stores in their areas over the term of their development agreements. Area developers may not have access to the financial resources that they need to open the stores required by their development schedules or may be unable to find suitable sites to develop them on. They may not be able to negotiate acceptable lease or purchase terms for the sites, obtain the necessary permits and approvals or meet construction schedules. Any of these problems could slow our growth, impair our strategy and reduce our franchise revenues.

IF OUR FRANCHISEES CANNOT OPEN NEW STORES ON SCHEDULE, OUR GROWTH AND SUCCESS WILL BE IMPEDED.

Delays in store openings could adversely affect our future operations by slowing new store growth and reducing our franchise revenues. Most area development agreements specify a schedule for opening stores in the territory covered by the agreement. These schedules form the basis for our expectations regarding the number and timing of new store openings. In the past, we have agreed to extend or modify development schedules for certain area developers, and we may do so in the future.

WE MAY BE HARMED BY ACTIONS TAKEN BY OUR FRANCHISEES THAT ARE OUTSIDE OF OUR CONTROL.

Area developers and associates are generally independent contractors and are not our employees. We provide training and support to area developers and associates, but the quality of franchised store operations may be diminished by any number of factors beyond our control. Consequently, area developers and associates may not successfully operate stores in a manner consistent with our standards and requirements, or may not hire and train qualified managers and other store personnel. If they do not, our image and reputation may suffer, and systemwide sales could decline.

WE ARE THE EXCLUSIVE SUPPLIER OF DOUGHNUT MIXES, OTHER KEY INGREDIENTS AND FLAVORS TO ALL KRISPY KREME STORES. IF WE HAVE ANY PROBLEMS SUPPLYING THESE INGREDIENTS, OUR STORES' ABILITY TO MAKE DOUGHNUTS WILL BE NEGATIVELY AFFECTED.

We are the exclusive supplier of doughnut mixes and other key ingredients and flavors to all of our company-owned and franchised stores. If our business expands according to our growth strategy, we will require additional capacity to produce our doughnut mixes and other ingredients. In addition, as our business continues to expand on the West Coast and in other geographic areas which are located at greater distances from our sole manufacturing facility in Winston-Salem, North Carolina, we may incur greater costs in supplying our doughnut mixes and other ingredients to these areas and may need to establish one or more additional manufacturing plants. Although we have a backup source to manufacture our doughnut mixes in the event of the loss of our Winston-Salem plant, this facility does not regularly produce our doughnut mixes. Any interruption of existing or planned production capacity at our manufacturing plant could impede our ability or that of our franchisees to make doughnuts.

In addition, because we generally enter into long-term purchase agreements with our suppliers, in the event that any of these relationships terminate unexpectedly, even where we have multiple suppliers for the same ingredient, we may not be able to obtain adequate quantities of the same high-quality ingredient at competitive prices.

WE ARE THE ONLY MANUFACTURER OF OUR DOUGHNUTMAKING EQUIPMENT. IF WE HAVE ANY PROBLEMS PRODUCING THIS EQUIPMENT, OUR STORES' ABILITY TO MAKE DOUGHNUTS WILL BE NEGATIVELY AFFECTED.

Our Winston-Salem facility is the only location where we manufacture our custom doughnutmaking equipment. Although we have limited backup sources for our equipment, obtaining our equipment quickly in the event of the loss of our Winston-Salem plant would be difficult and would jeopardize our ability to supply equipment to new stores or new parts for the maintenance of existing equipment in established stores on a timely basis.

ANY INTERRUPTION IN THE DELIVERY OF GLAZE FLAVORING FROM OUR ONLY SUPPLIER COULD IMPAIR OUR ABILITY TO MAKE OUR TOP PRODUCT.

We are dependent on a sole supplier for our glaze flavoring. Although we are in the process of identifying an alternative source to produce our glaze flavoring, we have not entered into an arrangement with such a source, and any interruption in the distribution from our current supplier could affect our ability to produce our signature Hot Original Glazed.

WE ARE SUBJECT TO FRANCHISE LAWS AND REGULATIONS THAT GOVERN OUR STATUS AS A FRANCHISOR AND REGULATE SOME ASPECTS OF OUR FRANCHISEE RELATIONSHIPS. OUR ABILITY TO DEVELOP NEW FRANCHISED STORES AND TO ENFORCE CONTRACTUAL RIGHTS AGAINST FRANCHISEES MAY BE ADVERSELY AFFECTED BY THESE LAWS AND REGULATIONS, WHICH COULD CAUSE OUR FRANCHISE REVENUES TO DECLINE AND ADVERSELY AFFECT OUR GROWTH STRATEGY.

Krispy Kreme, as a franchisor, is subject to both regulation by the Federal Trade Commission and state laws regulating the offer and sale of franchises. Our failure to obtain or maintain approvals to sell franchises would cause us to lose franchise revenues. If we are unable to sell new franchises, our growth strategy will be significantly harmed. In addition, state laws that regulate substantive aspects of our relationships with franchisees may limit our ability to terminate or otherwise resolve conflicts with our franchisees. Because we plan to grow primarily through franchising, any impairment of our ability to develop new franchised stores will negatively affect us and our growth strategy more than if we planned to develop additional company stores.

OUR QUARTERLY RESULTS MAY FLUCTUATE AND COULD FALL BELOW EXPECTATIONS OF SECURITIES ANALYSTS AND INVESTORS DUE TO SEASONALITY AND OTHER FACTORS, RESULTING IN A DECLINE IN OUR STOCK PRICE.

Our quarterly and yearly results have varied in the past, and we believe that our quarterly operating results will vary in the future. For this reason, you should not rely upon our quarterly operating results as indications of future performance. In some future periods, our operating results may fall below the expectations of securities analysts and investors. This could cause the trading price of our common stock to fall. Factors, such as seasonality, inclement weather, and unanticipated increases in labor, commodity, insurance or other operating costs may cause our quarterly results to fluctuate.

YOU SHOULD NOT RELY ON OUR COMPARABLE STORE SALES AS AN INDICATION OF OUR FUTURE RESULTS OF OPERATIONS BECAUSE THEY MAY FLUCTUATE SIGNIFICANTLY.

A number of factors have historically affected, and will continue to affect, our comparable store sales results, including, among other factors:

     - Unusually strong sales performance by new stores

     - Competition

     - General regional and national economic conditions

     - Consumer trends

     - Our ability to execute our business strategy effectively

It is not reasonable to expect our comparable store sales to increase at rates achieved over the past several years. Changes in our comparable store sales results could cause the price of our common stock to fluctuate substantially.

A NUMBER OF OUR DIRECTORS OWN AND SOME OFFICERS HAVE A FINANCIAL INTEREST IN SOME OF OUR FRANCHISES. THE INTERESTS OF THESE INDIVIDUALS, THEREFORE, MAY BE POTENTIALLY IN CONFLICT WITH OUR INTERESTS.

Some of our directors own and some officers have a financial interest in some of our franchises. As directors and officers of Krispy Kreme, these individuals influence the way our business is managed and the formulation of business strategies. The interests of these individuals may, therefore, potentially be in conflict with our interests. In addition, we have made guaranties, entered into collateral repurchase agreements and provided other financial assistance to some directors and two officers. You should read "Related Party Transactions" for descriptions of these relationships.

OUR FAILURE OR INABILITY TO ENFORCE OUR TRADEMARKS COULD ADVERSELY AFFECT THE VALUE OF OUR BRAND.

We own certain common law trademark rights and a number of federal trademark and service mark registrations. We believe that our trademarks and other proprietary rights are important to our success and our competitive position. We, therefore, devote appropriate resources to the protection of our trademarks and proprietary rights. The protective actions that we take, however, may not be enough to prevent imitation by others, which might harm our image or our brand position.

Although we are not aware of anyone else who is using "Krispy Kreme," "Hot Original Glazed" or "Hot Doughnuts Now" as a trademark or service mark, we are aware that some businesses are using "Krispy" or a phonetic equivalent as part of a trademark or service mark associated with retail doughnut stores. We believe that, in the instances where "Krispy" or a phonetic equivalent is used, we have superior rights and are taking the necessary legal actions. There may, however, be similar uses we are unaware of which could arise from prior users. These uses could limit our operations and possibly cause us to incur litigation costs or pay damages or licensing fees to a prior user or registrant of similar intellectual property.

RISKS RELATING TO THE FOOD SERVICE INDUSTRY

THE FOOD SERVICE INDUSTRY IS AFFECTED BY CONSUMER PREFERENCES AND PERCEPTIONS. CHANGES IN THESE PREFERENCES AND PERCEPTIONS MAY LESSEN THE DEMAND FOR OUR DOUGHNUTS, WHICH WOULD REDUCE SALES AND HARM OUR BUSINESS.

Food service businesses are often affected by changes in consumer tastes; national, regional and local economic conditions; and demographic trends. Individual store performance may be adversely affected by traffic patterns, the cost and availability of labor, purchasing power, availability of products and the type, number and location of competing stores. Our sales could also be affected by changing consumer tastes -- for instance, if prevailing health or dietary preferences cause consumers to avoid doughnuts in favor of foods that are perceived as more healthy. Moreover, because we are dependent on a single product -- doughnuts -- if consumer demand for doughnuts should decrease, our business would suffer more than if we had a more diversified menu, as many food service businesses do.

THE FOOD SERVICE INDUSTRY IS AFFECTED BY LITIGATION AND PUBLICITY CONCERNING FOOD QUALITY, HEALTH AND OTHER ISSUES, WHICH CAN CAUSE CUSTOMERS TO AVOID OUR PRODUCTS AND RESULT IN LIABILITIES.

Food service businesses can be adversely affected by litigation and complaints from customers or government authorities resulting from food quality, illness, injury or other health concerns or operating issues stemming from one store or a limited number of stores, including stores operated by our franchisees. Adverse publicity about these allegations may negatively affect us and our franchisees, regardless of whether the allegations are true, by discouraging customers from buying our products. Because one of our competitive strengths is the taste and quality of our doughnuts, adverse publicity relating to food quality or other similar concerns affects us more than it would food service businesses that compete primarily on other factors. We could also incur significant liabilities if a lawsuit or claim results in a decision against us, or litigation costs regardless of the result.

OUR SUCCESS DEPENDS ON OUR ABILITY TO COMPETE WITH MANY FOOD SERVICE BUSINESSES.

We compete with many well-established food service companies. At the retail level, we compete with other doughnut retailers and bakeries, specialty coffee retailers, bagel shops, fast-food restaurants, delicatessens, take-out food service companies, supermarkets and convenience stores. At the wholesale level, we compete primarily with grocery store bakeries, packaged snack foods and vending machine dispensers of snack foods. Aggressive pricing by our competitors or the entrance of new competitors into our markets could reduce our stores' sales and profit margins. Moreover, many of our competitors are less dependent on a single, primary product than we are.

Many of our competitors or potential competitors have substantially greater financial and other resources than us which may allow them to react to changes in pricing, marketing and the quick service restaurant industry better than us. As competitors expand their operations, we expect competition to intensify. In addition, the start-up costs associated with retail doughnut and similar food service establishments are not a significant impediment to entry into the retail doughnut business. We also compete with other employers in our markets for hourly workers and may be subject to higher labor costs.

RISKS RELATING TO THE OFFERING

THE MARKET PRICE OF OUR COMMON STOCK HAS BEEN VOLATILE AND MAY CONTINUE TO BE VOLATILE AFTER THIS OFFERING, AND THE VALUE OF YOUR INVESTMENT MAY DECLINE.

The market price of our common stock has been volatile since our April 2000 initial public offering and may continue to be volatile after this offering. This volatility may cause wide fluctuations in the price of our common stock on the Nasdaq National Market. The market price is likely to be affected by:

     - Changes in general conditions in the economy or the financial markets

     - Variations in Krispy Kreme's quarterly operating results

     - Changes in financial estimates by securities analysts

     - Other developments affecting Krispy Kreme, its industry, customers or competitors

     - The operating and stock price performance of companies that investors deem comparable to Krispy Kreme

     - The number of shares available for resale in the public markets under applicable securities laws

The entire stock market, particularly stocks of high growth companies, has experienced significant volatility in recent months. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. Therefore, we cannot predict the market price for our common stock after this offering.

OUR CHARTER, BYLAWS AND SHAREHOLDER RIGHTS AGREEMENT CONTAIN ANTI-TAKEOVER PROVISIONS THAT MAY MAKE IT MORE DIFFICULT OR EXPENSIVE TO ACQUIRE US IN THE FUTURE OR MAY NEGATIVELY AFFECT OUR STOCK PRICE.

Our articles of incorporation, bylaws and shareholder rights agreement contain several provisions that may make it more difficult for a third party to acquire control of us without the approval of our board of directors. These provisions may make it more difficult or expensive for a third party to acquire a majority of our outstanding voting common stock. They may also delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our shareholders' receiving a premium over the market price for their common stock. See "Description of Capital Stock -- Anti-Takeover Provisions of Krispy Kreme's Articles of Incorporation, Bylaws and Shareholder Rights Plan."

7.6 MILLION, OR 58%, OF OUR TOTAL OUTSTANDING SHARES, ARE RESTRICTED FROM IMMEDIATE RESALE BUT MAY BE SOLD INTO THE MARKET IN THE FUTURE, WHICH COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

After this offering, we will have outstanding approximately 13.1 million shares of common stock, or 13.2 million shares if the underwriters fully exercise their over-allotment option. This includes the 3.45 million shares that we issued and sold in our initial public offering and the 2.0 million shares that we and the selling shareholders are selling in this offering, which may be resold in the public market immediately, unless held by one of our affiliates or subject to contractual restrictions on resale. 58%, or 7.6 million shares, of our total outstanding shares are restricted from immediate resale and will become available for resale in the public market in accordance with Rule 144 under the Securities Act one year after the completion of our initial public offering, which occurred on April 5, 2000. For a more detailed description, see "Shares Eligible for Future Sale."

As restrictions on resale end, the prevailing market price of our common stock could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them. Our ability to raise additional capital through future issuances of equity securities could also be impaired.

In addition, we have filed registration statements on Form S-8 registering for resale 3,225,000 shares of common stock reserved under our 1998 stock option plan and 2000 stock incentive plan, of which options to purchase 2,253,500 shares of common stock were outstanding as of October 29, 2000, of which 182,000 were exercisable. No additional options will be granted under our 1998 stock option plan.

OUR EXISTING SHAREHOLDERS WILL CONTINUE TO CONTROL US AFTER THIS OFFERING, AND THEY MAY MAKE DECISIONS WITH WHICH YOU MAY DISAGREE.

After this offering, our pre-initial public offering shareholders and their transferees will beneficially hold approximately 58% of our outstanding common stock, or approximately 56% if the underwriters' over-allotment option is exercised in full. Our executive officers and directors as a group -- currently 20 persons -- will beneficially hold approximately 29.8% of our outstanding common stock after this offering, including currently exercisable stock options, or 29.7% if the over-allotment option is fully exercised. Consequently, our pre-initial public offering shareholders will continue to control us after this offering is completed, and our officers and directors will continue to be significant holders. Through their voting power, these persons may make decisions regarding Krispy Kreme with which you may disagree.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include those discussed in "Risk Factors" and in other sections of this prospectus. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "strive" or similar words, or the negatives of these words, identify forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors.

                                USE OF PROCEEDS

Krispy Kreme is offering for sale 150,000 shares of common stock by this prospectus. Based on an assumed public offering price of $79.06 per share, we estimate that our net proceeds from the sale of these shares will be approximately $11.2 million after deducting underwriting discounts and estimated offering expenses payable by us. Our estimated net proceeds will be approximately $16.6 million if the underwriters exercise in full their option to purchase an additional 71,675 shares from us to cover over-allotments.

We expect to use our net proceeds, together with other available funds, for the following purposes:

     - Adding mix production and distribution capacity to support expansion

     - Remodeling and relocating selected older company stores

     - Expanding our equipment manufacturing and operations training facilities

     - Investing in area developer joint ventures

     - Working capital and other corporate purposes

In addition, we may use a portion of our net proceeds from this offering, together with other available funds, to acquire franchisees or interests therein or businesses or assets that extend our vertical integration or enhance our core businesses. We currently have no agreements regarding any material acquisition.

Although we do not contemplate any changes in our use of proceeds, we may reprioritize the uses listed above or use some proceeds for other purposes in the event extra proceeds are available or the specified uses require less capital than expected.

Pending application of the net proceeds as described above, we will invest the net proceeds in interest-bearing, investment grade securities.

We will not receive any proceeds from the sale of shares of common stock by the selling shareholders.

                                DIVIDEND POLICY

We intend to retain our earnings to finance the expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Any future determination regarding cash dividend payments will be made by our board of directors and will depend upon the following factors:

- Earnings                 - Capital requirements
- Financial condition      - Restrictions in financing agreements
    - Other factors deemed relevant by the board of directors

Dividend payments are restricted by our loan agreement to 50% of our net income for the immediately preceding fiscal year.

We routinely declared cash dividends on our common stock prior to our initial public offering in April 2000. In addition, on April 5, 2000, we distributed $7,005,000, or $0.75 per share, to our then existing shareholders as part of our corporate reorganization which took effect immediately prior to our initial public offering.

The following table shows total and per share cash dividends we have declared on the shares of our common stock during the periods indicated:

                                               -------------------------------------------------------
                                                           YEAR ENDED
                                               -----------------------------------   NINE MONTHS ENDED
                                               JANUARY 31, 1999   JANUARY 30, 2000   OCTOBER 29, 2000
                                               ----------------   ----------------   -----------------
Total cash dividends declared................     $1,517,787         $       --         $7,005,000
Per share....................................     $     0.16         $       --         $     0.75

                                 CAPITALIZATION

The following table shows, as of October 29, 2000, on a consolidated basis, our cash and cash equivalents, short-term debt and capitalization, both actual and as adjusted. The as adjusted amounts give effect to the sale of 150,000 shares of common stock that we are offering, assuming a public offering price of $79.06 per share.

You should read the following capitalization data in conjunction with "Use of Proceeds," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and accompanying notes and the other financial data included elsewhere in this prospectus.

                                                              ----------------------
                                                                 OCTOBER 29, 2000
                                                              ----------------------
                                                                ACTUAL   AS ADJUSTED
                                                              --------   -----------
                                                                  (In thousands,
                                                                except share data)
Cash and cash equivalents...................................  $  6,534    $ 17,733
                                                              ========    ========
Short-term debt:
  Revolving line of credit..................................  $  1,575    $  1,575
                                                              ========    ========
Long-term debt..............................................  $     --    $     --
                                                              --------    --------
Shareholders' equity:
  Preferred stock, no par value; 10,000,000 shares
     authorized; none issued and outstanding................        --          --
  Common stock, no par value; 100,000,000 shares authorized;
     12,937,720 and 13,087,720 shares issued and
     outstanding............................................    84,361      95,560
  Unearned compensation.....................................      (203)       (203)
  Notes receivable, employees...............................    (2,362)     (2,362)
  Nonqualified employee benefit plan asset..................      (126)       (126)
  Nonqualified employee benefit plan liability..............       126         126
  Accumulated other comprehensive income....................       137         137
  Retained earnings.........................................    38,302      38,302
                                                              --------    --------
     Total shareholders' equity.............................   120,235     131,434
                                                              --------    --------
     Total capitalization...................................  $120,235    $131,434
                                                              ========    ========

The table above excludes 2,253,500 shares of common stock issuable upon the exercise of stock options outstanding under our stock option plans as of October 29, 2000, of which 182,000 were exercisable.

                          PRICE RANGE OF COMMON STOCK

Our common stock began trading on the Nasdaq National Market under the symbol KREM on April 5, 2000. Prior to that time, there was no trading market for our common stock. The following table sets forth for the periods indicated the high and low closing sales price of our common stock on the Nasdaq National Market.

                                                              ------------------
                                                                HIGH       LOW
FISCAL YEAR ENDING JANUARY 28, 2001:                          --------   -------
First Quarter (beginning April 5)...........................  $  46.25   $ 29.00
Second Quarter..............................................     80.63     40.03
Third Quarter...............................................    103.75     56.50
Fourth Quarter (through January 4)..........................    105.00     66.75

The market price for our common stock is volatile and fluctuates in response to a wide variety of factors. See "Risk Factors -- The market price of our common stock has been volatile and may continue to be volatile after this offering, and the value of your investment may decline."

                            SELECTED FINANCIAL DATA

The following table shows selected financial data for Krispy Kreme. The selected historical statement of operations data for each of the years ended, and the selected historical balance sheet data as of January 28, 1996, February 2, 1997, February 1, 1998, January 31, 1999 and January 30, 2000 have been derived from our audited consolidated financial statements, some of which are included in this prospectus. Those consolidated financial statements and the accompanying notes have been audited by PricewaterhouseCoopers LLP, independent accountants. Please note that our fiscal year ended February 2, 1997 contained 53 weeks.

The selected historical statement of operations data for both of the nine-month periods ended, and the selected historical balance sheet data as of, October 31, 1999 and October 29, 2000 are derived from our unaudited consolidated financial statements, which are included in this prospectus, except for the historical balance sheet as of October 31, 1999. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to present the data for those periods fairly. Operating results for interim periods are not necessarily indicative of results for a full fiscal year.

Systemwide sales include the sales by both our company and franchised stores and exclude the sales by our KKM&D business segment. Our consolidated financial statements appearing elsewhere in this prospectus exclude franchised store sales, include the results of the area developer in Northern California in which Krispy Kreme has a majority ownership interest and include royalties and fees received from our franchisees.

You should read the following selected financial data in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and accompanying notes and the other financial data included elsewhere in this prospectus.

                                  -----------------------------------------------------------------------------------------------
                                                              YEAR ENDED                                        NINE MONTHS ENDED
                                  -------------------------------------------------------------------   -------------------------
                                  JANUARY 28,   FEBRUARY 2,   FEBRUARY 1,   JANUARY 31,   JANUARY 30,   OCTOBER 31,   OCTOBER 29,
                                         1996          1997          1998          1999          2000          1999          2000
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                                                                               (UNAUDITED)
                                                      (In thousands, except per share data and store numbers)
STATEMENT OF OPERATIONS DATA:
Total revenues...................  $118,550      $132,614      $158,743      $180,880      $220,243      $161,533      $218,904
Operating expenses...............   104,717       116,658       140,207       159,941       190,003       138,544       182,833
General and administrative
 expenses........................     6,804         7,630         9,530        10,897        14,856        10,909        14,060
Depreciation and amortization
 expenses........................     2,799         3,189         3,586         4,278         4,546         3,497         4,986
Provision for restructuring......     3,000            --            --         9,466            --            --            --
                                   --------      --------      --------      --------      --------      --------      --------
Income (loss) from operations....     1,230         5,137         5,420        (3,702)       10,838         8,583        17,025
Interest expense (income), net,
 and other.......................       930         1,091           895         1,577         1,232           849          (978)
Equity loss in joint ventures....        --            --            --            --            --            --           664
Minority interest................        --            --            --            --            --            --           403
                                   --------      --------      --------      --------      --------      --------      --------
Income (loss) before income
 taxes...........................       300         4,046         4,525        (5,279)        9,606         7,734        16,936
Provision (benefit) for income
 taxes...........................       120         1,619         1,811        (2,112)        3,650         2,940         6,456
                                   --------      --------      --------      --------      --------      --------      --------
Net income (loss)................  $    180      $  2,427      $  2,714      $ (3,167)     $  5,956      $  4,794      $ 10,480
                                   ========      ========      ========      ========      ========      ========      ========
Net income (loss) per share:
 Basic...........................  $    .02      $    .33      $    .37      $   (.38)     $    .64      $    .51      $    .87
 Diluted.........................       .02           .33           .37          (.38)          .61           .51           .79
Shares used in calculation of net
 income (loss) per share:
 Basic...........................     7,284         7,284         7,284         8,249         9,340         9,340        12,078
 Diluted.........................     7,284         7,284         7,284         8,249         9,820         9,457        13,219
Cash dividends declared per
 common share....................  $    .16      $    .16      $    .16      $    .16      $     --      $     --      $    .75

OPERATING DATA (UNAUDITED):
Systemwide sales.................  $151,693      $167,592      $203,439      $240,316      $318,854      $231,954      $323,316
Number of stores at end of
 period:
 Company.........................        53            61            58            61            58            59            60
 Franchised......................        42            55            62            70            86            82           104
                                   --------      --------      --------      --------      --------      --------      --------
 Systemwide......................        95           116           120           131           144           141           164
                                   ========      ========      ========      ========      ========      ========      ========
Average weekly sales per store:
 Company.........................  $     39      $     39      $     42      $     47      $     54      $     53      $     69
 Franchised......................        22            22            23            28            38            37            42

BALANCE SHEET DATA (AT END OF
 PERIOD):
Working capital..................  $  5,742      $ 10,148      $  9,151      $  8,387      $ 11,452      $ 11,683      $ 28,872
Total assets.....................    72,888        78,005        81,463        93,312       104,958       104,691       164,465
Long-term debt, including current
 maturities......................    18,311        20,187        20,870        21,020        22,902        22,895            --
Total shareholders' equity.......    35,033        36,516        38,265        42,247        47,755        47,524       120,235

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read together with the financial statements and the accompanying notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in those forward-looking statements as a result of certain factors, including, but not limited to, those described under "Risk Factors" and included in other portions of the prospectus.

COMPANY OVERVIEW AND INDUSTRY OUTLOOK

Our principal business, which began in 1937, is owning and franchising Krispy Kreme doughnut stores where we make and sell over 20 varieties of premium quality doughnuts, including our Hot Original Glazed. Each of our stores is a doughnut factory with the capacity to produce from 4,000 dozen to over 10,000 dozen doughnuts daily. Consequently, each store has significant fixed or semi-fixed costs, and margins and profitability are significantly impacted by doughnut production volume and sales. Our doughnut stores are versatile in that most can support multiple sales channels to more fully utilize production capacity. These sales channels are comprised of:

     - ON-PREMISES SALES. Sales to customers visiting our stores, including the drive-through windows, along with discounted sales to community organizations that in turn sell our products for fundraising purposes.

     - OFF-PREMISES SALES. Daily sales of fresh doughnuts on a branded, unbranded and private label basis to convenience and grocery stores and select co-branding customers. Doughnuts are sold to these customers on trays for display and sale in glass-enclosed cases and in packages for display and sale on both stand-alone display units and on our customers' shelves. "Branded" refers to products sold bearing the Krispy Kreme brand name and is the primary way we are expanding our off-premises sales business. "Unbranded" products are sold unpackaged from the retailer's display case. "Private label" products carry the retailer's brand name or some other non-Krispy Kreme brand and is not a significant portion of our business.

In addition to our retail stores, we are vertically integrated. Our Krispy Kreme Manufacturing and Distribution business unit, KKM&D, formerly known as our Support Operations business unit, produces doughnut mixes and manufactures our doughnutmaking equipment, which all of our stores are required to purchase. Additionally, this business unit currently operates two distribution centers that provide Krispy Kreme stores with essentially all supplies for the critical areas of their business. This business unit is volume-driven, and its economics are enhanced by the opening of new stores. Our vertical integration allows us to:

     - Maintain the consistency and quality of our products throughout our system

     - Utilize volume buying power which helps lower the cost of supplies to each of our stores

     - Enhance our profitability

We expect doughnut industry sales to continue growing. We believe growth in the fragmented doughnut market will be aided by a variety of factors, including a shift from food consumed at home to food consumed away from home and increased snack food consumption.

We intend to expand our concept primarily through opening new franchise stores in territories across the continental United States and Canada. We also have entered and intend to enter into additional joint ventures with some of our franchisees. As of October 29, 2000, there were a total of 164 Krispy Kreme stores nationwide, consisting of 60 company and 104 franchised stores. Through the first three quarters of fiscal 2001, we have opened 25 new stores, principally franchised stores, and closed five stores. Our franchisees, including the area developer in Northern California in which we have a majority ownership interest, are contractually obligated to open over 230 new stores in the period from October 30, 2000 through fiscal 2006.

As we expand the Krispy Kreme concept, we will incur infrastructure costs in the form of additional personnel to support the expansion, and additional facilities costs to provide mixes, equipment and other items necessary to operate the various new stores. In the course of building this infrastructure, we may incur unplanned costs which could negatively impact our operating results.

RESULTS OF OPERATIONS

In order to facilitate an understanding of the results of operations for each period presented, we have included a general overview along with an analysis of business segment activities. In addition to this analysis, refer to Note 1, Nature of Business and Significant Accounting Policies, in our audited consolidated financial statements. A guide to the discussion for each period is presented below.

OVERVIEW. Outlines information on total systemwide sales and systemwide comparable store sales. Systemwide sales includes the sales of both our company and franchised stores and excludes the sales of our KKM&D business segment. Our consolidated financial statements appearing elsewhere in this prospectus include sales of our company stores, including the sales of any consolidated joint venture stores, outside sales of our KKM&D business segment and royalties and fees received from our franchisees; these statements exclude the sales of our franchised stores. We believe systemwide sales data is significant because it shows the overall penetration of our brand, consumer demand for our products and the correlation between systemwide sales and our total revenues. A store is added to our comparable store base in its nineteenth month of operation. A summary discussion of our consolidated results is also presented.

SEGMENT RESULTS. In accordance with Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," we have three reportable segments. A description of each of the segments follows.

     - COMPANY STORE OPERATIONS. Represents the results of our company stores and consolidated joint venture stores. Company stores make and sell doughnuts and complementary products through the sales channels discussed above. Expenses for this business unit include store level expenses along with direct general and administrative expenses.

     - FRANCHISE OPERATIONS. Represents the results of our franchise program. We have two franchise programs: (1) the associate program, which is our original franchising program developed in the 1940s, and (2) the area developer program, which was developed in the mid-1990s. Associates pay royalties of 3.0% of on-premises sales and 1.0% of all other sales, with the exception of private label sales, for which they pay no royalties. Area developers pay royalties of 4.5% of all sales, contribute 1.0% of all sales to our national advertising fund and pay franchise fees ranging from $20,000 to $40,000 per store. See "Business -- Store Ownership" for further information on our franchising programs. Expenses for this business segment include costs incurred to recruit new franchisees and to open, monitor and aid in the performance of these stores and direct general and administrative expenses.

     - KKM&D. Represents the results of our KKM&D business unit, located in Winston-Salem, North Carolina. This business unit buys ingredients used to produce doughnut mixes and manufactures doughnutmaking equipment that all of our stores are required to purchase.

       Additionally, this business unit purchases and sells essentially all supplies necessary to operate a Krispy Kreme store, including all food ingredients, juices, Krispy Kreme coffee, signage, display cases, uniforms and other items. Generally, shipments are made to each of our stores on a weekly basis by common carrier. All intercompany transactions between KKM&D and Company Store Operations have been eliminated in consolidation. Expenses for this business unit include all expenses incurred at the manufacturing and distribution level along with direct general and administrative expenses.

OTHER. Includes a discussion of significant line items not discussed in the overview or segment discussions, including general and administrative expenses, depreciation and amortization expenses, provision for store closings and restructuring, interest (expense) income, net, equity income (loss) in joint ventures, minority interest in consolidated joint ventures and the provision for income taxes.

Our fiscal year is based on a 52 or 53 week year. The fiscal year ends on the Sunday closest to the last day in January. The table below shows our operating results for fiscal 1998 (52 weeks ended February 1, 1998), fiscal 1999 (52 weeks ended January 31, 1999) and fiscal 2000 (52 weeks ended January 30, 2000) and for the nine months ended October 31, 1999 (39 weeks) and October 29, 2000 (39 weeks) expressed as a percentage of total revenues. Certain operating data are also shown for the same periods.

                                       -------------------------------------------------------------------
                                                     YEAR ENDED                      NINE MONTHS ENDED
                                       ---------------------------------------   -------------------------
                                       FEBRUARY 1,   JANUARY 31,   JANUARY 30,   OCTOBER 31,   OCTOBER 29,
                                              1998          1999          2000          1999          2000
                                       -----------   -----------   -----------   -----------   -----------
STATEMENT OF OPERATIONS DATA:
Total revenues.......................      100.0%        100.0%        100.0%        100.0%        100.0%
Operating expenses...................       88.3          88.4          86.3          85.8          83.5
General and administrative
  expenses...........................        6.0           6.0           6.7           6.7           6.4
Depreciation and amortization
  expenses...........................        2.3           2.4           2.1           2.2           2.3
Provision for restructuring..........         --           5.2            --            --            --
                                        --------      --------      --------      --------      --------
Income (loss) from operations........        3.4          (2.0)          4.9           5.3           7.8
Interest expense, net, and other.....       (0.6)         (1.0)         (0.5)         (0.5)         (0.1)
                                        --------      --------      --------      --------      --------
Income (loss) before income taxes....        2.8          (3.0)          4.4           4.8           7.7
Provision (benefit) for income
  taxes..............................        1.1          (1.2)          1.7           1.8           2.9
                                        --------      --------      --------      --------      --------
  Net income (loss)..................        1.7%         (1.8)%         2.7%          3.0%          4.8%
                                        ========      ========      ========      ========      ========
                                                             (Dollars in thousands)
OPERATING DATA:
Systemwide sales.....................   $203,439      $240,316      $318,854      $231,954      $323,316
Increase in comparable store sales:
  Company............................       11.5%         11.1%         12.0%                       23.7%
  Systemwide.........................       12.7%          9.7%         14.1%                       17.9%

The table below shows business segment revenues and operating expenses expressed in dollars. KKM&D revenues are shown net of intercompany sales eliminations. See
Note 11 to our audited consolidated financial statements. Operating expenses exclude depreciation and amortization expenses.

                                       -------------------------------------------------------------------
                                                     YEAR ENDED                      NINE MONTHS ENDED
                                       ---------------------------------------   -------------------------
                                       FEBRUARY 1,   JANUARY 31,   JANUARY 30,   OCTOBER 31,   OCTOBER 29,
                                              1998          1999          2000          1999          2000
                                       -----------   -----------   -----------   -----------   -----------
                                                                 (In thousands)
REVENUES BY BUSINESS SEGMENT:
Company Store Operations.............   $132,826      $145,251      $164,230      $121,104      $156,543
Franchise Operations.................      2,285         3,236         5,529         3,798         6,704
KKM&D................................     23,632        32,393        50,484        36,631        55,657
                                        --------      --------      --------      --------      --------
  Total revenues.....................   $158,743      $180,880      $220,243      $161,533      $218,904
                                        ========      ========      ========      ========      ========
OPERATING EXPENSES BY BUSINESS
  SEGMENT:
Company Store Operations.............   $117,243      $129,349      $142,925      $104,323      $132,902
Franchise Operations.................      2,368         2,731         4,012         2,941         2,786
KKM&D................................     20,596        27,861        43,066        31,280        47,145
                                        --------      --------      --------      --------      --------
  Total operating expenses...........   $140,207      $159,941      $190,003      $138,544      $182,833
                                        ========      ========      ========      ========      ========

The following table shows business segment revenues expressed as a percentage of total revenues and business segment operating expenses expressed as a percentage of applicable business segment revenues. Operating expenses exclude depreciation and amortization expenses.

                                        -------------------------------------------------------------------
                                                      YEAR ENDED                      NINE MONTHS ENDED
                                        ---------------------------------------   -------------------------
                                        FEBRUARY 1,   JANUARY 31,   JANUARY 30,   OCTOBER 31,   OCTOBER 29,
                                               1998          1999          2000          1999          2000
                                        -----------   -----------   -----------   -----------   -----------
REVENUES BY BUSINESS SEGMENT:
Company Store Operations..............      83.7%         80.3%         74.6%         75.0%         71.5%
Franchise Operations..................       1.4           1.8           2.5           2.3           3.1
KKM&D.................................      14.9          17.9          22.9          22.7          25.4
                                           -----         -----         -----         -----         -----
  Total revenues......................     100.0%        100.0%        100.0%        100.0%        100.0%
                                           =====         =====         =====         =====         =====
OPERATING EXPENSES BY BUSINESS
  SEGMENT:
Company Store Operations..............      88.3%         89.1%         87.0%         86.1%         84.9%
Franchise Operations..................     103.6%         84.4%         72.6%         77.4%         41.6%
KKM&D.................................      87.2%         86.0%         85.3%         85.4%         84.7%
Total operating expenses..............      88.3%         88.4%         86.3%         85.8%         83.5%

Additionally, data on store opening activity are shown below. Transferred stores represent stores sold between the company and franchisees.

                                                              --------------------------------
                                                                COMPANY    FRANCHISED    TOTAL
                                                              ---------   -----------   ------
YEAR ENDED FEBRUARY 1, 1998
Beginning count.............................................     61            55        116
Opened......................................................     --             7          7
Closed......................................................     (2)           (1)        (3)
Transferred.................................................     (1)            1         --
                                                                 --           ---        ---
  Ending count..............................................     58            62        120
                                                                 ==           ===        ===
YEAR ENDED JANUARY 31, 1999
Beginning count.............................................     58            62        120
Opened......................................................     --            14         14
Closed......................................................     --            (3)        (3)
Transferred.................................................      3            (3)        --
                                                                 --           ---        ---
  Ending count..............................................     61            70        131
                                                                 ==           ===        ===
YEAR ENDED JANUARY 30, 2000
Beginning count.............................................     61            70        131
Opened......................................................      2            19         21
Closed......................................................     (5)           (3)        (8)
Transferred.................................................     --            --         --
                                                                 --           ---        ---
  Ending count..............................................     58            86        144
                                                                 ==           ===        ===
NINE MONTHS ENDED OCTOBER 29, 2000
Beginning count.............................................     58            86        144
Opened......................................................      5            20         25
Closed......................................................     (3)           (2)        (5)
Transferred.................................................     --            --         --
                                                                 --           ---        ---
  Ending count..............................................     60           104        164
                                                                 ==           ===        ===

Company stores as of October 29, 2000 included four stores in Northern California operated by an area developer joint venture in which Krispy Kreme has a majority ownership interest.

NINE MONTHS ENDED OCTOBER 29, 2000 COMPARED WITH NINE MONTHS ENDED OCTOBER 31, 1999

Overview

Systemwide sales for the nine months increased 39.4% to $323.3 million compared to $232.0 million in the same period of the prior year. The increase was driven by an increase of 29.3% in company store sales, which increased to $156.5 million, and an increase of 50.5% in franchise store sales, which increased to $166.8 million. During the first nine months, the Company opened 20 franchise stores, three stores in Northern California, one commissary in Northern California and one commissary in Nashville, Tennessee. Three company stores and two franchise stores were closed, bringing the total number of stores to 164 at the end of the nine months. We believe increased brand awareness and increased off-premises sales contributed significantly to the 17.9% increase in our systemwide comparable store sales.

Total company revenues increased 35.5% to $218.9 million in the first nine months of fiscal 2001 compared with $161.5 million in the first nine months of the prior fiscal year. This increase was comprised of a Company Store Operations revenue increase of 29.3% to $156.5 million, a Franchise Operations revenue increase of 76.5% to $6.7 million and a KKM&D revenue increase, excluding inter-company sales, of 51.9% to $55.7 million. Net income for the first nine months was $10.5 million versus $4.8 million for the same prior year period, representing an increase of 118.6%. Diluted earnings per share were $.79, an increase of 54.9% over the same period of the prior year.

Company Store Operations

Company Store Operations revenues. Company Store Operations revenues increased to $156.5 million in the first nine months of fiscal 2001 from $121.1 million in the first nine months of fiscal 2000, an increase of 29.3%. Comparable store sales increased by 23.7%. The revenue growth was primarily due to strong growth in sales from both our on-premises and off-premises sales channels. Total on-premises sales increased approximately $13.3 million and total off-premises sales increased approximately $22.1 million. On-premises sales grew principally as a result of more customer visits and an increase in brand awareness generated from our national store expansion, as well as a 6% retail price increase which was implemented during the first quarter of fiscal 2001. In addition, Company store on-premises sales were positively impacted by the sales of the four stores in the Northern California market, two of which opened in the third quarter. The Company has a 59% interest in the Northern California market, and as a result, it is consolidated with the Company Store Operations sales and results. Our company stores continued to benefit from both an increase in the number of outlets we serve via our off-premises sales programs and from efforts such as the route management computer assisted ordering system to increase sales per off-premises outlet. The revenue increase in off-premises sales was due to the addition of both new convenience store and grocery store outlets.

Company Store Operations operating expenses. Company Store Operations operating expenses increased to $132.9 million in the first nine months of fiscal 2001 from $104.3 million in the same period of fiscal 2000, an increase of 27.4%. Company Store Operations operating expenses as a percentage of Company Store Operations revenues were 84.9% in first nine months of fiscal 2001 compared with 86.1% in the same period of the prior year. The decrease in Company Store Operations operating expenses as a percentage of revenues was due to increased operating efficiencies resulting from increased sales levels at our stores. The margin on off-premises sales benefited from the implementation of a new route management system during the second quarter of fiscal 2001. These margin improvements were partially offset by the impact of the stores closed for remodeling and rebuilding and increased casualty insurance costs. During the period when some of the stores were closed for remodeling or rebuilding, we lost the higher margin on-premises sales, which in turn negatively impacted our margins. The primary driver of increased casualty insurance costs in the quarter was a matter surrounding our former insurance company. During the third quarter, we became concerned about the financial stability of our former casualty insurance carrier and its ability to meet its obligations with respect to the two year period ended July 30, 1999, during which it provided us coverage. As a result, we recorded a special charge in the third quarter to cover liabilities related to these two fiscal years of coverage, which we believe our former carrier may not be able to cover.

We constantly evaluate our store base, not only with respect to our stores' financial and operational performance, but also with respect to alignment with our brand image and how well each store meets our customers' needs. As a result of this review, we make provisions to cover closing or impairment costs for underperforming stores, and for older stores that need to be closed and relocated. No provisions were made during the first nine months of fiscal 2001.

Franchise Operations

Franchise Operations revenues. Franchise Operations revenues increased to $6.7 million in the first nine months of fiscal 2001 from $3.8 million in the first nine months of the prior year, an increase of 76.5%. The growth in revenue was primarily due to the opening of 20 franchise stores in the first nine months of fiscal 2001 and the impact of those franchise stores opened in fiscal 2000 being open for the entire first nine months of fiscal 2001.

Franchise Operations operating expenses. Franchise Operations operating expenses decreased slightly to $2.8 million in the first nine months of fiscal 2001 from $2.9 million in the same period of the prior year. As a percentage of Franchise Operations revenues, franchise operating expenses were 41.6% in the first nine months of the current year compared with 77.4% in the same period of the prior year. The decrease in Franchise Operations operating expenses as a percentage of revenues reflects the continued growth in our franchise system sales with a minimal decrease in related operating expenses. In prior years, we hired and trained personnel to oversee the expansion of our franchise concept across the country. In addition to our management training program, they received field training primarily consisting of working with and learning from existing personnel who were qualified to oversee store operations. As our personnel successfully completed their training, we have been able to open additional stores without incurring significant incremental personnel costs. Additionally, the amount of support that we provide for each Area Developer group's store openings decline with each successive opening. As some of our individual Area Developer groups are now operating multiple stores, our costs associated with their additional store openings have declined.

KKM&D

KKM&D revenues. KKM&D sales to franchise stores increased to $55.7 million in the first nine months of fiscal 2001 from $36.6 million in the same period of fiscal 2000, an increase of 51.9%. The primary reason for the increase in revenues was the opening of 20 new franchise stores in the first nine months of fiscal 2001, the impact of franchise stores opened in fiscal 2000 and comparable store sales increases. Increased doughnut sales through both the on-premises and off-premises sales channels by franchise stores translated into increased revenues for KKM&D from sales of mixes, sugar, shortening and other supplies. Also, each of these new stores is required to purchase doughnutmaking equipment and other peripheral equipment from KKM&D, thereby enhancing KKM&D sales.

KKM&D operating expenses. KKM&D operating expenses increased to $47.1 million in the first nine months of fiscal 2001 from $31.3 million in the same period of fiscal 2000, an increase of 50.7%. KKM&D operating expenses as a percentage of KKM&D revenues were 84.7% in the first nine months of the current year compared with 85.4% in the first nine months of the prior year. The decrease in KKM&D operating expenses as a percentage of revenues was due to increased capacity utilization and resulting economies of scale of the mix and equipment manufacturing operations attributable to the increased volume in the facilities. Continued stability in our key ingredient costs also contributed. The effect of these factors was offset in part by startup costs associated with our California distribution center.

Other

General and administrative expenses. General and administrative expenses increased to $14.1 million in the first nine months of fiscal 2001 from $10.9 million in the first nine months of fiscal 2000, an increase of 28.9%. General and administrative expenses as a percentage of total revenues for the nine months were 6.4% in fiscal 2001 compared with 6.7% in fiscal 2000. The decrease was primarily because revenue growth during the period exceeded growth in infrastructure costs. The dollar growth in general and administrative expense was due to increased personnel and related benefit and travel costs needed to support our national expansion.

Depreciation and amortization expenses. Depreciation and amortization expenses increased to $5.0 million in the first nine months of fiscal 2001 from $3.5 million in the same period of the prior year, an increase of 42.6%. Depreciation and amortization expenses as a percentage of total revenues for the first nine months were 2.3% in fiscal 2001 compared with 2.2% in fiscal 2000. Depreciation and amortization expenses increased due to capital asset additions.

Interest income. Interest income increased in the first nine months of fiscal 2001 as a result of the investment of proceeds from our initial public offering. Proceeds from the public offering were received in mid-April 2000. Investments in various government securities, short-term commercial paper instruments and corporate bonds, which were approximately $36.5 million at the end of the period, resulted in interest income of $1.5 million for the first nine months. There were no investments of this nature during the same period of fiscal 2000.

Interest expense. Interest expense of $567,000 in the first nine months of fiscal 2001 decreased 49.0% from $1.1 million in the same period of fiscal 2000. This decrease is a direct result of paying off substantially all of our debt in mid-April 2000 after the completion of our initial public offering.

Equity loss in joint ventures. These expenses consist of our share of operating results associated with our investments in unconsolidated joint ventures to develop and operate Krispy Kreme stores.

Minority interest. These expenses represent the elimination of the minority interests in a consolidated joint venture to develop and operate Krispy Kreme stores.

Provision for income taxes. The provision for income taxes is based on the effective tax rate applied to the respective period's pre-tax income. The provision for income taxes was $6.5 million in the first nine months of fiscal 2001 representing a 38.1% effective rate compared to $2.9 million, or 38.0%, in the same period of the prior year.

YEAR ENDED JANUARY 30, 2000 COMPARED WITH YEAR ENDED JANUARY 31, 1999

Overview

Systemwide sales increased to $318.9 million in fiscal 2000 from $240.3 million in fiscal 1999, an increase of 32.7%. This increase was comprised of company store sales increases of $19.0 million and franchise store sales increases of $59.6 million. Systemwide comparable store sales increased 14.1%. The overall systemwide sales increase was driven by comparable store sales improvement and the opening of new stores.

Total company revenues increased to $220.2 million in fiscal 2000 from $180.9 million in fiscal 1999, an increase of 21.7%. This increase was comprised of Company Store Operations revenues increases of $19.0 million, Franchise Operations revenues increases of $2.3 million and KKM&D revenues increases of $18.0 million. Net income increased to $6.0 million in fiscal 2000 from a loss of $3.2 million in fiscal 1999. Fiscal 1999 included a provision for restructuring and store closings of $9.5 million. Absent this provision, net income in fiscal 2000 compared to fiscal 1999 would have been $6.0 million, or 2.7% of total revenues, versus $2.5 million, or 1.4% of total revenues.

Company Store Operations

Company Store Operations revenues. Company Store Operations revenues increased to $164.2 million in fiscal 2000 from $145.3 million in fiscal 1999, an increase of 13.1%. Comparable store sales increased by 12.0%. The revenue growth was primarily due to strong growth in sales from both our on-premises and off-premises sales channels. On-premises sales increased approximately $3.6 million and off-premises sales increased approximately $15.3 million. On-premises sales grew principally as a result of more customer visits and an increase in brand awareness generated by national publicity and our national store expansion. Our company stores continued to benefit from an increase in the number of stores we serve via our off-premises sales programs. The revenue increase in off-premises sales was due primarily to the addition of new convenience store outlets.

Company Store Operations operating expenses. Company Store Operations operating expenses increased to $142.9 million in fiscal 2000 from $129.3 million in fiscal 1999, an increase of 10.5%. Company Store Operations operating expenses as a percentage of Company Store Operations revenues were 87.0% in fiscal 2000 compared with 89.1% in fiscal 1999. The decrease in Company Store Operations operating expenses as a percentage of revenues was due to increased operating efficiencies resulting from increased sales levels at our stores. These additional sales have utilized excess production capacity, thereby enhancing the stores' profitability.

We constantly evaluate our store base, not only with respect to our stores' financial and operational performance, but also with respect to the brand image portrayed by each store and how well each store meets our customers' needs. As a result of this review, we make provisions to cover closing or impairment costs for stores that perform poorly, and for older stores that need to be closed and relocated. In fiscal 2000 we recorded a provision of $1.1 million to cover the closing of two older stores that will be replaced on their existing sites in fiscal 2001. In fiscal 1999, we recorded a charge of $2.3 million as follows:
$417,000 related to the write-off of unamortized leasehold improvements for two stores which were closed in the first quarter of fiscal 2000; $283,000 in remaining lease costs on a potential store site that will not be used; and $1.6 million related to the write-down of building and equipment of a facility that will remain open but whose carrying value was determined not to be fully recoverable.

Franchise Operations

Franchise Operations revenues. Franchise Operations revenues increased to $5.5 million in fiscal 2000 from $3.2 million in fiscal 1999, an increase of 70.9%. The growth in revenue was primarily due to the opening of 19 franchise stores in fiscal 2000 and the impact of 14 franchise stores opened in fiscal 1999 being open for the full year in fiscal 2000. Many of these stores have had company record-setting opening week on-premises sales levels, and their on-premises sales have remained strong in the months following their openings.

Franchise Operations operating expenses. Franchise Operations operating expenses increased to $4.0 million in fiscal 2000 from $2.7 million in fiscal 1999, an increase of 46.9%. Franchise Operations operating expenses as a percentage of Franchise Operations revenues were 72.6% in fiscal 2000 compared with 84.4% in fiscal 1999. The decrease in Franchise Operations operating expenses as a percentage of revenues was due to capitalizing upon the infrastructure we have built in preparing for our expansion. In prior years, we hired and trained personnel to oversee the expansion of our concept across the country. In addition to our management training program, they received field training primarily consisting of working with and learning from existing personnel who were qualified to oversee store operations. As these personnel have successfully completed their training, we have been able to open additional stores without incurring significant incremental personnel costs.

KKM&D

KKM&D revenues. KKM&D sales to franchise stores increased to $50.5 million in fiscal 2000 from $32.4 million in fiscal 1999, an increase of 55.8%. The primary reason for the increase in revenues was the opening of new franchise stores in fiscal 2000, the full-year impact of stores opened in fiscal 1999 and comparable store sales increases. Increased doughnut sales through both the on-premises and off-premises sales channels by franchise stores translated into increased revenues for KKM&D from sales of mixes, sugar, shortening and other supplies. Also, each of these new stores was required to purchase doughnutmaking equipment and other peripheral equipment from

KKM&D, thereby enhancing KKM&D sales. An increase in doughnutmaking equipment prices of approximately 20.0% also contributed.

KKM&D operating expenses. KKM&D operating expenses increased to $43.1 million in fiscal 2000 from $27.9 million in fiscal 1999, an increase of 54.6%. KKM&D operating expenses as a percentage of KKM&D revenues were 85.3% in fiscal 2000 compared with 86.0% in fiscal 1999. The decrease in KKM&D operating expenses as a percentage of revenues was due to the increased capacity utilization and resulting economies of scale of the mix and equipment manufacturing operations attributable to the increased volume in the facilities. Favorable commodities prices also contributed.

Other

General and administrative expenses. General and administrative expenses increased to $14.9 million in fiscal 2000 from $10.9 million in fiscal 1999, an increase of 36.3%. General and administrative expenses as a percentage of total revenues were 6.7% in fiscal 2000 compared with 6.0% in fiscal 1999. The primary reason for the increase in these expenses was our continued investment in infrastructure to support our expansion. The investment in infrastructure consisted primarily of the hiring of new personnel in corporate support departments. Costs incurred in fiscal 2000 for these personnel, including salaries, benefits and the implementation of our stock bonus plans, increased approximately $3.3 million.

Depreciation and amortization expenses. Depreciation and amortization expenses increased to $4.5 million in fiscal 2000 from $4.3 million in fiscal 1999, an increase of 6.3%. Depreciation and amortization expenses as a percentage of total revenues were 2.1% in fiscal 2000 compared with 2.4% in fiscal 1999. Depreciation and amortization expenses increased due to capital asset additions.

Interest expense. Interest expense of approximately $1.5 million in fiscal 2000 was relatively consistent with interest expense in fiscal 1999. Borrowing amounts were slightly higher in fiscal 2000; however, interest rates were lower in fiscal 2000 compared with fiscal 1999.

Provision for income taxes. The provision for income taxes is based on the effective tax rate applied to the respective fiscal year's pre-tax income. The provision for income taxes was $3.7 million in fiscal 2000 representing a 38.0% effective rate. The benefit in fiscal 1999 was $2.1 million representing an effective rate of 40.3%.

YEAR ENDED JANUARY 31, 1999 COMPARED WITH YEAR ENDED FEBRUARY 1, 1998

Overview

Systemwide sales increased to $240.3 million in fiscal 1999 from $203.4 million in fiscal 1998, an increase of 18.1%. This increase was comprised of company store sales increases of $12.4 million and franchise store sales increases of $24.5 million. Systemwide comparable store sales increased 9.7%. The overall systemwide sales increase was driven by comparable store sales improvement and the opening of new stores.

Total company revenues increased to $180.9 million in fiscal 1999 from $158.7 million in fiscal 1998, an increase of 13.9%. This increase was comprised of Company Store Operations revenues increases of $12.4 million, Franchise Operations revenues increases of $951,000 and KKM&D revenues increases of $8.8 million. For fiscal 1999, the net loss was $3.2 million compared with net income of $2.7 million for fiscal 1998. The net loss in fiscal 1999 was due to a provision for restructuring of $9.5 million, discussed below. Absent this provision, net income for fiscal 1999 would have been $2.5 million, or 1.4% of total revenues, compared with $2.7 million, or 1.7% of total revenues, in fiscal 1998.

Company Store Operations

Company Store Operations revenues. Company Store Operations revenues increased to $145.3 million in fiscal 1999 from $132.8 million in fiscal 1998, an increase of 9.4%. Comparable store sales increased by 11.1%. The revenue growth was primarily driven by an increase in the number of off-premises outlets that we serve. Our sales efforts were particularly directed at convenience stores.

Company Store Operations operating expenses. Company Store Operations operating expenses increased to $129.3 million in fiscal 1999 from $117.2 million in fiscal 1998, an increase of 10.3%. Company Store Operations operating expenses as a percentage of Company Store Operations revenues were 89.1% in fiscal 1999 compared with 88.3% in fiscal 1998. The increase in Company Store Operations operating expenses as a percentage of revenues was primarily due to a charge of $2.3 million for store closings and impairment costs in the normal course of business. The charge consisted of $417,000 related to the write-off of unamortized leasehold improvements for two stores to be closed and the accrual of $283,000 in remaining lease costs on a site that will not be used. The remaining $1.6 million related to the write-down of building and equipment of a facility that will remain open but whose carrying value we determined was not fully recoverable.

The impact of this charge was offset by increased operating efficiencies resulting from increases in the off-premises sales channels discussed above. The stores' operations benefited from the utilization of excess production capacity. Additionally, we converted our direct store delivery, or DSD, route system for packaged products from a daily delivery system to an every other day system which reduced our route delivery costs.

Franchise Operations

Franchise Operations revenues. Franchise Operations revenues increased to $3.2 million in fiscal 1999 from $2.3 million in fiscal 1998, an increase of 41.6%. This growth in revenue was primarily due to the opening of 14 new franchise stores in fiscal 1999 along with the seven franchise stores opened in fiscal 1998 having a full year of operating results in fiscal 1999.

Franchise Operations operating expenses. Franchise Operations operating expenses increased to $2.7 million in fiscal 1999 from $2.4 million in fiscal 1998, an increase of 15.3%. Franchise Operations operating expenses as a percentage of Franchise Operations revenues were 84.4% in fiscal 1999 compared with 103.6% in fiscal 1998. The decrease in Franchise Operations operating expenses as a percentage of revenues was due to capitalizing upon the infrastructure we put in place in preparation for additional store openings. In prior years, we began to hire and train personnel to oversee the expansion of our concept across the country. Their training consisted primarily of working with and learning from existing personnel who were qualified to oversee store operations. As these personnel have successfully completed their training, we have been able to open additional stores without incurring significant incremental personnel costs.

KKM&D

KKM&D revenues. KKM&D sales to franchise stores increased to $32.4 million in fiscal 1999 from $23.6 million in fiscal 1998, an increase of 37.1%. KKM&D revenues were impacted primarily by the opening of new stores in fiscal 1999 and a full year of operations for those franchise stores opened in fiscal 1998. Each of these stores was supplied with doughnut manufacturing equipment and other equipment necessary to open each store, thereby enhancing KKM&D sales. Additionally, a few existing franchise stores began to implement off-premises sales programs, thereby increasing the amount of mixes and other supplies they purchased from KKM&D.

KKM&D operating expenses. KKM&D operating expenses increased to $27.9 million in fiscal 1999 from $20.6 million in fiscal 1998, an increase of 35.3%. KKM&D operating expenses as a percentage of KKM&D revenues was 86.0% in fiscal 1999 compared with 87.2% in fiscal 1998. The decrease in KKM&D operating expenses as a percentage of revenues was primarily due to increased sales volumes utilizing existing capacity in our mix, equipment and distribution operations. Increased freight costs of approximately $830,000 incurred in delivering products to new stores opened outside our traditional Southeastern markets partially offset these efficiency gains.

Other

General and administrative expenses. General and administrative expenses increased to $10.9 million in fiscal 1999 from $9.5 million in fiscal 1998, an increase of 14.3%. General and administrative expenses as a percentage of total revenues were 6.0% in both fiscal 1999 and fiscal 1998. The primary reason for the increase in the dollar amount of these expenses was our continued investment in infrastructure to support growth and enhance our profitability. The investment in infrastructure consisted primarily of the hiring of new personnel in corporate support departments. Costs incurred in fiscal 1999 for these personnel, including salaries and benefits, increased approximately $700,000 over fiscal 1998.

Depreciation and amortization expenses. Depreciation and amortization expenses increased to $4.3 million in fiscal 1999 from $3.6 million in fiscal 1998, an increase of 19.3%. Depreciation and amortization expenses as a percentage of total revenues were 2.4% in fiscal 1999 compared with 2.3% in fiscal 1998. Depreciation and amortization expenses increased due to capital asset additions.

Provision for restructuring. In late fiscal 1999, the board of directors approved a restructuring plan for assets and operations determined either to be inconsistent with our strategy or whose carrying value may not be fully recoverable. Of the total restructuring and impairment charge of $9.5 million, $7.8 million relates to the closing of five double drive-through company-owned stores and the write-down of five other inactive double drive-through stores and sites, including provisions to write-down associated land, building and equipment costs to estimated net realizable value and to cover operating lease commitments associated with these stores. An additional $700,000 relates to future lease payments on double drive-through buildings subleased to franchisees. We determined that the double drive-through stores were inconsistent with our strategy as the space constraints in these stores did not allow them to efficiently execute both on-premises and off-premises sales and these facilities were not producing adequate levels of brand value. Also included in the charge is a $1.0 million write-down of a facility that produces fried pies and honey buns. These products are not expected to form a core part of our expansion strategy.

Of the total provision, $5.6 million represented a charge for future cash outflows, primarily in the form of lease payments on land and buildings, while $3.6 million represented a write-down or write-off of land and buildings. Future cash outflows will be paid over each remaining lease term and we believe that cash flow from operations will be adequate to fund these cash needs. These stores were closed by the end of fiscal year 2000. No severance costs were included as a part of the restructuring provision. We anticipate future benefits as a result of avoiding the losses incurred each year by the closed stores, reduced depreciation costs on those assets which we determined were impaired and a write-off of the carrying value of three double drive-through buildings which had never been placed in service. As of January 30, 2000 and October 29, 2000, there were no material changes in the restructuring plan as it was originally recorded.

Interest expense. Interest expense decreased to $1.5 million in fiscal 1999 from $1.6 million in fiscal 1998, a decrease of 6.0%. The decrease was due to slightly lower borrowing levels as a result of improved cash flow during the year.

Provision for income taxes. The provision (benefit) for income taxes in fiscal 1999 and fiscal 1998 is based on the effective tax rate applied to the respective year's pre-tax book income (loss) effective tax rate. Our fiscal 1999 income tax benefit was $2.1 million representing a 40% effective tax rate compared with a provision of $1.8 million representing a 40% effective tax rate in fiscal 1998. We recorded a deferred tax benefit for the fiscal 1999 pre-tax book loss, as the items which gave rise to these losses will be utilized to reduce our future taxable income.

QUARTERLY RESULTS

The following tables set forth unaudited quarterly information for each of the eight fiscal quarters in the period ended October 29, 2000. This quarterly information has been prepared on a basis consistent with our audited financial statements and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. Our quarterly operating results may fluctuate significantly as a result of a variety of factors, and operating results for any quarter are not necessarily indicative of results for a full fiscal year.

                                   -----------------------------------------------------------------------------------
                                                                   THREE MONTHS ENDED
                                   -----------------------------------------------------------------------------------
                                   JAN. 31,   MAY 2,    AUG. 1,   OCT. 31,   JAN. 30,   APR. 30,   JULY 30,   OCT. 29,
                                     1999      1999      1999       1999       2000       2000       2000       2000
                                   --------   -------   -------   --------   --------   --------   --------   --------
                                                          (In thousands, except per share data)
Total revenues...................  $ 47,690   $53,328   $51,356   $56,849    $58,710    $71,001    $69,994    $77,909
Operating expenses...............    43,922    45,724    44,356    48,464     51,459     59,276     58,229     65,327
General and administrative
  expenses.......................     3,012     3,139     3,933     3,837      3,947      4,435      4,566      5,059
Depreciation and amortization
  expenses.......................       942     1,101     1,159     1,237      1,049      1,595      1,581      1,811
Provision for restructuring......     9,466        --        --        --         --         --         --         --
                                   --------   -------   -------   -------    -------    -------    -------    -------
Income (loss) from operations....    (9,652)    3,364     1,908     3,311      2,255      5,695      5,618      5,712
Interest (income) expense, net,
  and other expenses.............       528       308       331       210        383        742       (149)      (504)
                                   --------   -------   -------   -------    -------    -------    -------    -------
Income (loss) before income
  taxes..........................   (10,180)    3,056     1,577     3,101      1,872      4,953      5,767      6,216
Provision (benefit) for income
  taxes..........................    (4,127)    1,163       599     1,178        710      1,901      2,192      2,363
                                   --------   -------   -------   -------    -------    -------    -------    -------
  Net income (loss)..............  $ (6,053)  $ 1,893   $   978   $ 1,923    $ 1,162    $ 3,052    $ 3,575    $ 3,853
                                   ========   =======   =======   =======    =======    =======    =======    =======
Net income (loss) per share:
  Basic..........................  $   (.65)  $   .20   $   .10   $   .21    $   .12    $   .29    $   .28    $   .30
  Diluted........................      (.65)      .20       .10       .20        .11        .27        .25        .27

Our operating results for these eight quarters expressed as percentages of applicable revenues were as follows:

                                     ----------------------------------------------------------------------------------
                                                                     THREE MONTHS ENDED
                                     ----------------------------------------------------------------------------------
                                     JAN. 31,   MAY 2,   AUG. 1,   OCT. 31,   JAN. 30,   APR. 30,   JULY 30,   OCT. 29,
                                       1999      1999     1999       1999       2000       2000       2000       2000
                                     --------   ------   -------   --------   --------   --------   --------   --------
Total revenues.....................     100%    100.0%    100.0%    100.0%     100.0%     100.0%     100.0%     100.0%
Operating expenses.................    92.1      85.7      86.4      85.3       87.6       83.5       83.2       83.9
General and administrative
  expenses.........................     6.3       5.9       7.6       6.7        6.8        6.2        6.5        6.5
Depreciation and amortization
  expenses.........................     2.0       2.1       2.3       2.2        1.8        2.2        2.3        2.3
Provision for restructuring........    19.8        --        --        --         --         --         --         --
                                      -----     -----     -----     -----      -----      -----      -----      -----
Income (loss) from operations......   (20.2)      6.3       3.7       5.8        3.8        8.1        8.0        7.3
Interest (income) expense, net, and
  other expenses...................     1.2       0.6       0.6       0.3        0.6        1.1       (0.2)      (0.6)
                                      -----     -----     -----     -----      -----      -----      -----      -----
Income (loss) before income
  taxes............................   (21.4)      5.7       3.1       5.5        3.2        7.0        8.2        7.9
Provision (benefit) for income
  taxes............................    (8.7)      2.2       1.2       2.1        1.2        2.7        3.1        3.0
                                      -----     -----     -----     -----      -----      -----      -----      -----
  Net income (loss)................   (12.7)%     3.5%      1.9%      3.4%       2.0%       4.3%       5.1%       4.9%
                                      =====     =====     =====     =====      =====      =====      =====      =====

Historically, we have experienced seasonal variability in our quarterly operating results, with higher profits per store in the first and third quarters than in the second and fourth quarters. The seasonal nature of our operating results is expected to continue.

LIQUIDITY AND CAPITAL RESOURCES

Because management generally does not monitor liquidity and capital resources on a segment basis, this discussion is presented on a consolidated basis.

We funded our capital requirements for fiscal 1998, 1999 and 2000 and the nine months ended October 29, 2000 primarily through cash flow generated from operations, through borrowings under our line of credit and term loan facility and through the proceeds from our April 2000 initial public offering. A private stock offering in fiscal 1999 also contributed to funding our cash needs.

Net cash flow from operations was $7.1 million in fiscal 1998, $11.7 million in fiscal 1999, $9.0 million in fiscal 2000 and $21.6 million in the nine months ended October 29, 2000. Operating cash flow has benefited from an improvement in our net income, net of the impact of the provision for restructuring in fiscal 1999. Operating cash flow has been negatively impacted by additional investments in working capital, primarily accounts receivable and inventories, as a result of the expansion of our off-premises sales programs and the opening of new stores that we either own or supply. Offsetting the additional investments in accounts receivable and inventories have been increases in accrued income taxes and accrued expenses due to the timing of payments associated with each of these items.

Net cash used for investing activities was $5.9 million in fiscal 1998, $11.8 million in fiscal 1999, $10.0 million in fiscal 2000 and $59.3 million in the nine months ended October 29, 2000. Investing activities primarily consist of capital expenditures for property, plant and equipment. These capital expenditures primarily relate to expenditures to support our off-premises sales programs, maintenance capital expenditures for existing stores and equipment, development of new stores and the acquisition of stores from existing franchisees. Net cash used for investing activities was also used for investments in area developer joint ventures. Investing activities for the nine months ended October 29, 2000 also included approximately $36.4 million of investment purchases with a portion of the proceeds from the initial public offering and cash flow generated from operations.

Net cash provided by (used for) financing activities was ($456,000) in fiscal 1998, $1.5 million in fiscal 1999, ($84,000) in fiscal 2000 and $41.0 million in the nine months ended October 29, 2000. Financing activities in fiscal 1998 consisted primarily of borrowings under our line of credit and payment of cash dividends. Fiscal 1999 financing activities consisted primarily of proceeds from a private stock offering, payment of cash dividends and the issuance of notes. Our financing activities in fiscal 2000 consisted primarily of borrowings under our line of credit and payment of cash dividends declared in fiscal 1999. Financing activities in the first nine months of fiscal 2001 consisted primarily of the completion of our initial public stock offering, repayment of borrowings, a capital distribution to our shareholders existing prior to our initial public offering and issuance of stock to our stock ownership plan.

We entered into a new loan agreement on December 29, 1999. This agreement, which is unsecured, provides a $40 million revolving line of credit and provided a $12 million term loan. The remaining amount of the term loan was repaid in full with a portion of the net proceeds of our April 2000 initial public offering. The loan agreement expires on July 10, 2002. Under the terms of the loan agreement, interest on the revolving line of credit is payable monthly and charged at either the lender's prime rate less 110 basis points or at one-month LIBOR plus 100 basis points. There is no interest, fee or other charge for the unadvanced portion of the revolving line of credit. A provision of the loan agreement allows us to convert, prior to the expiration date of the agreement, all or a portion of the outstanding principal balance of the revolving line of credit to a term loan for a period of 60, 84 or 120 months. Concerning interest on the term loan, we have the option of either a variable prime rate based method, a variable LIBOR based method or a swap rate based method with a ceiling tied to the prime rate at the time of conversion. As of the date of this prospectus, no amount is outstanding under the $40 million revolving line of credit facility and no amount under that facility has been converted to a term loan. We have an outstanding letter of credit as of October 29, 2000, which reduces our available line of credit by $1.4 million. On January 31, 2000, we repurchased the New York City territory from an area developer for $6.9 million using funds available under our line of credit. Subsequently, on April 17, 2000, we sold 77.67% of this market to a new area developer.

The $12 million term loan entered into on December 29, 1999 was a continuation of the $12 million term loan contained in a previous loan agreement. Interest on the $12 million term loan was computed on the same basis as the revolving line of credit, except that the floor and ceiling rates were 5.500% and 8.125%, respectively. Repayment of this loan began on July 20, 1996, in the amount of monthly principal payments of $200,000 plus interest and was repaid in full with a portion of the net proceeds of our April 2000 initial public offering.

The loan agreement entered into on December 29, 1999, requires us to maintain a consolidated tangible net worth of $41 million through January 28, 2001. For each fiscal year thereafter, the agreement requires us to maintain a consolidated tangible net worth of $41 million plus (1) an amount equal to 75% of the net proceeds from our April 2000 initial public offering, and (2) 50% of our net income for each fiscal year. Capital expenditures for each fiscal year are limited to $35 million. The loan agreement also contains covenants which place various restrictions on sales of properties, our ability to enter into collateral repurchase agreements and guaranties, the payment of dividends and other customary financial and nonfinancial covenants.

As of October 29, 2000, $1,575,000 was outstanding under a $5 million revolving line of credit facility of our Northern California joint venture. Krispy Kreme has guaranteed the amounts outstanding under that line of credit. That line of credit expired on October 31, 2000 and bears interest on amounts that remain outstanding at the 30-day LIBOR rate plus 100 basis points, payable monthly. The joint venture is currently renegotiating the line of credit with the objective of obtaining a new $4.5 million revolving line of credit that would be 84% guaranteed by Krispy Kreme. The new line of credit would bear interest at one-month LIBOR plus 125 basis points. It would mature on November 5, 2001. There will be no interest, fee or other charge for the unadvanced portion of the revolving line of credit.

In the next five years, we expect to use cash primarily for the following activities:

     - Adding mix production and distribution capacity to support expansion

     - Remodeling and relocating selected older company stores

     - Expanding our equipment manufacturing and operations training facilities

     - Investing in area developer joint ventures

     - Working capital and other corporate purposes

Our capital requirements for the items outlined above may be significant. These capital requirements will depend on many factors, including our overall performance, the pace of store expansion and company store remodels, the requirements for joint venture arrangements and infrastructure needs for both personnel and facilities. Prior to our April 2000 initial public offering, we primarily relied on cash flow generated from operations and our $40 million revolving line of credit to fund our capital needs. We believe that the proceeds from our April 2000 initial public offering and this offering, cash flow generated from operations and our borrowing capacity under our line of credit will be sufficient to meet our capital needs for at least the next 24 months. If additional capital is needed, we may raise such capital through public or private equity or debt financings. Future capital funding transactions may result in dilution to purchasers in this offering.

However, there can be no assurance that additional capital will be available or be available on satisfactory terms. Our failure to raise additional capital could have one or more of the following effects on our operations and growth plans over the next five years:

     - Slowing our plans to remodel and relocate older company stores

     - Reducing the number and amount of our joint venture investments in area developers

     - Slowing the building of our infrastructure of both personnel and facilities

We conduct some of our corporate and store operations from leased facilities and lease certain equipment under operating leases. Generally, our leased facilities have initial lease periods of four to 18 years, and contain provisions for renewal options of five to ten years.

INFLATION

We do not believe that inflation has had a material impact on our results of operations in recent years. However, we cannot predict what effect inflation may have on our results of operations in the future.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISKS

We are exposed to market risk from changes in interest rates on our outstanding bank debt. Our revolving line of credit bears interest at either our lender's prime rate minus 110 basis points or a rate equal to LIBOR plus 100 basis points. We elect the rate on a monthly basis. The interest cost of our bank debt is affected by changes in either prime or LIBOR. Such changes could adversely impact our operating results.

We have no derivative financial interests or derivative commodity instruments in our cash or cash equivalents. On any business day that we have excess cash available, we use it to pay down our revolving line of credit.

We purchase certain commodities such as flour, sugar and soybean oil. These commodities are usually purchased under long-term purchase agreements, generally one to three years, at fixed prices. We are subject to market risk in that the current market price of any commodity item may be below our contractual price. We do not use financial instruments to hedge commodity prices.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued FAS 133, "Accounting for Derivative Instruments and Hedging Activities," effective for years beginning after June 15, 2000, Krispy Kreme's fiscal year 2002. FAS 133, as amended by FAS 138, requires that all derivatives be recorded on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in the fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. Because we do not use derivatives, the adoption of FAS 133 is not expected to have any impact on our financial statements.

                                    BUSINESS

OVERVIEW

Krispy Kreme is a leading branded specialty retailer of premium quality doughnuts. We have established Krispy Kreme as a leading consumer brand with a loyal customer base through our longstanding commitment to quality and consistency. The combination of our well-established brand, our one-of-a-kind doughnuts, a unique retail experience featuring our stores' fully displayed production process, or doughnutmaking theater, our vertical integration and our strong franchise system creates significant opportunities for continued growth.

In the mid-1990s, we began repositioning Krispy Kreme from a wholesale bakery business model to a specialty retail concept. Initiatives supporting the repositioning included increasing the size of our doughnuts, redesigning our stores to enhance the total customer experience and adding channels of distribution where our products are displayed in a manner consistent with our on-premises presentation. As a result of the success of these initiatives, we began expanding nationwide primarily through franchising with experienced, well-capitalized area developers.

We believe that Krispy Kreme has significant opportunities for continued growth. Our sales growth has been driven by new store openings, as well as systemwide comparable store sales growth of 12.7% in fiscal 1998, 9.7% in fiscal 1999, 14.1% in fiscal 2000 and 17.9% in the nine months ended October 29, 2000. For the two months ended December 24, 2000, we have achieved systemwide comparable store sales growth of 14.1%, however, these two months' results are not necessarily indicative of the results we may achieve for the full fiscal fourth quarter ending January 28, 2001.

We believe our success is based on the strengths described below.

COMPETITIVE STRENGTHS

THE UNIVERSAL APPEAL OF OUR PRODUCT. Our market research indicates that Krispy Kreme's breadth of appeal extends across major demographic groups, including age and income. In addition to their taste, quality and simplicity, our doughnuts are an affordable indulgence. This has contributed to many of our customers' purchasing doughnuts by the dozen for their offices, clubs and families. Demand for our doughnuts occurs throughout the day, with approximately half of our on-premises sales occurring in the morning and half in the afternoon and evening.

A PROVEN CONCEPT. Krispy Kreme is a focused yet versatile concept. Each of our distinctive Krispy Kreme stores is a doughnutmaking theater with the capacity, depending on equipment size, to produce from 4,000 dozen to over 10,000 dozen doughnuts daily. Our stores serve as our primary retail outlets. They are also designed to create a multi-sensory experience around our unique product and production process, which is important to our brand-building efforts. In addition to these on-premises sales, we have developed multiple channels of sales outside our stores, which we refer to as off-premises sales. These sales channels improve the visibility of our brand, increase the convenience of purchase and capture sales from a wide variety of settings and occasions. Additionally, the ability to generate sales outside of our stores, utilizing the stores' existing production capacity, minimizes the risk of an underperforming on-premises sales location.

STRONG GROWTH POTENTIAL. With only 164 stores as of October 29, 2000, we believe that we are in the infancy of our growth. Our highest priority expansion plans focus on markets with over 100,000 households. These markets are most attractive because of their dense population characteristics, which enable us to achieve economies of scale in local operations infrastructure and brand-building efforts. We also believe our universal product appeal, combined with our strategy that utilizes multiple sales channels, will facilitate our expansion into smaller markets.

THE INGREDIENTS FOR MARKET LEADERSHIP. The doughnut industry, with sales of approximately $4.7 billion in 1999, is highly fragmented and characterized by low-volume outlets with undifferentiated product quality. We believe that we have the ability to become the recognized leader in every market we enter through our unique combination of:

     - A strong brand

     - A highly differentiated product

     - High-volume production capacity

     - A market penetration strategy using multiple sales channels

A PROVEN FRANCHISE SYSTEM. Krispy Kreme is committed to growth through franchising. Our franchisees consist of associates who operate under our original franchising program developed in the 1940s and area developers who operate under our franchising program developed in the mid-1990s. See "-- Store Ownership." We intend to continue to strengthen our franchise system by attracting and retaining experienced and well-capitalized area developers who have the management capacity to develop multiple stores. Our development strategy permits us to grow in a controlled manner and enables us to ensure that each area developer strictly adheres to our high standards of quality and service. We prefer that area developers have ownership and successful operating experience in multi-unit food operations within the territory they propose for development. To ensure a consistent high quality product, we require each franchisee to purchase our proprietary mixes and doughnutmaking equipment. We devote significant resources to providing our franchisees with assistance in site selection, store design, employee training and marketing. Many of our franchisees are also our shareholders. Additionally, we intend to continue to acquire equity positions in selected franchisee businesses. We believe that common ownership of equity will serve to further strengthen our relationships and align our mutual interests.

DIRECT STORE DELIVERY CAPABILITIES. Krispy Kreme has developed a highly effective direct store delivery system, or DSD, for executing off-premises sales. We deliver fresh doughnuts, both packaged and unpackaged, to a variety of retail customers, such as supermarkets, convenience stores and other food service and institutional accounts. Through our company and franchised store operations, our route drivers are capable of taking customer orders and delivering products directly to our customers' retail locations, where they are typically merchandised from Krispy Kreme branded displays. We have also developed national account relationships and implemented electronic invoicing and payment systems with some large DSD customers. We believe these competencies, coupled with our premium products, will provide us with significant sales opportunities by allowing us to assume the role of category manager for doughnut products in both the in-store bakery and food service distribution channels.

A CONTROLLED PROCESS ENSURING CONSISTENT HIGH QUALITY. Krispy Kreme has a vertically integrated, highly automated system designed to create quality, consistency and efficiency. Our doughnutmaking process starts well before the store-level operations with:

     - Our owned and operated manufacturing plant, which produces our proprietary mixes

     - Our state-of-the-art laboratory that tests all key ingredients and each batch of mix produced

     - Our self-manufactured, custom stainless steel doughnutmaking equipment

Additionally, at the store-level, we provide a 13-week manager training program covering the critical skills required to operate a Krispy Kreme store and a comprehensive training program for all positions in the store. The manager training program includes classroom instruction, computer-based modules and in-store training. The comprehensive training program for store personnel includes procedures for producing and finishing our doughnuts.

A BALANCED FINANCIAL MODEL. Krispy Kreme generates sales and income from three distinct sources: company stores, franchise fees and royalties and a vertically integrated supply chain, which we refer to as Krispy Kreme Manufacturing and Distribution (KKM&D, formerly Support Operations). In addition to lowering the cost of goods sold for our stores, KKM&D generates attractive margins on sales of our mixes and equipment. Our franchising approach to growth minimizes our capital requirements and provides a highly attractive royalty stream. We believe this financial model provides increased stability to our revenues and earnings and improves our return on investment. Our Company Store Operations, Franchise Operations and KKM&D comprise three reportable segments under generally accepted accounting principles. You can review financial data for these segments in Note 11 to our audited consolidated financial statements.

BUSINESS MODEL

Krispy Kreme is a vertically integrated company structured to support and profit from the high volume production and sale of high quality doughnut products. "High volume with high quality" has always been the foundation of our business strategy. Our business is driven by two complementary business units: Store Operations, both company and franchise, and KKM&D. Independently, each is designed to ensure quality and to benefit from economies of scale. Collectively, both function as an integrated, cost-efficient system.

STORE OPERATIONS. Our principal source of revenue is the sale of doughnuts produced and distributed by Store Operations. As part of our unique business model, our stores are both retail outlets and highly automated, high volume producers of our doughnut products and can sell their products through our multiple sales channels.

     - ON-PREMISES SALES. Each of our stores offers at least 15 of our more than 20 varieties of doughnuts, including our signature Hot Original Glazed and nine other prescribed varieties. We also sell our special blend Krispy Kreme coffee, other beverages, other bakery items and collectible memorabilia such as tee shirts, sweatshirts and hats. Fundraising sales, described in "-- Marketing," are another component of on-premises sales. In order to establish our brand identity with the total store experience and because of the higher margins associated with on-premises sales, we typically focus our initial sales efforts in new markets on this channel.

     - OFF-PREMISES SALES. We accomplish off-premises sales through our direct store delivery system which is designed to:

      -- Generate incremental sales

      -- Increase market penetration and brand awareness

      -- Increase customer convenience

      -- Optimize our stores' production capacity

      -- Improve our stores' return on investment

As of October 29, 2000, approximately 118 of our stores sold to major grocery store chains, including Kroger (which accounted for 10.2% of our total company store revenues in fiscal 2000 and 9.6% in the nine months ended October 29,
2000), Food Lion, Giant Food and Acme Markets, and to local and national convenience stores, as well as to select co-branding customers.

KKM&D. The mission of KKM&D is to create competitive advantages for our stores while operating as a profitable business enterprise. We have developed important operating competencies and capabilities, which we use to support our stores, including:

     - Strong product knowledge and technical skills

     - Control of all critical production and distribution processes

     - Collective buying power

The basic raw materials used in our products are flour, sugar, shortening and packaging materials. We obtain most of these materials under long-term purchase agreements and in the commodity spot markets. Although we own the recipe to our glaze flavoring -- a key ingredient in many of our doughnuts -- we are currently dependent on a sole source for our supply. However, we are in the process of establishing an alternative source.

We implement the mission of KKM&D through three strategic business units:

     - MIX MANUFACTURING. We produce all of our proprietary doughnut mixes at our manufacturing facility in Winston-Salem, North Carolina. We control production of this critical input in order to ensure that our products meet quality expectations and to maximize our profit potential. Manufacturing and selling our own mixes allows us to capture the profit that normally would accrue to an outside supplier and is more cost effective than purchasing from third party vendors. Our mixes are produced according to our high quality standards, which include:

      -- Requiring each carefully selected supplier to meet or exceed industry standards

      -- Receiving truckloads of our main ingredients daily

      -- Testing each incoming key ingredient

      -- Testing each batch of mix

     - EQUIPMENT MANUFACTURING. We manufacture proprietary doughnutmaking equipment, which our franchisees are required to purchase. Our carefully engineered equipment, when combined with our proprietary mixes, produces doughnuts with uniform consistency and high quality. Manufacturing our equipment results in several advantages including:

      -- Flexibility. We manufacture several models, with varying capacities, which are capable of producing multiple products and fitting unusual store configurations.

      -- Cost-effectiveness. We believe our costs are lower than if we purchased our equipment from third parties.

      -- Efficiency. We continually refine our equipment design to ensure maximum automation in order to manage labor costs and/or improve consistency.

     - DISTRIBUTION CENTERS. We also operate two distribution centers (Winston-Salem, NC and greater Los Angeles, CA), which are capable of supplying our stores with all of their key supplies, including all food ingredients, juices, Krispy Kreme coffee, signage, display cases, uniforms and other items. Stores must use our doughnut mixes and special blend coffee exclusively. In addition, all store operators have agreed contractually through our Supply Chain Alliance Program to purchase all of their requirements for the critical areas of their business through 2002. We believe that our ability to distribute supplies to our operators produces several advantages including:

      -- Economies of scale. We are able to purchase at volume discount prices, which we believe are lower than those that would be available to our operators individually. In addition, we are selective in choosing our suppliers and require that they meet certain standards with regard to quality and reliability. Also, inventory is controlled on a systemwide basis rather than at the store level.

      -- Convenience. Our distribution centers offer our operators the convenience of one-stop shopping. We are able to supply our operators with all of the key items they need to operate their stores, which enables them to focus their energies on running their stores, rather than managing supplier relationships.

KRISPY KREME BRAND ELEMENTS

Krispy Kreme is a blend of several important brand elements which has created a special bond with many of our customers. The key elements are:

     - ONE-OF-A-KIND TASTE. The taste experience of our doughnuts is the foundation of our concept and the common thread that binds generations of our loyal customers. Our doughnuts are made from a secret recipe that has been in our company since 1937. We use only premium ingredients, which are blended by our custom equipment, to create this unique and very special product.

     - DOUGHNUTMAKING THEATERS. Each of our stores showcases our doughnutmaking process. Our goal is to provide our customers with a unique entertainment experience and, in addition, visibly reinforce our commitment to quality and freshness.

     - HOT DOUGHNUTS NOW. The Hot Doughnuts Now sign, when illuminated, is a signal that our Hot Original Glazed are being made. The Hot Doughnuts Now sign is a strong impulse purchase generator and an integral contributor to our brand's mystique. Our Hot Original Glazed are made for several hours every morning and evening, and at other special times during the day.

     - DESTINATION LOCATIONS. Our full-service stores incorporate doughnutmaking theaters, which are designed to produce a multi-sensory customer experience and establish a strong brand identity. Our research indicates that many of our stores have the geographic drawing power comparable to a regional shopping mall and that our customers, on average, drive 14 miles from their homes to our stores.

     - AFFORDABLE INDULGENCES. Our doughnuts are reasonably priced to ensure that they are affordable for the widest audience possible.

     - COMMUNITY RELATIONSHIPS. We are a national company, yet we are committed to strong local community relationships. Our store operators support their local communities through fundraising programs and the sponsorship of charitable events. Many of our loyal customers have warm memories of selling Krispy Kremes to raise money for their schools, clubs and community organizations.

INDUSTRY OVERVIEW

The doughnut industry is highly fragmented and, according to industry sources, had sales of approximately $4.7 billion in 1999. We expect doughnut sales to grow due to a variety of factors, including the growth in two-income households and corresponding shift towards foods consumed away from home and increased snack food consumption. We view the fragmented competition in the doughnut industry as an opportunity for our continued growth. We also believe that the premium quality of our products and the strength of our brand will help enhance the growth and expansion of the overall doughnut market.

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

GROWTH STRATEGY

Krispy Kreme is a proven concept with an established heritage. The strength of our brand and our attractive unit economics position us very well for growth. We plan to increase our revenues and profits by expanding our store base, improving on-premises sales at existing stores, and increasing off-premises sales.

EXPAND OUR STORE BASE. We view our stores as platforms from which we pursue on-premises as well as off-premises sales opportunities. We anticipate that our franchisees, including the area developer in Northern California in which we have a majority ownership interest, will open an aggregate of approximately 45 new stores in the fourth quarter of fiscal 2001 and in all of fiscal 2002 and over 190 new stores between fiscal 2003 and fiscal 2006. The addition of new stores will be accomplished primarily through franchising with area developers following a prescribed development plan for their respective territories. An initial development plan has been created to optimally penetrate territories with over 100,000 households. The plan assumes stores will be built in high density, prime-retailing locations in order to maximize customer traffic and on-premises sales volumes. We believe a territory-based development strategy creates substantial benefits to both Krispy Kreme and our area developers. These benefits include:

     - Real estate procurement and development

     - Scale to cost-justify a strong local support infrastructure

     - Brand building and advertising

     - Ability to make marketwide commitments to chain store customers

With respect to new store growth, we believe that secondary markets in the United States with less than 100,000 households also offer additional sales and profit growth opportunities. Although we operate successfully in some secondary markets today, we believe that our primary expansion territories are sufficient to achieve our intermediate growth objectives.

In contemplation of our future international expansion, on December 28, 2000 we announced the hiring of Donald Henshall as President of Krispy Kreme International effective February 2001. Mr. Henshall will assist in developing our global strategy as well as the capabilities and infrastructure necessary to support our expansion outside the U.S.

IMPROVE EXISTING STORES' ON-PREMISES SALES. Our area developers have demonstrated that a store employing our updated design located in a densely populated area is capable of generating and sustaining high volume on-premises sales. Many of our stores built prior to 1997 were designed primarily as wholesale bakeries and their formats and site attributes differ considerably from newer stores. In order to improve the on-premises sales of some of these stores, we plan to remodel selected company stores and, in some limited instances, close or relocate certain stores to more dynamic locations within their territories. Finally, we consistently evaluate improvements or additions to our product line in order to increase same store sales levels and balance seasonality of sales.

INCREASE OFF-PREMISES SALES. In new markets, we typically focus our initial efforts on on-premises sales and then use the store platform to capitalize on off-premises opportunities. We intend to secure additional grocery and convenience store customers, as well as increase sales to our existing customer base by offering premium quality products, category management and superior customer service. In addition, we believe the food service and institutional channel of sales offers Krispy Kreme significant opportunity to extend our brand into colleges and universities, business and industry complexes and sports and entertainment venues. In new markets where capacity utilization remains high from servicing on-premises sales, we may develop commissary production facilities to service off-premises sales. We believe that once high brand awareness has been established in a market, a commissary has the potential to improve market penetration and profitability.

UNIT ECONOMICS

We believe that Krispy Kreme unit economics represent an attractive investment opportunity for our area developers and as such are a significant factor contributing to the growth and success of the Krispy Kreme concept.

We estimate that the investment for a new store, excluding land and pre-opening costs, is $550,000 for a building of approximately 4,000 square feet and $500,000 for equipment, furniture and fixtures.

The following table provides certain financial information relating to company and franchised stores. Average weekly sales per store are calculated by dividing store revenues by the actual number of sales weeks included in each period. Company stores' operating cash flow is store revenues less all direct store expenses other than depreciation expenses.

                                              -----------------------------------------------------------
                                                            YEAR ENDED                  NINE MONTHS ENDED
                                              ---------------------------------------   -----------------
                                              FEBRUARY 1,   JANUARY 31,   JANUARY 30,         OCTOBER 29,
                                                     1998          1999          2000                2000
                                              -----------   -----------   -----------   -----------------
                                                                (Dollars in thousands)
Average weekly sales per store:
  Company...................................     $  42         $  47         $  54           $   69
  Franchised................................        23            28            38               42
Company stores' operating cash flow as a
  percentage of store revenues..............      19.3%         20.3%         23.2%            26.6%

Average weekly sales for company stores are higher than for franchised stores due to the lower average weekly sales volumes of older associate stores that are included in the franchised stores' calculations. However, franchised stores' average weekly sales have been increasing as higher-volume area developer stores become a larger proportion of the franchised store base. Additionally, new area developer stores' sales are principally on-premises sales, which have higher operating margins than off-premises sales. Company and associate stores generate a significant percentage of revenues from lower-margin off-premises sales.

STORE DEVELOPMENT AND OPERATIONS

SITE SELECTION. Our objective is to create highly visible destination locations. Our comprehensive site selection process focuses on:

     - High volume traffic
     - High household density
     - Proximity to both daytime employment and residential centers
     - Proximity to other retail traffic generators

We work closely with our franchisees to assist them in selecting sites. A site selection team visits each site and the surrounding area before approving a store location. We believe that this process ensures that each new store will comply with our standards.

STORE OPERATIONS. Our new stores are approximately 4,000 square feet. They are equipped with automated doughnutmaking equipment capable of making approximately 200 dozen doughnuts per hour. This capacity can support sales in excess of $100,000 per week. We outline uniform specifications and designs for each Krispy Kreme store and require compliance with our standards regarding the operation of the store, including, but not limited to:

     - Varieties of products
     - Product specifications
     - Sales channels
     - Packaging
     - Sanitation and cleaning
     - Signage
     - Furniture and fixtures
     - Image and use of logos and trademarks
     - Training
     - Marketing and advertising

We also require the use of a computer and cash register system with specified capabilities to ensure the collection of sales information necessary for effective store management. All of our franchisees provide us with weekly sales reports and periodic financial statements.

We routinely assist our franchisees with issues such as:

     - Operating procedures

     - Advertising and marketing programs

     - Administrative, bookkeeping and accounting procedures

     - Public relations

     - Generation of sales and operating data

We also provide an opening team, which consists of up to nine people, to provide on-site training and assistance during the first two weeks of operation for each initial store opened by a new franchisee. The number of opening team members providing this assistance is reduced with each subsequent store opening for an existing franchisee.

Our stores which engage in off-premises sales typically operate on a 24-hour schedule. Other stores generally operate from 5:30 a.m. to 1:00 a.m., seven days a week, excluding some major holidays. Traditionally, our sales have been slower during the Christmas holiday season and the summer months.

QUALITY STANDARDS AND CUSTOMER SERVICE. We encourage all of our employees to be courteous, helpful, knowledgeable and attentive. We emphasize the importance of performance by linking a portion of both a company store manager's and an assistant store manager's incentive compensation to profitability and customer service. We also encourage high levels of customer service and the maintenance of our high quality standards by frequently monitoring our stores through a variety of methods, including periodic quality audits and "mystery shoppers." In addition, our Customer Experience Department handles customer comments and also conducts routine satisfaction surveys of our off-premises customers.

MANAGEMENT AND STAFFING. It is important that our corporate staff and store managers work as a team. Our Senior Vice President, Company Store and Associate Operations, and Senior Vice President, Area Developer Operations, report to our Chief Executive Officer. Together, they are responsible for corporate interaction with our store operations division and store management. Through our divisional directors, each of whom is responsible for a specific geographic region, we communicate frequently with all store managers and their staffs using: store audits; weekly communications by telephone or e-mail; and scheduled and surprise store visits.

We offer a comprehensive 13-week training program, conducted both at our headquarters and at designated stores, which provides store managers the critical skills required to operate a Krispy

Kreme store. The program includes classroom instruction, computer-based training modules and in-store training.

Our staffing varies depending on a store's size, volume of business, and number of sales channels. Stores with sales through all sales channels have approximately 35 employees handling on-premises sales, processing, production, bookkeeping and sanitation and between 2-15 delivery personnel. Area developers frequently hire employees from leasing agencies and employ staff based on store volume and size. Hourly employees, along with delivery personnel, are trained by local store management through hands-on experience and training manuals.

We believe that our success is a natural result of the growth and development of our people. We are developing a career model for both management and non-exempt employees, which will focus on personal development and career growth. The program will link an individual's economic, career and personal goals with our corporate and store-level goals.

STORE OWNERSHIP

We divide our stores into three categories of ownership: company stores, associate stores and area developer stores. We refer to associates and area developers as franchisees, collectively.

COMPANY STORES. Krispy Kreme owned 60 stores as of October 29, 2000. Most of these stores were developed between 1937 and 1996 and:

     - Were designed as wholesale bakeries

     - Generate a majority of their sales volume through off-premises sales

     - Are located in the Southeast

     - Are larger than new Krispy Kreme stores

Company stores as of October 29, 2000 included four stores in Northern California operated by an area developer joint venture in which Krispy Kreme has a majority ownership interest. The terms of our arrangements with area developers described below also are applicable to our agreement with this joint venture.

ASSOCIATES. We had 27 associates who operated 51 stores as of October 29, 2000. Associate stores have attributes which are similar to those of company stores. This group generally concentrates on growing sales within the current base of stores rather than developing new stores or new territories. With two exceptions, associates are not obligated to develop additional stores within their territories. We cannot grant licenses to other franchisees or sell products bearing the Krispy Kreme brand name within an associate's territory during the term of the license agreement.

Associates are typically parties to 15-year licensing agreements, which generally permit them to operate stores using the Krispy Kreme system within a specific territory. Associates pay royalties of 3.0% of on-premises sales and 1.0% of all other sales, with the exception of private label sales for which there are no royalties. They are not currently required to contribute to the public relations and advertising fund. Our associates who were shareholders prior to our initial public offering in April 2000 have franchise agreements which were extended automatically for a period of 20 years following that offering and thereafter are renewed automatically for five-year periods, unless previously terminated by either party. We do not plan to license any new Krispy Kreme franchisees under the terms of the associate license agreement.

AREA DEVELOPERS. In the mid-1990s, we began to strategically expand nationally to new territories through area developers. Under this structure, we license territories, usually defined by metropolitan statistical areas, to area developers who are capable of developing a prescribed number of stores within a specified time period. Area developer stores typically are designed and developed in locations favorable to achieving high volume on-premises sales, although they are also equipped to generate off-premises sales.

As of October 29, 2000, we had 20 area developers operating 53 stores with contractual commitments to open over 235 stores in their territories during their initial development schedule. We currently have a minority interest in several area developer territories. On December 28, 2000, we announced two new area developer joint ventures, one for the development of 32 stores over the next six years in Eastern Canada and one for the development of 16 stores over the next five years in Massachusetts, Rhode Island and Connecticut. We will participate in the Eastern Canada joint venture as a 34% equity partner. We will participate in the New England joint venture as a 49% equity partner and may consolidate this joint venture's performance into our financial results. We believe equity investments in our area developer territories more closely align our interests with our area developers and also create greater financial opportunity for the company.

Preferred area developer candidates are multi-unit food operators with a high level of knowledge about the local territory or territories they will develop. They must have a proven financial capability to fully develop their territories. Our strategy is to grow primarily through area developers. Our area developer program includes a royalty and fee structure that is more attractive to Krispy Kreme than that of our associate program, as well as territory development requirements.

Each of our area developers is required to enter into two types of agreements: a development agreement which establishes the number of stores to be developed in an area and a franchise agreement for each store opened. Area developers typically pay franchise fees ranging from $20,000 to $40,000 for each store which they develop.

Our current standard franchise agreement provides for a 15-year term. The agreement is renewable subject to our discretion and can be terminated for a number of reasons, including the failure of the franchisee to make timely payments within applicable grace periods, subject to state law. Area developers pay a 4.5% royalty fee on all sales and are required to contribute 1.0% of all sales to a company-administered public relations and advertising fund.

In addition to a franchise agreement, all area developers have signed development agreements which require them to develop a specified number of stores on or before specific dates. Generally, these agreements have a five-year term. If area developers fail to develop their stores on schedule, we have the right to terminate the agreement and develop company stores or develop stores through new area developers or joint ventures.

Generally, we do not provide financing to our franchisees. We do, however, have a program permitting franchisees to lease proprietary Krispy Kreme equipment from our primary bank, and we guarantee the leases. Currently, one franchisee has taken advantage of this program, and we do not anticipate that the program will grow substantially.

MARKETING

Krispy Kreme's approach to marketing is a natural extension of our brand equity, brand attributes, relationship with our customers, and our values. We believe we have a responsibility to our customers to engage in marketing activities that are consistent with, and further reinforce, their confidence and strong feelings about Krispy Kreme. Accordingly, we have established certain guiding brand principles, which include:

     - We will not attempt to define the Krispy Kreme experience for our customer

     - We prefer to have our customers tell their Krispy Kreme stories and share their experiences with others

     - We will focus on enhancing customer experiences through product-focused, value-added activities

     - We will develop local, community-based relationships in all Krispy Kreme markets

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

To build our brand and drive our comparable store sales in a manner aligned with our brand principles, we have focused our marketing activities in the following areas:

STORE EXPERIENCE. Our stores are where customers first experience a Hot Original Glazed. Customers know that when our Hot Doughnuts Now sign in the store window is illuminated, they can see our doughnuts being made and enjoy a Hot Original Glazed within seconds after it passes through the glaze waterfall. We believe this begins a lifetime relationship with our customers and forms the foundation of the Krispy Kreme experience.

RELATIONSHIP MARKETING. Most of our brand-building activities are grassroots-based and focus on developing relationships with various constituencies, including consumers, schools, communities and businesses. Specific initiatives include:

     - Product donations to local radio and television stations, schools, government agencies and other community organizations

     - Good neighbor product deliveries to create trial uses

     - Sponsorship of local events and nonprofit organizations

     - A "Good Grades Program" which recognizes scholastic achievement with certificates and free doughnuts

     - Our "Krispy Kreme Ambassador Program" which enlists our fans as ambassadors in new markets to generate awareness and excitement around a new store opening

FUNDRAISING SALES. Fundraising sales are high volume sales to local charitable organizations at discounted prices. Charities in turn resell our products at prices which approximate retail. We believe that providing a fundraising program to local community organizations and schools helps demonstrate our commitment to the local community, enhances brand awareness, increases consumer loyalty and attracts more customers into our stores.

PRODUCT PLACEMENT. Since fiscal 1997, as we began growing nationally, there has been a significant increase in our product placements and references to our products on television programs and in selected films, including NBC Today Show, Rosie O'Donnell, The Tonight Show with Jay Leno, Ally McBeal, NYPD Blue, The Practice and Primary Colors. We have been mentioned in more than 50 movies and television shows during the nine months ended October 29, 2000 and more than 80 television shows during 1998 and 1999. We have also been featured or mentioned in over 1,500 print publications during the nine months ended October 29, 2000 and 1,000 print publications during 1998 and 1999, including The Wall Street Journal, The New York Times, the Washington Post, the Los Angeles Times, Forbes and Fast Company. We believe the increasing number of placements and references are a reflection of the growing interest in our product and brand.

ADVERTISING. Relationship marketing and product placement have been central to building our brand awareness. Although our marketing strategy has not historically employed traditional advertising, we intend to develop and test media advertising in a manner consistent with our brand principles.

STORE LOCATIONS AND OTHER PROPERTIES

STORES. As of October 29, 2000, there were 164 Krispy Kreme stores operating in 28 states, 60 of which were company stores, 53 of which were owned by area developers and 51 of which were owned by associates. The following map and table shows the geographic location of these stores by ownership category.

              (MAP AND LIST SHOWING KRISPY KREME STORE LOCATIONS)

All of our stores, except for our Charlotte manufacturing facility, have on-premises sales, and 118 stores also engage in off-premises sales.

Of the 56 stores we operated ourselves as of October 29, 2000, we owned the land and buildings for 38 stores. We leased both the building and the land for 17 stores and leased only the land for one store.

SATELLITE STORES. Our franchisees operated 13 satellite locations as of October 29, 2000. A satellite location is a retail doughnut store that does not produce doughnuts on site. Satellite locations are supplied with doughnuts from another local Krispy Kreme store that has production capability.

KKM&D FACILITIES. We own a 137,000 square foot manufacturing plant and distribution center in Winston-Salem and lease a 29,000 square foot distribution center near Los Angeles. We also own a manufacturing facility in Charlotte, North Carolina, which produces doughnuts and other bakery items, such as honey buns, fruit pies, dunkin sticks and miniature doughnuts for off-premises sales. We have entered into a contract to acquire a 100,000 square foot facility in Winston-Salem, which we intend to use primarily as our equipment manufacturing facility and also as our training facility. The acquisition of this facility is subject to a number of conditions, including the satisfactory outcome of our due diligence investigation.

OTHER PROPERTIES. Our corporate headquarters is located in Winston-Salem, North Carolina. We occupy approximately 35,000 square feet of this facility under a lease that expires on December 31, 2009, with one five-year renewal option. We have leased an additional 17,000 square feet in this facility under four leases which expire between August 31, 2003 and January 31, 2005.

MANAGEMENT INFORMATION SYSTEMS

Krispy Kreme has a management information system that allows for the rapid communication of extensive information among our corporate office, support operations, company stores, associates and area developers. Our franchisees and other affiliates connect to this system through our Intranet and have access to e-mail and the ability to provide financial reporting. Our management information systems strategy centers around our "Krispy Kreme Information Exchange," which leverages intranet, extranet and internet environments. We have adopted a balanced scorecard approach for measuring key performance drivers in each of our business units. Scorecard data are generated internally through our management information system.

An enterprise resource planning system supports all major financial and operating functions within the corporation including financial reporting, inventory control and human resources. A comprehensive data warehouse system supports the financial and operating needs of our Store Operations and KKM&D.

All company stores have been retrofitted with a Windows NT-based point of sale, or POS, system. This POS system provides each store with the ability to more closely manage on-premises and off-premises sales while providing a kiosk into our Intranet. We poll the sales information from each store's POS system, which gives us the ability to analyze data regularly. Daily two-way electronic communication with our stores permits sales transactions to be uploaded and price changes to be downloaded to in-store POS servers.

Direct store delivery sales operations have access to an internally-developed route accounting system networked into the corporate Intranet. Information from these systems is polled weekly and aggregated into the corporate manufacturing data warehouse.

The majority of our information technology hardware, including POS systems, is leased.

COMPETITION

Our competitors include retailers of doughnuts and snacks sold through supermarkets, convenience stores, restaurants and retail stores. We compete against Dunkin' Donuts, which has the largest number of outlets in the doughnut retail industry, as well as against regionally and locally owned doughnut shops. We compete on elements such as food quality, concept, convenience, location, customer service and value. Customer service, including frequency of deliveries and maintenance of fully stocked shelves, is an important factor in successfully competing for shelf space in grocery stores and convenience stores.

We believe that our controlled process, which ensures the high volume production of premium quality doughnuts, makes us strong competitors in both food quality and value. Through our comprehensive site selection process and uniform store specifications and designs, we identify premier locations that are highly visible and increase customer convenience.

We believe that in the in-store bakery market, many operators are looking for cost-effective alternatives to making doughnuts on-site. With a quality product and recognized brand name, Krispy Kreme has been able to provide a turnkey program that is profitable for the grocer. In addition, we also believe that we compete effectively in convenience stores. There is an industry trend moving towards expanded fresh product offerings during morning and evening drive times, and products are either sourced from a central commissary or brought in by local bakeries. Krispy Kreme provides fresh daily delivery, merchandised in an attractive branded display which retailers must use to participate in the program. Through effective signage and merchandising, operators are able to draw customers into the store, thus gaining add-on sales. As category management increases in this segment, growth should come from increased market penetration and enhanced display opportunities for our products.

In the packaged doughnut market, we offer a full product line of doughnuts and snacks that are sold on a consignment basis and are typically merchandised on a free-standing branded display. We compete primarily with other well known producers of baked goods, such as Hostess and Dolly Madison, and some regional brands.

TRADEMARKS

Our doughnut shops are operated under the Krispy Kreme name, and we use over 45 federally registered trademarks, including "Krispy Kreme" and "Hot Doughnuts Now" and the logos associated with these marks. We have also registered some of our trademarks in approximately 18 other countries. We license the use of these trademarks to our franchisees for the operation of their doughnut shops. We also license the use of certain trademarks to convenience stores and grocery stores in connection with the sale of some of our products at those locations.

Although we are not aware of anyone else who is using "Krispy Kreme" or "Hot Doughnuts Now" as a trademark or service mark, we are aware that some businesses are using "Krispy" or a phonetic equivalent, such as "Crispie Creme," as part of a trademark or service mark associated with retail doughnut stores. There may be similar uses we are unaware of which could arise from prior users. We aggressively pursue persons who unlawfully and without our consent use our trademarks.

GOVERNMENT REGULATION

LOCAL REGULATION. Our stores are subject to licensing and regulation by a number of government authorities, which may include health, sanitation, safety, fire, building and other agencies in the states or municipalities in which our doughnut shops are located. Developing new doughnut stores in particular areas could be delayed by problems in obtaining the required licenses and approvals or by more stringent requirements of local government bodies with respect to zoning, land use and environmental factors. Our standard development and franchise agreements require our area developers and associates to comply with all applicable federal, state and local laws and regulations, and indemnify us for costs we may incur attributable to their failure to comply.

FOOD PRODUCT REGULATION. Our doughnut mixes are produced at our manufacturing facility in Winston-Salem, North Carolina. The North Carolina Department of Agriculture has regulatory power over food products shipped from this facility, as well as from Krispy Kreme's commissary in Charlotte, North Carolina. Similar state regulations may apply to products shipped from our doughnut shops to grocery or convenience stores. Many of our grocery and convenience store customers require us to guarantee our products' compliance with applicable food regulations.

As is the case for other food producers, numerous other government regulations apply to our products. For example, the ingredient list, product weight and other aspects of our product labels are subject to state and federal regulation for accuracy and content. Most states will periodically check the product for compliance. The use of various product ingredients and packaging materials is regulated by the U.S. Department of Agriculture and the Federal Food and Drug Administration. Conceivably, one or more ingredients in our products could be banned, and substitute ingredients would then need to be found.

FRANCHISE REGULATION. We must comply with regulations adopted by the Federal Trade Commission, or the FTC, and with several state laws that regulate the offer and sale of franchises. The FTC's Trade Regulation Rule on Franchising, or the FTC Rule, and certain state laws require that we furnish prospective franchisees with a franchise offering circular containing information prescribed by the FTC Rule and applicable state laws and regulations.

We also must comply with a number of state laws that regulate some substantive aspects of the franchisor-franchisee relationship. These laws may limit a franchisor's ability to: terminate or not renew a franchise without good cause; prohibit interference with the right of free association among franchisees; disapprove the transfer of a franchise; discriminate among franchisees with regard to charges, royalties and other fees; and place new stores near existing franchises. To date, these laws have not precluded us from seeking franchisees in any given area and have not had a material adverse effect on our operations.

Bills intended to regulate certain aspects of franchise relationships have been introduced into Congress on several occasions during the last decade, but none has been enacted.

EMPLOYMENT REGULATIONS. We are subject to state and federal labor laws that govern our relationship with employees, such as minimum wage requirements, overtime and working conditions and citizenship requirements. Many of our on-premises and delivery personnel are paid at rates related to the federal minimum wage. Accordingly, further increases in the minimum wage could increase our labor costs. Furthermore, the work conditions at our facilities are regulated by the Occupational Safety and Health Administration and subject to periodic inspections.

OTHER REGULATIONS. We have several contracts to serve United States military bases, which require compliance with certain applicable regulations. The stores which serve these military bases are subject to health and cleanliness inspections by military authorities. These accounts are not material to our overall business. We are also subject to federal and state environmental regulations, but we currently believe that these will not have a material effect on our operations.

EMPLOYEES

As of October 29, 2000 we had 3,025 employees. Of these, 220 were employed in our administrative offices and 117 were employed in our manufacturing and distribution centers. In our company stores and commissaries, we had 2,688 employees. Of these, 2,486 were full-time, including 216 managers and administrators. These numbers do not include persons employed by our Northern California joint venture.

None of our employees is a party to a collective bargaining agreement, although we have experienced occasional unionization initiatives. We believe our relationships with our employees are good.

LEGAL PROCEEDINGS

On March 9, 2000, we, our Chairman, President and Chief Executive Officer and other persons were named as defendants in a lawsuit (Kevin L. Boylan and Bruce Newberg v. Golden Gate Doughnuts, LLC, Krispy Kreme Doughnuts Corporation, Krispy Kreme Doughnuts, Inc., Scott Livengood, Brad Bruckman, and Does 1 through 20, Superior Court for the County of Los Angeles, California, Case No. RC226214). The plaintiffs allege that we and other defendants breached an agreement regarding plaintiffs' participation in a franchise operation in Northern California. The complaint, which asserts breach of contract, promissory estoppel, intentional interference with contract and business relations and breach of fiduciary duty claims, seeks unspecified money damages in an amount to be proven at trial, but not less than $10 million. The complaint also seeks punitive damages. Although we had been in discussions with the plaintiffs with respect to their participation in the Northern California franchise, numerous material differences regarding the terms and conditions of their participation were never resolved. As a result, no oral agreement was ever reached and no written agreement was executed. On September 22, 2000, after the case was transferred to the Sacramento Superior Court, that court granted our motion to compel arbitration of the action and stayed the action pending the outcome of arbitration. On November 3, 2000, the plaintiffs petitioned for a writ of mandate overruling the Superior Court. On December 21, 2000, the Court of Appeals summarily denied the writ petition. Plaintiffs may now petition the California Supreme Court for review of the Superior Court's decision but as of this date have yet to do so. Regardless of how plaintiffs may proceed, we believe the complaint has no merit and will vigorously defend the lawsuit either in the California courts or before an arbitrator, as the case may be. The lawsuit against Mr. Livengood was dismissed by the California court for lack of personal jurisdiction. Plaintiffs have not appealed this judgment.

From time to time, we are subject to other claims and suits arising in the course of our business, none of which we believe is likely to have a material adverse effect on our financial condition or results of operations.

We maintain customary insurance policies against claims and suits which arise in the course of our business, including insurance policies for workers' compensation and personal injury, some of which provide for relatively large deductible amounts.

OUR CORPORATE REORGANIZATION

Krispy Kreme Doughnuts, Inc. was incorporated in North Carolina in 1999 to be the holding company for our predecessor, Krispy Kreme Doughnut Corporation, which was incorporated in 1982, and its other subsidiaries. This was effected through a corporate reorganization in the form of a merger in which each outstanding share of common stock of Krispy Kreme Doughnut Corporation was converted into the right to receive 20 shares of common stock of Krispy Kreme Doughnuts, Inc. and $15.00 in cash. This merger occurred concurrently with our initial public offering on April 5, 2000.

As a result of the merger, Krispy Kreme Doughnut Corporation became a wholly-owned subsidiary of Krispy Kreme Doughnuts, Inc., and all the shareholders of Krispy Kreme Doughnut Corporation became shareholders of Krispy Kreme Doughnuts, Inc. We believe that the holding company structure provides greater organizational flexibility and broadens the alternatives available for future financings. The holding company structure also creates a framework for future growth, promote new business opportunities and facilitates the formation of joint ventures or other business combinations with third parties.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The following contains information concerning our directors and executive officers as of December 31, 2000:

------------------------------------------------------------------------------------------------
                                                                                      DIRECTOR
NAME                       AGE   POSITION                                           TERM EXPIRES
------------------------------------------------------------------------------------------------
Scott A. Livengood.......  48    Chairman of the Board of Directors, President and      2001
                                 Chief Executive Officer
John N. McAleer..........  42    Vice Chairman of the Board of Directors and            2002
                                 Executive Vice President, Concept Development
J. Paul Breitbach........  63    Executive Vice President                                 --
John W. Tate.............  50    Chief Financial Officer of Krispy Kreme and              --
                                 President of KKM&D
Randy S. Casstevens......  35    Senior Vice President, Corporate Finance,                --
                                 Secretary and Treasurer
L. Stephen Hendrix.......  51    Senior Vice President, Company Store and                 --
                                 Associate Operations
Michelle P. Parman.......  38    Senior Vice President, Corporate Development             --
Robert H. Vaughn, Jr.....  44    Senior Vice President, Area Developer Operations         --
Philip R.S. Waugh, Jr....  40    Senior Vice President, Franchise Development             --
Stan L. Parker...........  41    Senior Vice President, Marketing                         --
Darryl T. Williams.......  39    Senior Vice President, Sales                             --
Frank E. Guthrie.........  61    Director                                               2003
Mary Davis Holt..........  49    Director                                               2003
William T. Lynch, Jr. ...  57    Director                                               2002
Joseph A. McAleer, Jr....  50    Director                                               2001
Robert L. McCoy..........  50    Director                                               2003
James H. Morgan..........  53    Director                                               2002
Steven D. Smith..........  47    Director                                               2001
Robert L. Strickland.....  69    Director                                               2002
Togo D. West, Jr.........  58    Director                                               2003

---------------

SCOTT A. LIVENGOOD has been employed by Krispy Kreme since 1977. He was appointed Chairman of the board of directors in October 1999. He has served as Chief Executive Officer since February 1998 and as President since August 1992. From August 1992 to January 1998, Mr. Livengood was also Chief Operating Officer. He has served as a director since February 1994.

JOHN N. MCALEER has been employed by Krispy Kreme since 1981. Mr. McAleer has served as Executive Vice President, Concept Development and as Vice Chairman of the board of directors since October 1999. He has also served as Executive Vice President, Brand Development from March 1998 until October 1999, Executive Vice President, Marketing from August 1992 until March 1998 and as Senior Vice President, Marketing, Real Estate and Construction from September 1990 until August 1992. Mr. McAleer has served as a director since September 1990 and served as Chairman of the board of directors from February 1998 until October 1999. Mr. McAleer is the brother of Mr. Joseph A. McAleer, Jr., another member of the board of directors.

J. PAUL BREITBACH has been employed by Krispy Kreme since November 1992 as an Executive Vice President. From 1973 to November 1992, Mr. Breitbach was a partner at the accounting firm of Price Waterhouse, and from 1983 to 1992, was managing partner of that firm's Winston-Salem, North Carolina office. From 1987 to 1992, he was also group managing partner for all Price Waterhouse offices in North Carolina and South Carolina. Mr. Breitbach is a certified public accountant.

JOHN TATE has been employed by Krispy Kreme since October 2000. Prior to joining Krispy Kreme, Mr. Tate served as Senior Vice President and Chief Financial Officer of Williams-Sonoma, Inc., a home furnishing lifestyle retailer, since July 1999. From November 1997 until July 1999, Mr. Tate served as Corporate Chief Financial Officer for Dole Food Company Inc. He also served from January 1993 to November 1997, in two Senior Vice President, Chief Financial Officer positions for Dole in Europe and Northern California. Mr. Tate held a variety of financial and general management positions with Ryder System Inc. from May 1986 until December 1992.

RANDY S. CASSTEVENS has been employed by Krispy Kreme since 1993. Mr. Casstevens has served as Senior Vice President, Corporate Finance, since April 1998, as Secretary since November 1995 and as Treasurer since August 2000. Prior to joining Krispy Kreme, Mr. Casstevens was employed by Price Waterhouse from 1987 to 1993. Mr. Casstevens is a certified public accountant.

L. STEPHEN HENDRIX has been employed by Krispy Kreme since January 1978. Mr. Hendrix has served as Senior Vice President, Company Store and Associate Operations, since March 1995. From October 1993 to March 1995, Mr. Hendrix served as Senior Vice President, Development.

MICHELLE P. PARMAN has been employed by Krispy Kreme since 1993. Ms. Parman has served as Senior Vice President, Corporate Development since April 1998. Previously, she served as Vice President, Strategic Planning. Before joining Krispy Kreme, Ms. Parman was employed by Price Waterhouse from 1984 to 1993. Ms. Parman is a certified public accountant.

ROBERT H. VAUGHN, JR. has been employed by Krispy Kreme since March 1998. Mr. Vaughn has served as Senior Vice President, Area Developer Operations since December 1999. Previously, he served as Senior Vice President, Sales and Marketing. From January 1993 to March 1998, Mr. Vaughn was President of Gullwing Productions, a licensed apparel company. Mr. Vaughn also served in various capacities with Hanes Printables, a printed and embroidered sportswear manufacturer and a division of Sara Lee Knit Products and the Sara Lee Corporation, from September 1987 until November 1992.

PHILIP R.S. WAUGH, JR. has been employed by Krispy Kreme since May 1993. He has served as Senior Vice President, Franchise Development since April 1998. Previously, he served as Vice President, Franchising. From October 1991 until he joined Krispy Kreme, Mr. Waugh served as Vice President, Corporate Banking with Southern National Bank of North Carolina. From 1982 until October 1991, he served in various capacities with Wachovia Bank, N.A. Mr. Waugh is a co-owner of Midwest Doughnuts, LLC, our Kansas City franchisee.

STAN L. PARKER has been employed by Krispy Kreme since August 1998. Mr. Parker has served as Senior Vice President, Marketing since March 2000. Previously, he served as Vice President, Marketing. From June 1988 to August 1998, Mr. Parker served in a variety of marketing and strategic planning positions with Sara Lee Corporation, working on the Hanes, Hanes Her Way and Champion brands. His last position at Sara Lee was Vice President of Hanes Kidswear.

DARRYL T. WILLIAMS has been employed by Krispy Kreme as Senior Vice President, Sales since March 2000. Mr. Williams served as Vice President, Sales of Sara Lee Branded Apparel, a division of Sara Lee Corporation, from January 1993 to March 2000.

FRANK E. GUTHRIE has been a director since February 1994. Mr. Guthrie has been President of Magic City Doughnuts Corp., our Orlando area franchisee, since 1998, and co-owns that company with another one of our directors, Mr. McCoy. He has also been President and owner of Classic City Doughnuts Corp., our Athens, Georgia franchisee, since 1992. Additionally, he has been employed by Augusta Doughnut Company, our Augusta, Georgia franchisee, in various capacities since 1961, and he is currently its President and majority owner.

MARY DAVIS HOLT has been a director since July 2000. Ms. Holt has been with Time Inc. for 28 years where she has held the positions of Chief Operations Officer of Time Life Inc., a direct-marketing media company, since 1992 and Senior Executive Vice President of Time Life since 1999. Ms. Holt was employed by Time Life as Chief Operating Officer and Executive Vice President of Time-Life Kids and Time-Life Education from 1996 to 1999, and as President of Time Life Books from 1991 to 1992.

WILLIAM T. LYNCH, JR. has been a director since November 1998. He has served as President and Chief Executive Officer of Liam Holdings LLC, a marketing and capital management firm, since April 1997. Mr. Lynch retired as President and Chief Executive Officer of Leo Burnett Co. in March 1997, after serving with that advertising agency for 31 years.

JOSEPH A. MCALEER, JR. has been a director since May 1988. Mr. McAleer served as Chairman of the board of directors and Chief Executive Officer from September 1995 until his retirement from Krispy Kreme in January 1998. He also served as President from May 1988 until August 1992 and as Chief Operating Officer from May 1988 until August 1992. Mr. McAleer is a co-owner with Mr. Smith, another one of our directors, of Dallas Doughnuts, our Dallas/Fort Worth franchisee. Mr. McAleer is also manager and owner of Mackk LLC, our Mobile, Alabama franchisee. Mr. McAleer is the brother of John N. McAleer, Vice Chairman of our board of directors.

ROBERT L. MCCOY has been a director since February 1994. Mr. McCoy has been President and majority owner of Gulf Florida Doughnut Corp., our Tampa, Florida franchisee, since November 1983, and he is Vice President and co-owner of Magic City Doughnuts with Mr. Guthrie.

JAMES H. MORGAN has been a director since July 2000. He has been a consultant for Wachovia Securities, Inc., a securities and investment banking firm, since January 2000. From April 1999 through December 1999, Mr. Morgan was employed as Chairman and Chief Executive Officer of Wachovia Securities, Inc. Mr. Morgan was employed as Chairman and Chief Executive Officer of Interstate/Johnson Lane, Wachovia Securities' from 1990 to 1999 and led the transition during the merger of Interstate/Johnson Lane and Wachovia Securities in 1999.

STEVEN D. SMITH has been a director since April 1991. Since April 1997, Mr. Smith has been President, and a co-owner with Mr. Joseph A. McAleer, Jr., of Dallas Doughnuts. He has also been President and majority owner of Dales Doughnut Corp., our Tallahassee and Panama City, Florida franchisee, since 1985 and Dales of Dothan, Inc., our Dothan, Alabama franchisee, since 1991. He has also been the Chief Executive Officer and owner of Smiths Doughnuts Inc., our Tuscaloosa, Alabama franchisee, since 1994.

ROBERT L. STRICKLAND has been a director since November 1998. Mr. Strickland retired as Chairman of the Board of Directors of Lowe's Companies, Inc., a home improvement retailer, in January 1998, after 41 years of service. Mr. Strickland is also a director of T. Rowe Price Associates, an investment management firm.

TOGO D. WEST, JR. has been a director since July 2000. Mr. West has served as Secretary of Veterans Affairs and a member of the President's Cabinet since 1998. He served as Secretary of the Army from 1993 to 1998. Mr. West is an attorney who has practiced with the law firm of Covington & Burling in Washington, D.C. and has been a partner of Patterson, Belknap, Webb & Tyler. He has been General Counsel of the Department of Defense, General Counsel of the Department of the Navy and has served with the U.S. Department of Justice. Prior to his most recent government service, Mr. West was Senior Vice President for Government Affairs for the Northrop Corporation, an aerospace and defense systems company.

On December 28, 2000, we announced the appointment of Donald Henshall as President of Krispy Kreme International effective February 2001. Prior to joining Krispy Kreme, Mr. Henshall was Managing Director of New Business Development for Overland Group, Ltd. in London, a maker of branded footwear and apparel. Prior to Overland, Mr. Henshall was President and CEO of Diesel USA Inc., New York and Managing Director-UK & Ireland, Diesel (London) Ltd., a branded apparel retailer.

BOARD OF DIRECTORS

CLASSIFICATION OF DIRECTORS

The board of directors is divided into three classes under our articles of incorporation. Class I consists of four directors who will stand for election at the annual meeting of shareholders to be held in 2003. Class II consists of three directors who will stand for election at the annual meeting of shareholders to be held in 2001. Class III consists of four directors who will stand for election at the annual meeting of shareholders to be held in 2002.

After their initial term following our April 2000 initial public offering, directors in each class will serve for a term of three years. Our bylaws provide that directors can be removed only with cause by a two-thirds majority of the shareholders. Officers are chosen by and serve at the discretion of the board of directors.

BOARD COMMITTEES

The audit committee's primary duties and responsibilities are to monitor the integrity of Krispy Kreme's financial reporting process and internal controls, monitor the independence and performance of our independent accountants and internal auditors and to provide an avenue of communication among our independent accountants, management, internal auditors and the board of directors. As part of these responsibilities, the audit committee annually recommends to the board the appointment of Krispy Kreme's independent accountants and approves all fees and other significant compensation paid to them. William T. Lynch, Jr., Mary Davis Holt and James H. Morgan comprise the members of the audit committee.

The compensation committee reviews and approves the compensation and benefits for our executive officers and the employee benefit plans for all other employees. It makes recommendations to our board of directors regarding these matters. Robert L. Strickland, Robert L. McCoy, Joseph A. McAleer, Jr. and Togo
D. West, Jr. comprise the members of the compensation committee.

EXECUTIVE COMPENSATION

The table below provides information concerning the total compensation received for services rendered to Krispy Kreme during its fiscal year ended January 30, 2000 by our Chief Executive Officer and Krispy Kreme's four other highest paid executive officers, who are referred to as the named officers. "Other annual compensation" includes perquisites and other personal benefits paid to each of the named officers, such as automobile allowances, club dues and medical insurance premiums.

Amounts under "LTIP Payouts" represent bonuses paid to cover loan repayments due to Krispy Kreme in connection with the recognition of income upon the conversion of the Long-Term Incentive Plan, or LTIP, by the named officer. See "-- Other compensation -- Conversion of the Long-Term Incentive Plan" for more information. Amounts under "All Other Compensation" represent the dollar value of bonuses credited to the named officers under our stock bonus plans. See
"-- Other Compensation -- Stock Bonus Plan" and "-- Supplemental Retirement
Plan."

Fiscal 2000 Summary Compensation Table

                                          ----------------------------------------------------------------
                                                 ANNUAL COMPENSATION
                                          ----------------------------------      LONG-TERM
                                                                OTHER ANNUAL   COMPENSATION      ALL OTHER
NAMED OFFICER                               SALARY      BONUS   COMPENSATION   LTIP PAYOUTS   COMPENSATION
-------------                             --------   --------   ------------   ------------   ------------
Scott A. Livengood......................  $332,446   $450,339     $66,751        $151,098     $  46,331
  Chairman of the Board, President and
    Chief Executive Officer
J. Paul Breitbach.......................   234,731    298,611      57,547         162,434        33,169
  Executive Vice President
John N. McAleer.........................   199,845    254,232      52,903          80,636        28,240
  Vice Chairman of the Board and
    Executive Vice President, Concept
    Development
L. Stephen Hendrix......................   130,091    125,877      31,824          35,729        16,534
  Senior Vice President, Company Store
    and Associate Operations
Robert H. Vaughn, Jr....................   139,792    133,377       3,372              --        16,425
  Senior Vice President, Area Developer
    Operations

STOCK OPTIONS

1998 Plan

In fiscal 1999, we established the 1998 Stock Option Plan. Under the terms of the plan, as amended, 2,225,000 shares of our common stock were reserved for issuance to employees and directors. Grants may be made to participants in the form of either incentive stock options or nonqualified stock options. A board committee is granted discretion to administer the plan. Options granted to employees under the plan vest ratably over a three-year period commencing with the second anniversary of the grant date. Options granted to directors under the plan vest ratably over a three-year period commencing on the grant date of the options. The options are for a term of ten years.

As of October 29, 2000, 2,091,000 options were outstanding under this plan, of which 182,000 were exercisable. Under the terms of the plan, any forfeitures of options by participants for any reason will be granted to Mr. Livengood, up to a maximum of 140,000 shares. Because the board of directors reduced the number of shares for which options had been granted to Mr. Livengood in order to make grants to other employees, the board determined that any forfeitures of options by participants for any reason will be granted to Mr. Livengood, up to a maximum of 140,000 shares.

No options were granted to the named officers in fiscal 2000, and now that the 2000 stock incentive plan has been adopted, no further grants under the 1998 stock option plan will be made.

2000 Plan

In fiscal 2001, we established, and our shareholders approved, the 2000 Stock Incentive Plan. Under the terms of the plan, 1,134,000 shares of our common stock are reserved for issuance to our employees, non-employee directors and independent consultants and advisors. Grants may be made to participants in the form of incentive stock options, nonqualified stock options, stock appreciation rights, performance units or restricted and other stock awards. The compensation committee, or a subcommittee thereof, generally has discretion to administer the plan and grant awards. As of October 29, 2000, 162,500 stock options and 2,763 restricted stock awards were outstanding under the plan.

The following table shows information concerning stock options held by each of the named officers at January 30, 2000. None of the named officers held exercisable options as of that date. The value of unexercised in-the-money options assumes the fair value at fiscal year end was our initial public offering price of $21.00 per share.

Fiscal Year End Option Values

                                                       -----------------------------------------------
                                                                                              VALUE OF
                                                                                           UNEXERCISED
                                                                    COMMON SHARES         IN-THE-MONEY
                                                           UNDERLYING UNEXERCISED              OPTIONS
NAMED OFFICER                                          OPTIONS AT FISCAL YEAR END   AT FISCAL YEAR END
-------------                                          --------------------------   ------------------
Scott A. Livengood...................................           580,000                 $9,175,600
J. Paul Breitbach....................................           150,000                  2,373,000
John N. McAleer......................................           150,000                  2,373,000
L. Stephen Hendrix...................................            60,000                    949,200
Robert H. Vaughn, Jr.................................            60,000                    949,200

RETIREMENT INCOME PLAN FOR KEY EMPLOYEES

Effective May 1, 1994, we established a noncontributory, nonqualified defined benefit pension plan known as the Retirement Income Plan for Key Employees for certain of our key employees. The benefits under the retirement plan are based on years of service after 1993 and average final compensation during the employee's career.

The following table shows estimated annual benefits payable to participants in the retirement plan upon retirement at age 65 at the specified remuneration in the various years of service classifications:

Retirement Plan Table

                                                          ---------------------------------------
                                                                                 YEARS OF SERVICE
                                                          ---------------------------------------
FINAL AVERAGE COMPENSATION                                     15        20         25         30
--------------------------                                -------   -------   --------   --------
$100,000................................................  $15,000   $20,000   $ 25,000   $ 30,000
$200,000................................................   30,000    40,000     50,000     60,000
$300,000................................................   45,000    60,000     75,000     90,000
$400,000................................................   60,000    80,000    100,000    120,000

Except for Mr. Vaughn, each of the named officers has five years of credited service. Final average compensation is based solely on the officer's salary. Benefits are computed on a straight-life annuity basis and are not subject to any deductions.

OTHER COMPENSATION

Conversion of the Long-Term Incentive Plan

The Employees' Long-Term Incentive Plan, or the LTIP, enabled eligible employees to defer some or all of bonuses earned under our incentive compensation plans. The deferred amounts were converted to units of phantom stock based on a formula contained in the LTIP. The phantom stock units granted under the LTIP were credited with dividends in a manner identical to our common stock. Pursuant to the terms of the LTIP, a participant's account was to be distributed to him in accordance with the deferral election made by the participant.

In fiscal 1999, we determined that it was in Krispy Kreme's best interest to liquidate the LTIP. Accordingly, we undertook a conversion program whereby phantom stock units under the LTIP were converted into an equivalent number of actual shares of Krispy Kreme common stock. Participants who elected to participate in the conversion received a distribution of shares of our common stock. Non-participants received a cash payout.

Because the distribution of shares of our common stock pursuant to the conversion triggered recognition of income for participants, we established a loan program by which we made 10-year loans with fixed 6% rates of interest available to senior executive participants in an amount equal to 45% of the amount of income recognized as a result of the conversion. Pursuant to this program, we extended loans to the following officers and directors on August 31, 1998:

                                                           -----------------------------------------
                                                                                  AMOUNT OUTSTANDING
OFFICER OR DIRECTOR                                        PRINCIPAL AMOUNT   AS OF JANUARY 30, 2000
-------------------                                        ----------------   ----------------------
Scott A. Livengood.......................................      $449,730              $415,610
J. Paul Breitbach........................................       532,279               491,897
John N. McAleer..........................................       261,406               241,574
L. Stephen Hendrix.......................................       124,663               115,205
Joseph A. McAleer, Jr....................................       504,390               466,123

Some of our other officers and directors also received loans of less than $60,000. Although we are not legally obligated to do so, we have paid and intend to pay supplemental bonuses to the participants over the ten-year period of the loan in an amount necessary to enable the participant to make the loan payment due us after payment of federal and state taxes. The amounts shown in the "Fiscal 2000 Summary Compensation Table" under the "LTIP Payouts" column reflect the bonuses paid to the named officers in that year.

Stock Bonus Plan

Effective February 1, 1999, we established a stock bonus plan. The stock bonus plan provides that Krispy Kreme, in its discretion, may make annual contributions to the plan. Contributions will be made either in the form of Krispy Kreme stock or, if made in cash, invested primarily in Krispy Kreme stock. Company contributions are allocated to eligible employees based on a specific percentage of compensation.

Supplemental Retirement Plan

Effective February 1, 1999, we established a nonqualified supplemental retirement plan for certain management employees. This plan has two components. It provides for "make-whole" contributions to certain management employees whose benefits under the stock bonus plan are limited as a result of legal restrictions on the amount of compensation that can be taken into account under the stock bonus plan. Under this component of this plan, we intend to make a contribution consistent with the contribution made for participants in the stock bonus plan. Contributions will be made in the form of Krispy Kreme stock, or if made in cash, invested primarily in Krispy Kreme stock. In the future, we anticipate that the plan will also provide eligible participants with the opportunity to defer the same percentage of compensation that nonhighly compensated employees can defer under our 401(k) plan.

We funded the stock bonus plan and the stock bonus component of the supplemental retirement plan for fiscal 2000 by contributing 144,737 shares of stock contemporaneously with our initial public offering in April 2000. Amounts credited to the named officers for stock bonuses in fiscal 2000 are shown under the "All Other Compensation" column in the "Fiscal 2000 Summary Compensation Table."

Compensation of directors

We compensate each director who is not an employee with an annual fee of $18,800. Beginning in our fiscal year ending January 28, 2001, this fee will be paid quarterly. Non-employee directors also receive additional fees of $300 per quarter for miscellaneous expenses and approximately $200 monthly for insurance coverage for themselves and their spouses. In addition to these fees, we reimburse each director for travel and other related expenses incurred in attending meetings of the board of directors. In fiscal 1999, we granted each of our seven non-employee directors nonqualified stock options for 39,000 shares under the 1998 stock option plan. These options vest ratably over a three-year period commencing on the grant date and have an exercise price of $5.18 per share. Of the 273,000 options initially issued, 20,000 have been exercised as of the date of this prospectus. Options for 162,000 shares are currently exercisable. In August 2000, we granted 39,000 stock options to each of the directors who was elected to the Board at our Annual Stockholders' Meeting in July 2000. These options vest ratably over a three-year period commencing on the grant date and have an exercise price of $59.06 per share. None of these options is currently exercisable.

Restricted stock plan

In November 1993 and April 1994, the board of directors authorized the issuance of 252,900 and 50,000 shares of restricted stock, respectively, to some of our directors and officers. We made loans to each of the participants for the purchase of these restricted shares. The loans were repaid over a four to six year period and bore interest at 6% per annum. All of these loans have been repaid and all restrictions on the purchased shares have lapsed. The following named officers received loans to purchase restricted stock: Scott A.
Livengood -- $155,311; J. Paul Breitbach -- $116,652; and John N.
McAleer -- $52,844. Some of our other directors also received loans in amounts not exceeding $60,000. We paid the restricted stock plan participants a bonus each year equal to the installment due on the loan.

Area developer equity fund

In March 2000, we established a pooled investment fund, the Krispy Kreme Equity Group, LLC, which invests in new area developers in certain markets. Krispy Kreme officers are eligible to invest in the fund. Members of our board of directors who are not Krispy Kreme officers are not eligible to invest in the fund. Krispy Kreme does not provide any funds to its officers to invest in the fund or provide guarantees for the investment. The fund invests exclusively in new area developers, obtaining up to a five percent interest in them. As of October 29, 2000, the fund had invested in five area developers. If any member of the fund withdraws, the fund has a right of first refusal with respect to the withdrawing member's interest. The remaining members then have the right to purchase any interest the fund does not purchase. Finally, Krispy Kreme is obligated to purchase any remaining interest. Members are required to withdraw from the fund in the event of their death, retirement or termination of employment with Krispy Kreme.

EXECUTIVE CONTRACTS, CHANGE-IN-CONTROL AND OTHER ARRANGEMENTS

Employment contracts

Krispy Kreme has entered into employment agreements with the following named officers:

Scott A. Livengood. Mr. Livengood's employment agreement, dated August 10, 1999, provides for an initial three year term that automatically extends for successive one-year periods each year as of August 10, commencing August 10, 2000, unless Krispy Kreme notifies him, on or before that date each year, that his term is not being extended. Mr. Livengood receives a salary of $375,000 for fiscal 2001 and is eligible for annual increases and a performance-based bonus. Additionally, Mr. Livengood receives non-incentive compensation in the amount of $5,081 per month. He is entitled to participate in and receive other employee benefits which may include, but are not limited to, benefits under any life, health, accident, disability, medical, dental and hospitalization insurance plans, use of a company automobile or an automobile allowance and other perquisites and benefits as are provided to senior managers.

Mr. Livengood's employment agreement may be terminated by Krispy Kreme for good cause. If the agreement is terminated without good cause, Mr. Livengood is entitled to a severance payment consisting of:

     - An amount equal to his current annual base salary and non-incentive compensation through the expiration date of the agreement

     - A lump sum payment, payable within 30 days of termination, equal to his current monthly base salary multiplied by the number of months between the month of discharge and the preceding August, inclusive

     - A lump sum payment, payable within 30 days of termination, equal to three times Mr. Livengood's bonus, calculated at 50% of his annualized base salary for the then current fiscal year, and discounted at the rate of 6% per annum

Mr. Livengood is entitled to the same payments if he terminates his employment after a change in control of Krispy Kreme and his duties or responsibilities with Krispy Kreme are diminished, or he is required to relocate or Krispy Kreme fails to maintain his compensation or benefits levels.

If Mr. Livengood's employment is terminated by reason of death, retirement or voluntary termination, Krispy Kreme will pay him or his estate his base salary, non-incentive compensation, bonuses and benefits through the expiration date of the agreement. In the event he dies, his estate will be paid a $5,000 benefit. In the event Mr. Livengood's employment is terminated by reason of disability, Krispy Kreme will pay his base salary, non-incentive compensation, bonuses and benefits for a period of six months following the date of disability. In addition, if Mr. Livengood is terminated for any reason other than by voluntary termination or upon a change in control of Krispy Kreme (whether or not he terminates employment), his outstanding stock options will fully vest.

Krispy Kreme will also pay Mr. Livengood an additional amount equal to any excise tax he is required to pay due to any payments under his agreement constituting "excess parachute payments" under the Internal Revenue Code, as well as any additional income taxes or excise taxes imposed on such payments.

In the event Mr. Livengood's employment is terminated for good cause or he terminates voluntarily, Mr. Livengood will be subject to a non-compete agreement for a period of two years following the termination. During this two year period, Mr. Livengood will be prohibited from engaging in the business of making and selling doughnuts and complementary products within certain defined geographical areas. This prohibition does not apply, however, to Mr. Livengood's development rights described in "Related Party Transactions."

John N. McAleer. Mr. McAleer's employment agreement expires on August 10, 2002. Commencing on August 10, 2000, the term of this agreement automatically extends for successive one-year periods each year as of August 10, unless Krispy Kreme notifies him, on or before that date each year, that his term is not being extended. Mr. McAleer receives a salary of $214,000 for fiscal 2001 and is eligible for annual increases and a performance-based bonus. Additionally, Mr. McAleer receives non-incentive compensation in the amount of $3,927 per month. Mr. McAleer is entitled to participate in and receive other employee benefits and perquisites similar to those provided to Mr. Livengood, and the severance provisions for Mr. McAleer are also similar to Mr. Livengood's.

J. Paul Breitbach. Mr. Breitbach's employment agreement expires on August 10, 2001. Commencing on August 10, 2000, the term of this agreement automatically extends for successive one-year periods each year as of August 10, unless Krispy Kreme notifies him, on or before that date each year, that his term is not being extended. Mr. Breitbach receives a salary of $252,000 for fiscal 2001 and is eligible for annual increases and a performance-based bonus. Additionally, Mr. Breitbach receives non-incentive compensation in the amount of $4,314 per month. Mr. Breitbach is entitled to participate in and receive other employee benefits and perquisites similar to those provided to Mr. Livengood, and the severance provisions for Mr. Breitbach are also similar to Mr. Livengood's.

Change-in-control arrangements

The option agreements under our stock option plan provide that all options become vested and exercisable upon a corporate reorganization, as defined in the stock option plan, provided that the executives Krispy Kreme employed on the date of that corporate reorganization remain employed by Krispy Kreme on the date of the corporate reorganization.

Other arrangements

On August 10, 1999, our board of directors approved the transfer to Mr. Livengood of some membership benefits to the Educational Foundation of the University of North Carolina at Chapel Hill upon Mr. Livengood's termination of service.

On December 7, 2000, Margaret Urquhart resigned from her position as President of Krispy Kreme Stores North America and transitioned into a consulting role with us. Under her employment agreement, Ms. Urquhart has received a lump sum payment of approximately $740,000 and is entitled to receive payments in lieu of her annual base salary of $285,000 for two years. In addition, options to purchase 150,000 shares of our common stock at an exercise price of $21.00 vested immediately upon Ms. Urquhart's resignation and are exercisable for a period of two years from her date of resignation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Robert L. Strickland, Robert L. McCoy and Joseph A. McAleer, Jr. comprised the members of the compensation committee during our fiscal year ended January 30, 2000. Mr. McAleer is a former executive officer of Krispy Kreme, and both Messrs. McAleer and McCoy conduct business with Krispy Kreme through franchises as described in "Related Party Transactions."

                       PRINCIPAL AND SELLING SHAREHOLDERS

The following table presents information regarding the beneficial ownership of common stock as of December 31, 2000, and as adjusted to reflect the sale of common stock offered hereby, by: (1) each person who beneficially owns more than 5% of our common stock; (2) each of our directors and named officers; (3) all current executive officers and directors as a group and (4) the other selling shareholders. Beneficial ownership is determined under the rules of the Securities and Exchange Commission, or SEC. These rules deem common stock subject to options currently exercisable, or exercisable within 60 days, to be outstanding for purposes of computing the percentage ownership of the person holding the options or of a group of which the person is a member, but they do not deem such stock to be outstanding for purposes of computing the percentage ownership of any other person or group. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with regard to all shares beneficially owned. The applicable percentage ownership for each shareholder before the offering is based on 12,957,720 shares of common stock outstanding as of December 31, 2000. The percentages for after the offering give effect to the issuance by Krispy Kreme of 150,000 shares in this offering. The shares being offered and the numbers and percentages after the offering assume no exercise of the underwriters' over-allotment option.

                               ------------------------------------------------------------------
                               SHARES BENEFICIALLY OWNED               SHARES TO BE BENEFICIALLY
                                 PRIOR TO THE OFFERING        SHARES    OWNED AFTER THE OFFERING
                               --------------------------      BEING   --------------------------
NAME                               NUMBER         PERCENT    OFFERED       NUMBER         PERCENT
----                           ----------        --------   --------   ----------        --------
5% HOLDERS, EXECUTIVE
  OFFICERS AND DIRECTORS:
John N. McAleer, including
  1,526,857 shares held
  prior to the offering and
  1,392,857 shares held after
  the offering by the estate
  of Joseph A. McAleer, Sr.,
  of which John N. McAleer
  is the executor(1)(17).....  1,701,070           13.1%     264,000   1,437,070           12.0%
McAleer Investments Limited
  Partnership(2).............    984,943            7.6           --     984,943            7.5
Robert L. McCoy(3)(4)........    729,180            5.6           --     685,473            5.2
Joseph A. McAleer, Jr.(3)....    468,720            3.6           --     468,720            3.6
J. Paul Breitbach(5).........    325,093            2.5           --     325,093            2.5
Scott A. Livengood(6)........    311,043            2.4           --     311,043            2.4
Steven D. Smith(3)(7)........    226,580            1.7           --     226,580            1.7
Frank E. Guthrie(3)(8).......    202,980            1.6           --     202,980            1.5
L. Stephen Hendrix(9)........     73,993              *           --      73,993              *
William T. Lynch,
  Jr.(3)(10).................     51,200              *           --      51,200              *
Robert L.
  Strickland(3)(11)..........     46,500              *           --      46,500              *
Robert H. Vaughn, Jr.(12)....     20,690              *           --      20,690              *
James H. Morgan(13)..........      1,000              *           --       1,000              *
Mary Davis Holt..............         --              *           --          --              *
Togo D. West, Jr.............         --              *           --          --              *
All directors and executive
  officers as a group (20
  persons)...................  4,264,249           32.5                3,956,542           29.8

OTHER SELLING SHAREHOLDERS:

                               ------------------------------------------------------------------
                               SHARES BENEFICIALLY OWNED               SHARES TO BE BENEFICIALLY
                                 PRIOR TO THE OFFERING        SHARES    OWNED AFTER THE OFFERING
                               --------------------------      BEING   --------------------------
NAME                               NUMBER         PERCENT    OFFERED       NUMBER         PERCENT
----                           ----------        --------   --------   ----------        --------
Shannon Warren Berry(14).....      4,000              *        1,748       2,252              *
Coomer Corporation(15).......    200,000            1.5       87,418     112,582              *
Degenhardt Family Enterprises
  LP(16).....................    212,000            1.6       34,966     177,034            1.4
Maureen E. Dorgan(17)........      3,000              *        3,000          --              *
Pamela M. Dorgan(17).........      3,000              *        3,000          --              *
Patricia McAleer
  Dorgan(17).................    147,620            1.1      130,000      17,620              *
William J. Dorgan, Jr.(17)...      3,000              *        3,000          --              *
Early Morning Donuts,
  Inc.(18)...................     49,720              *       17,483      32,237              *
Ashley H. Farley(19).........    181,380            1.4      114,950      66,430              *
EL Harding TTEE(20)..........    220,000            1.7      192,312      27,688              *
Barbara Dorgan
  Hasselbring(17)............      4,200              *        4,200          --              *
Patricia Dorgan Hayden(17)...      5,500              *        5,500          --              *
Holland H. Haynie(21)........     56,000              *        8,741      47,259              *
Elbert N. Herring(22)........    122,400              *       85,142      37,258              *
Joanne W. Herring(23)........     97,400              *       67,659      29,741              *
Miles M. Herring(24).........    167,380            1.3      112,240      55,140              *
Julia D. Lake(25)............        524              *           87         437              *
Scott R. Lake(26)............        524              *          350         174              *
Bernadette C. McAleer(17)....     45,000              *       25,000      20,000              *
B.L. McCoy, Jr. Residual
  Trust(27)..................    550,000            4.2       43,707     506,293            3.9
Jeremy H. Middlebrooks(28)...      4,000              *        2,000       2,000              *
S.C. and Sandra McAleer
  Middlebrooks(17)(29).......    210,380            1.6      200,000      10,380              *
Erwin L. Query, Jr.(30)......      7,100              *        1,748       5,352              *
Mabel Stowe Query(31)........     54,628              *        9,550      45,078              *
Ryefield Family LP(32).......    165,000            1.3       28,847     136,153            1.0
Jeanne McAleer
  Sanderford(33).............    104,000              *      100,000       4,000              *
George B. Scruggs(34)........     14,000              *       12,238       1,762              *
Shannon McAleer
  Silvernail(17)(35).........    166,300            1.3      110,000      56,300              *
Brian W. Smith(36)...........      3,740              *        1,748       1,992              *
Kathy S. Smith(37)...........     69,060              *       13,112      55,948              *
Tom Smith(38)................     50,300              *        8,741      41,559              *
Bernadette Dorgan
  Switzer(17)................      4,000              *        4,000          --              *
Nanette Elizabeth McAleer
  Tillman(17)................    135,000            1.0      105,000      30,000              *
Brian C. Warren(39)..........     10,000              *        6,556       3,444              *
Dale H. Warren(40)...........      2,000              *          874       1,126              *
Jeffrey K. Warren(41)........     14,000              *        8,741       5,259              *
RL Warren Doughnut Co.,
  Inc.(42)...................     20,000              *        8,741      11,259              *
Ronald L. Warren(43).........     30,000              *        8,741      21,259              *
Margie R. Whitaker(44).......     50,000              *        8,741      41,259              *
WW Reese Doughnuts(45).......     28,000              *        6,119      21,881              *

---------------

* Less than one percent.

(1) Includes, in addition to the 1,526,857 shares owned by the estate of Joseph
A. McAleer, Sr., of which Mr. John N. McAleer is the executor, of which 134,000 shares are being sold in this offering, and the 173,080 shares held directly by Mr. McAleer, of which 130,000 shares are being sold in this offering: (a) 600 shares owned by Jamie Dickinson McAleer, Mr. John N. McAleer's spouse; and (b) 533 shares held by a tax-qualified trust pursuant to the Krispy Kreme Profit-Sharing Stock Ownership Plan. Mr. McAleer's address is 370 Knollwood Street, Winston-Salem, North Carolina 27103.

(2) See note (17) below. McAleer Investments Limited Partnership has granted the underwriters an option to purchase 100,000 shares pursuant to the underwriters' over-allotment option. The address for McAleer Investment Limited Partnership is 435 Westover Avenue, Winston-Salem, NC 27104.

(3) Includes 26,000 shares issuable upon the exercise of currently vested stock options awarded under our stock option plan.

(4) Includes: (a) 550,000 shares held by the B.L. McCoy, Jr. Residual Trust, a trust of which Carolyn McCoy, Robert L. McCoy and Bonnie Silvey Vandegrift are co-trustees, of which 43,707 shares are being sold in this offering (50,000 shares if the underwriters exercise their over-allotment option in full) as described in note (28) below; (b) 85,000 shares owned by Mr. McCoy indirectly through his ownership of 100% of the voting interest of R&P Six Limited Partnership; (c) 9,200 shares held by the William Robert McCoy Trust established under the Florida Uniform Trust for Minors Act, a trust of which Mr. McCoy is the sole custodian; (d) 9,300 shares held by the Julie Ann McCoy Trust established under the Florida Uniform Trust for Minors Act, a trust of which Mr. McCoy is the sole custodian; (e) 9,000 shares held by the Robert Bailey McCoy Trust established under the Florida Uniform Trust for Minors Act, a trust of which Mr. McCoy is the sole custodian; (f) 9,000 shares held by the Sarah Elizabeth McCoy Trust established under the Florida Uniform Trust for Minors Act, a trust of which Mr. McCoy is the sole custodian; (g) 9,000 shares held by the Lisa Michelle McCoy Trust established under the Florida Uniform Trust for Minors Act, a trust of which Mr. McCoy is the sole custodian; and (h) 9,000 shares held by the Michael Phillip McCoy Trust established under the Florida Uniform Trust for Minors Act, a trust of which Mr. McCoy is the sole custodian. Mr. McCoy's address is 8425 North Florida Avenue, Tampa, Florida 33604.

(5) Includes (a) 67,800 shares held by the Breitbach Children's Trust, a trust of which Mr. Breitbach is the sole trustee; and (b) 533 shares held by a tax-qualified trust pursuant to the Krispy Kreme Profit-Sharing Stock Ownership Plan.

(6) Includes (a) 533 shares held by a tax-qualified trust pursuant to the Krispy Kreme Profit-Sharing Stock Ownership Plan; (b) 500 shares held by the Adrienne
A. Livengood Irrevocable Trust for the benefit of Matthew Scott Livengood, Mr. Livengood's son, a trust of which Adrienne A. Livengood, Mr. Livengood's spouse, is the sole trustee; (c) 500 shares held by the Adrienne A. Livengood Irrevocable Trust for the benefit of Gregory Alan Livengood, Mr. Livengood's son, a trust of which Adrienne A. Livengood is the sole trustee; (d) 500 shares held by the Adrienne A. Livengood Irrevocable Trust for the benefit of John Erik Livengood, Mr. Livengood's son, a trust of which Adrienne A. Livengood is the sole trustee; and (e) 150 shares owned by Matthew Scott Livengood, Mr. Livengood's son.

(7) Includes 28,320 shares owned beneficially by Connie Sue Smith, Mr. Smith's spouse.

(8) Includes 132,000 shares owned by Mr. Guthrie indirectly through his ownership of 60% of the outstanding voting shares of Augusta Doughnut Company.

(9) Includes 533 shares held by a tax-qualified trust pursuant to the Krispy Kreme Profit-Sharing Stock Ownership Plan.

(10) Includes (a) 20,000 shares owned by Mr. Lynch indirectly through his ownership of 100% of the outstanding shares of Liam Holdings, LLC; and (b) 200 shares owned by Molly C. Lynch, Mr. Lynch's daughter, of which Mr. Lynch disclaims beneficial ownership.

(11) Includes (a) 20,000 shares held by the Robert Louis Strickland Revocable Living Trust, a trust of which Mr. Strickland is the sole trustee; and (b) 500 shares held by the Strickland Family Foundation, of which Mr. Strickland is co-trustee.

(12) Includes (a) 390 shares held by a tax-qualified trust pursuant to the Krispy Kreme Profit-Sharing Stock Ownership Plan; (b) 150 shares owned by Tyler Vaughn, Mr. Vaughn's son; and (c) 150 shares owned by Grace Vaughn, Mr. Vaughn's daughter.

(13) Consists of 1,000 shares owned beneficially by Margaret O. Morgan, Mr. Morgan's spouse.

(14) Shannon Warren Berry is the daughter of a franchisee. In addition to the shares of our common stock to be sold in this offering as noted in the table above, Ms. Berry has granted the underwriters an option to purchase 252 additional shares pursuant to the underwriters' over-allotment option.

(15) The president of Coomer Corporation is Ralph J. Coomer, a franchisee. In addition to the shares of our common stock to be sold in this offering as noted in the table above, Coomer Corporation has granted the underwriters an option to purchase 12,582 additional shares pursuant to the underwriters' over-allotment option.

(16) The general partner of Degenhardt Family Enterprises LP is Charles Degenhardt, a franchisee. In addition to the shares of our common stock to be sold in this offering as noted in the table above, Degenhardt Family Enterprises LP has granted the underwriters an option to purchase 5,034 additional shares pursuant to the underwriters' over-allotment option.

(17) See note (2) above. As of December 29, 2000, members of the McAleer family and their affiliates contributed shares of our common stock into the McAleer Investments Limited Partnership, for which John N. McAleer, Patricia Dorgan, Jeanne McAleer Sanderford, Sandra McAleer Middlebrooks, Shannon McAleer Silvernail and Nanette Elizabeth McAleer Tillman are the general partners. The following selling shareholders have contributed shares to and are limited partners in the limited partnership as of December 31, 2000: Maureen E. Dorgan, Pamela M. Dorgan, Patricia McAleer Dorgan, William J. Dorgan, Jr., Barbara Dorgan Hasselbring, Patricia Dorgan Hayden, Bernadette C. McAleer, John N. McAleer, S.C. Middlebrooks, Sandra McAleer Middlebrooks, Jeanne McAleer Sanderford, Shannon McAleer Silvernail, Bernice Dorgan Switzer and Nanette Elizabeth McAleer Tillman. None of these selling shareholders or any other person or entity, acting individually, holds a majority voting or investment interest in the limited partnership. As described elsewhere in this prospectus, members of the McAleer family are affiliated with Krispy Kreme in various capacities.

(18) The president of Early Morning Donuts, Inc., Joseph R. Adcroft, is a franchisee. In addition to the shares of our common stock to be sold in this offering as noted in the table above, Early Morning Donuts has granted the underwriters an option to purchase 2,517 additional shares pursuant to the underwriters' over-allotment option.

(19) Ashley H. Farley is the sister of a franchisee. In addition to the shares of our common stock to be sold in this offering as noted in the table above, Ms. Farley has granted the underwriters an option to purchase 16,550 additional shares pursuant to the underwriters' over-allotment option.

(20) In addition to the shares of our common stock to be sold in this offering as noted in the table above, EL Harding TTEE has granted the underwriters an option to purchase 27,688 additional shares pursuant to the underwriters' over-allotment option.

(21) Includes 24,000 shares held by Mr. Haynie's wife for which Mr. Haynie disclaims beneficial ownership. Mr. Haynie is a retired franchisee. In addition to the shares of our common stock to be sold in this offering as noted in the table above, Mr. Haynie has granted the underwriters an option to purchase 1,259 additional shares pursuant to the underwriters' over-allotment option.

(22) Elbert N. Herring is a former franchisee and a former Chairman of the Board of Krispy Kreme. In addition to the shares of our common stock to be sold in this offering as noted in the table above, Mr. Herring has granted the underwriters an option to purchase 12,258 additional shares pursuant to the underwriters' over-allotment option.

(23) Joanne W. Herring is Elbert N. Herring's wife. In addition to the shares of our common stock to be sold in this offering as noted in the table above, Ms. Herring has granted the underwriters an option to purchase 9,741 additional shares pursuant to the underwriters' over-allotment option.

(24) Miles M. Herring is a franchisee and is the son of Elbert N. Herring and Joanne W. Herring. In addition to the shares of our common stock to be sold in this offering as noted in the table above, Mr. Herring has granted the underwriters an option to purchase 16,160 additional shares pursuant to the underwriters' over-allotment option.

(25) Julia D. Lake is the daughter of a franchisee. In addition to the shares of our common stock to be sold in this offering as noted in the table above, Ms. Lake has granted the underwriters an option to purchase 13 additional shares pursuant to the underwriters' over-allotment option.

(26) Scott R. Lake is the son of a franchisee. In addition to the shares of our common stock to be sold in this offering as noted in the table above, Mr. Lake has granted the underwriters an option to purchase 50 additional shares pursuant to the underwriters' over-allotment option.

(27) See note (4) above. In addition to the shares of our common stock to be sold in this offering as noted in the table above, B.L. McCoy, Jr. Residual Trust has granted the underwriters an option to purchase 6,293 additional shares pursuant to the underwriters' over-allotment option.

(28) Mr. Middlebrooks is the son of S.C. and Sandra McAleer Middlebrooks.

(29) Includes (a) 200,000 shares held jointly by S.C. and Sandra McAleer Middlebrooks; (b) 3,460 shares held by the John N. McAleer 1999 Trust for the benefit of Jennifer A. McAleer, Mr. John N. McAleer's daughter, a trust of which Sandra Middlebrooks McAleer, Mr. John N. McAleer's sister, is the sole trustee;
(c) 3,460 shares held by the John N. McAleer 1999 Trust for the benefit of Lauren E. McAleer, Mr. John N. McAleer's daughter, a trust of which Sandra Middlebrooks McAleer is the sole trustee; and (d) 3,460 held by the John N. McAleer 1999 Trust for the benefit of Alexander B. McAleer, Mr. John N. McAleer's son, a trust of which Sandra Middlebrooks McAleer is the sole trustee.

(30) Erwin L. Query, Jr. is the cousin of a franchisee. In addition to the shares of our common stock to be sold in this offering as noted in the table above, Mr. Query has granted the underwriters an option to purchase 252 additional shares pursuant to the underwriters' over-allotment option.

(31) Mabel Stowe Query is the mother of a franchisee. In addition to the shares of our common stock to be sold in this offering as noted in the table above, Ms. Query has granted the underwriters an option to purchase 1,375 additional shares pursuant to the underwriters' over-allotment option.

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

(32) The general partner of Ryefield Family LP, Richard L. Query, is a franchisee. In addition to the shares of our common stock to be sold in this offering as noted in the table above, Ryefield Family LP has granted the underwriters an option to purchase 4,153 additional shares pursuant to the underwriters' over-allotment option.

(33) Includes 4,000 shares held by the Jeanne M. Sanderford Irrevocable Trust dated 12/20/91, a trust of which Jeanne McAleer Sanderford is the sole trustee, in which 2,000 shares are held for the benefit of Carter Reid Sanderford and 2,000 shares are held for the benefit of Ryan Nicholas Sanderford.

(34) George B. Scruggs is the brother of a franchisee. In addition to the shares of our common stock to be sold in this offering as noted in the table above, Mr. Scruggs has granted the underwriters an option to purchase 1,762 additional shares pursuant to the underwriters' over-allotment option.

(35) Includes 30,120 shares held by the Shannon M. Silvernail Irrevocable Trust dated 10/20/91, a trust of which Shannon McAleer Silvernail is the sole trustee, in which 15,060 shares are held for the benefit of Emily Anne Silvernail and 15,000 shares are held for the benefit of Patrick Vaughan Silvernail.

(36) Brian W. Smith is the nephew of a franchisee and member of our board. In addition to the shares of our common stock to be sold in this offering as noted in the table above, Mr. Smith has granted the underwriters an option to purchase 252 additional shares pursuant to the underwriters' over-allotment option.

(37) Kathy S. Smith is the sister of a franchisee and member of our board. In addition to the shares of our common stock to be sold in this offering as noted in the table above, Ms. Smith has granted the underwriters an option to purchase 1,888 additional shares pursuant to the underwriters' over-allotment option.

(38) Includes 3,740 shares held for the UTMA Trust for Whitney Leigh Smith, Tom Smith's daughter. Tom Smith is the brother of a franchisee and member of our board. In addition to the shares of our common stock to be sold in this offering as noted in the table above, Mr. Smith has granted the underwriters an option to purchase 1,259 additional shares pursuant to the underwriters' over-allotment option.

(39) Brian C. Warren is the son of a franchisee. In addition to the shares of our common stock to be sold in this offering as noted in the table above, Mr. Warren has granted the underwriters an option to purchase 944 additional shares pursuant to the underwriters' over-allotment option.

(40) Dale H. Warren is the former wife of a franchisee. In addition to the shares of our common stock to be sold in this offering as noted in the table above, Ms. Warren has granted the underwriters an option to purchase 126 additional shares pursuant to the underwriters' over-allotment option.

(41) Jeffrey K. Warren is the son of a franchisee. In addition to the shares of our common stock to be sold in this offering as noted in the table above, Mr. Warren has granted the underwriters an option to purchase 1,259 additional shares pursuant to the underwriters' over-allotment option.

(42) The president of RL Warren Donut Co., Inc. is Ronald L. Warren, a franchisee. In addition to the shares of our common stock to be sold in this offering as noted above, RL Warren Donut Co. has granted the underwriters an option to purchase 1,259 additional shares pursuant to the underwriters' over-allotment option.

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

(43) Ronald L. Warren is a franchisee. In addition to the shares of our common stock to be sold in this offering as noted in the table above, Mr. Warren has granted the underwriters an option to purchase 1,259 additional shares pursuant to the underwriters' over-allotment option.

(44) Margie R. Whitaker is a franchisee. In addition to the shares of our common stock to be sold in this offering as noted in the table above, Ms. Whitaker has granted the underwriters an option to purchase 1,259 additional shares pursuant to the underwriters' over-allotment option.

(45) The president of WW Reese Doughnuts is Glen W. Reese, a franchisee. In addition to the shares of our common stock to be sold in this offering as noted in the table above, WW Reese Doughnuts has granted the underwriters an option to purchase 881 additional shares pursuant to the underwriters' over-allotment option.

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

                           RELATED PARTY TRANSACTIONS

ASSOCIATES' LICENSE AGREEMENTS WITH RELATED PARTIES

We are parties to associates' license agreements with some of our directors. Our associates' license agreements permit the associate to sublicense the franchise to a company that is majority-owned and principally managed by the associate. Our director-associates have generally sublicensed in this manner. These agreements grant each associate a license to produce, market, package and sell Krispy Kreme doughnuts and other products in a specified territory.

Each associate must purchase mixes and equipment from us and, as a result, we have outstanding accounts receivable, from time to time, with each of our associates. Additionally, our associates pay us franchise royalties. The table below shows KKM&D sales to and royalties from our directors' affiliated franchise companies during the periods indicated.

                                                 ------------------------------------------------------
                                                                       YEAR ENDED
                                                 ------------------------------------------------------
DIRECTOR AND FRANCHISE COMPANIES                 FEBRUARY 1, 1998   JANUARY 31, 1999   JANUARY 30, 2000
--------------------------------                 ----------------   ----------------   ----------------
                                                                     (In thousands)
Frank E. Guthrie:
  Augusta Doughnut Company.....................       $  639             $  669             $  834
  Classic City Doughnuts Corp..................          229                236                291
Frank E. Guthrie and Robert L. McCoy:
  Magic City Doughnuts Corporation.............           --                  1              1,073
Joseph A. McAleer, Jr.:
  Mackk LLC....................................           --              1,878              2,110
Joseph A. McAleer, Jr. and Steven D. Smith:
  Dallas Doughnuts.............................           --                 --              1,335
Robert L. McCoy:
  Gulf Florida Doughnut Corp...................        1,290              1,868              2,416
Robert J. Simmons:
  Simac, Inc...................................          578                576                997
Steven D. Smith:
  Dales Doughnut Corp..........................          646                803                833
  Dale's Doughnuts of Dothan, Inc..............          287                288                315
  Smiths Doughnuts, Inc........................          429                435                456

Our agreement with Mr. Guthrie, which he has sublicensed to Magic City Doughnuts Corporation, obligates him to develop and operate a total of four stores in the Orlando, Florida area by December 31, 2001, one of which was open as of January 30, 2000. Mr. Guthrie co-owns Magic City Doughnuts with Mr. McCoy. Our agreement with Mr. Joseph A. McAleer, Jr., which he has sublicensed to Dallas Doughnuts, obligates him to develop and operate a total of eight stores in the Dallas/Fort Worth territory by December 31, 2003, one of which was open as of January 30, 2000. Mr. Joseph A. McAleer, Jr. co-owns Dallas Doughnuts with Mr. Smith.

We are also parties to associates' license agreements with two brothers-in-law of Messrs. Joseph A. McAleer, Jr. and John N. McAleer, our Vice Chairman and Executive Vice President, Concept Development. Mr. William J. Dorgan operates stores in Biloxi and Gulfport, Mississippi through Dorgan's Doughnut Company, Inc. Total KKM&D sales to and royalties from Dorgan's Doughnut Company were $338,000 in fiscal 1998, $361,000 in fiscal 1999 and $446,000 in fiscal 2000.
Since September 1998, Pat Silvernail has operated two stores in Macon, Georgia through S&P of Macon, Inc. Total KKM&D sales to and royalties from S&P of Macon were $285,000 in fiscal 1999 and $1,031,000 in fiscal 2000.

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

THE KINGSMILL PLAN

In December 1994, we implemented a plan to provide franchise opportunities to corporate management, which we refer to as the Kingsmill Plan. Under the terms of the Kingsmill Plan, we agreed to make franchise opportunities available to members of corporate management who met our ordinary franchisee qualifications and to provide financial assistance in the form of collateral repurchase agreements and company guaranties of bank loans. We established similar franchise opportunity plans for store managers and associate operators. We have terminated the plan, except for existing participants with whom we have entered into or agreed to enter into a franchise agreement. The collateral repurchase agreements and guaranties we have made pursuant to the Kingsmill Plan are described below.

DEVELOPMENT RIGHTS OF OFFICERS AND DIRECTORS

We entered into a letter agreement with Mr. Scott A. Livengood, our Chairman, President and Chief Executive Officer, on April 12, 1994. We granted Mr. Livengood the option to develop stores in Alamance, Durham and Orange Counties, North Carolina, and the State of Colorado pursuant to the Kingsmill Plan. Mr. Livengood subsequently relinquished his development rights to the State of Colorado and obtained the rights to develop stores in Northern California, also pursuant to the Kingsmill Plan. Mr. Livengood has released these rights in favor of Krispy Kreme in exchange for the right to purchase a minority interest (approximately 6.0%) in future joint ventures between Krispy Kreme and area developers, including the Northern California joint venture. Mr. Livengood will not be active in the management of the ventures while employed by Krispy Kreme. Also, he will not receive any financial assistance from us under the Kingsmill Plan or any other arrangement. Additionally, the terms of the franchise agreements for these ventures will be consistent with other area developers. We are a guarantor under a $5.0 million revolving line of credit of our Northern California joint venture, in which we have a majority ownership interest and Mr. Livengood has a 6% ownership interest. As of October 29, 2000, approximately $1.6 million was outstanding under this revolving line of credit.

In August 1999, Mr. John N. McAleer, our Vice Chairman and Executive Vice President, Concept Development, obtained area development rights for the metropolitan areas of Portland and Seattle pursuant to the Kingsmill Plan. Mr. McAleer released these rights in favor of Krispy Kreme. Mr. McAleer owns a minority interest in a limited liability company to which Krispy Kreme has granted area development rights for the metropolitan areas of Portland, Seattle, Anchorage, Hawaii and Vancouver. Mr. McAleer will not be active in the management of the territory while employed by Krispy Kreme. Also, he will not receive any financial assistance from us under the Kingsmill Plan or any other arrangement. Additionally, the terms of the franchise agreement for this territory will be consistent with other area developers.

Pursuant to the Kingsmill Plan, we are a party to an area development agreement with Midwest Doughnuts, LLC, dated May 29, 1996. Mr. Philip R.S. Waugh, Jr., our Senior Vice President, Franchise Development, owns 50% of the membership interests in Midwest Doughnuts. Under the terms of the agreement, the area developer is required to open a minimum of four stores in the Kansas City territory, three of which were open as of January 30, 2000. The requirement to open a fourth store has been suspended. Total KKM&D sales to and royalties from Midwest Doughnuts were $545,000 in 1998, $1.4 million in fiscal 1999 and $1.5 million in fiscal 2000.

We entered into a letter agreement with Mr. Joseph A. McAleer, Jr., a Krispy Kreme director, on February 15, 1994 granting him the option to acquire three stores located in Mobile, Alabama. Mr. McAleer purchased the stores on February 1, 1998 for a total purchase price of $1.6 million, subject to certain adjustments. The purchase price was determined on the basis of the amount paid for the stores in 1990, the face value of store receivables and the cost of the store's inventory,

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

mutually determined by Mr. McAleer and Krispy Kreme. We also granted Mr. McAleer the right to develop up to ten stores in the New Orleans, Louisiana territory.

COLLATERAL REPURCHASE AGREEMENTS, FRANCHISEE GUARANTIES AND OTHER AGREEMENTS

On December 21, 1998, we entered into collateral repurchase agreements in favor of Suntrust Bank, Central Florida, National Association with respect to a loan incurred by Magic City Doughnut Corporation in the original principal amount of $435,000. Messrs. Frank E. Guthrie and Robert L. McCoy, two of our directors, co-own Magic City Doughnut Corporation. The loan is secured by the equipment used in the operation of a Krispy Kreme store located in Winter Park, Florida and a pledge of company stock owned by Mr. Guthrie, a trust of which Mr. McCoy is the sole trustee and Mrs. Patricia B. McCoy, who is Mr. McCoy's spouse. In the event that the borrower defaults on the loan, we are obligated to repurchase the equipment at a purchase price equal to the lesser of $302,000 or the unpaid balance of the loan. We are also obligated to purchase the pledged shares from the bank at book value.

On September 18, 1998, we entered into a guaranty agreement with Mr. Beattie F. Armstrong and Beattie F. Armstrong, Inc. for Mr. Pat Silvernail and his wife, Mrs. Shannon McAleer Silvernail, and S&P of Macon, Inc., our Macon, Georgia franchisee. Mrs. Silvernail is the sister of, and Mr. Silvernail is consequently a brother-in-law to, Mr. Joseph A. McAleer, Jr. and Mr. John N. McAleer. Under the terms of the agreement, we agreed to guarantee two loans in the combined original principal amount of $1.0 million obtained by the Silvernails and S&P of Macon to finance the purchase of a Krispy Kreme associates' license agreement and the two Macon stores.

On March 31, 1998 and December 31, 1998, respectively, we entered into a collateral repurchase agreement and a guaranty agreement in favor of Bank of Blue Valley with respect to a loan in the amount of $765,000 incurred by Midwest Doughnuts under the terms of the Kingsmill Plan. Mr. Philip R.S. Waugh, Jr., who is our Senior Vice President, Franchise Development, is a 50% owner of Midwest Doughnuts. The loan was secured by the equipment used in the operation of a Krispy Kreme store located in Merriam, Kansas. If Midwest Doughnuts had defaulted on the loan, we would have been obligated to repurchase the equipment at a purchase price equal to the lesser of $335,000 or the unpaid portion of the loan used to fund the purchase of the pledged assets. In addition to our obligation under the collateral repurchase agreement, we would have been obligated under the guaranty agreement to pay the lender up to $205,000 if Midwest Doughnuts had defaulted on the loan. This loan has been repaid and we have been released from our obligations under both the collateral repurchase agreement and our guaranty agreement.

On January 30, 1998, we entered into a collateral repurchase agreement in favor of Branch Banking and Trust Company with respect to loans incurred by Mackk, LLC in the maximum aggregate principal amount of $1.8 million. Mr. Joseph A. McAleer, Jr. is the manager and owner of Mackk, LLC. The loans were secured in part by the equipment and other items of personal property used in the operation of three Krispy Kreme stores located in Mobile, Alabama. The loans were further secured by a pledge of shares of Krispy Kreme stock owned by Mr. McAleer. If Mackk, LLC had defaulted on the loans, we would have been obligated to repurchase the equipment and personal property at a purchase price equal to the lesser of $325,000 or the unpaid portion of the loans used to fund the purchase of the pledged assets. We also would have been required to purchase the pledged shares from the bank at book value in the event of default. We have been released from our obligations under this collateral repurchase agreement.

On January 2, 1998, we entered into a collateral repurchase agreement in favor of Branch Banking and Trust Company with respect to a loan incurred by the Brevard Tennis and Athletic Club, Incorporated and Mrs. Bonnie Silvey Vandegrift in the original principal amount of $326,000. Mrs. Vandegrift beneficially owns more than 5% of our outstanding stock and is the sister of

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

Mr. Robert L. McCoy, one of our directors. The loan is secured by a pledge of Krispy Kreme stock personally owned by Mrs. Vandegrift. In the event that the borrower defaults on the loan, we are obligated to purchase the pledged shares from the bank at book value.

On October 15, 1997, we entered into a collateral repurchase agreement and a guaranty agreement in favor of Bank of Blue Valley with respect to a loan in the amount of $765,000 incurred by Midwest Doughnuts under the terms of the Kingsmill Plan. The loan was secured by the equipment used in the operation of a Krispy Kreme store located in Overland Park, Kansas. If Midwest Doughnuts had defaulted on the loan, we would have been obligated to repurchase the equipment at a purchase price equal to the lesser of $205,000 or the unpaid portion of the loan used to fund the purchase of the pledged assets. In addition to our obligation under the collateral repurchase agreement, we were obligated under the guaranty agreement to pay the lender up to $300,000 if Midwest Doughnuts had defaulted on the loan. This loan has been repaid and we have been released from our obligations under both the collateral repurchase agreement and the guaranty agreement.

On December 1, 1997, we entered into a commitment letter among Krispy Kreme, Branch Banking and Trust Company, Mr. Waugh and the other owners of Midwest Doughnuts pursuant to the Kingsmill Plan. Under the terms of the commitment letter, we agreed to guarantee loans obtained by Mr. Waugh and the other members of Midwest Doughnuts to finance the development of two Krispy Kreme stores in the Kansas City territory. Our maximum liability under the two guaranties was limited to $150,000. We have been released from these guarantees.

On October 22, 1996, we entered into a collateral repurchase agreement in favor of Branch Banking and Trust Company with respect to a loan incurred by Gulf Florida Doughnut Corp. in the original principal amount of $180,000. Mr. McCoy, one of our directors, is the President and majority owner of Gulf Florida Doughnut Corp. The loan is secured by a pledge of Mr. McCoy's Krispy Kreme shares. In the event that the borrower defaults on the loan, we are obligated to purchase the pledged shares from the bank at book value.

On May 29, 1996, we entered into a collateral repurchase agreement and a guaranty agreement in favor of The First National Bank of Olathe with respect to a loan in the amount of $905,000 incurred by Mr. Waugh and the other members of Midwest Doughnuts under the terms of the Kingsmill Plan. The loan is secured by the equipment used in the operation of a Krispy Kreme store located in Independence, Missouri. In the event Midwest Doughnuts defaults on the loan, we are obligated to repurchase the equipment at a purchase price equal to the lesser of $300,000 or the unpaid portion of the loan used to fund the purchase of the pledged assets. In addition to our obligation under the collateral repurchase agreement, we are obligated under the guaranty agreement to pay the lender up to $300,000 in the event Midwest Doughnuts defaults on the loan.

On May 16, 1996, we entered into a guaranty agreement with Branch Banking and Trust Company for Mr. Waugh and the other members of Midwest Doughnuts pursuant to the Kingsmill Plan. Under the terms of the agreement, we agreed to guarantee a loan in the original principal amount of $200,000 obtained by Mr. Waugh and the other members of Midwest Doughnuts to finance expansion in the Kansas City market. Our maximum liability under the guaranty was limited to $175,000. We have been released from the guaranty.

On March 1, 1996, we entered into a collateral repurchase agreement in favor of Wachovia Bank of North Carolina, N.A. with respect to two separate loans incurred by Mr. Steven D. Smith, one of our directors, in the original principal amounts of $310,000 and $900,000. The loans were secured by store equipment and other personal property and a pledge of Mr. Smith's Krispy Kreme shares. In the event of default, we were obligated to purchase the pledged shares from the bank at book

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

value and to repurchase the equipment at a purchase price equal to the greater of its amortized cost or 20% of its original cost. Those loans have been fully repaid.

On July 7, 1995, we entered into a collateral repurchase agreement in favor of First National Bank of Ohio with respect to a loan incurred by Simac, Inc. in the original principal amount of $340,000. Mr. Robert J. Simmons, a Krispy Kreme director, is the President and majority owner of Simac, Inc., our Akron, Ohio franchisee. The loan is secured by the equipment and personal property assets used in the operation of a Krispy Kreme store located in Middleburg Heights, Ohio. In the event that Simac, Inc. defaults on the loan, we are obligated to repurchase the bank's collateral at a purchase price equal to the lesser of the unpaid balance of the loan or the amortized cost of the pledged assets. On September 29, 1996, we leased the Middleburg Heights, Ohio store for a term of five years from Mr. Simmons and certain related parties. Under the terms of the lease we are required to pay annual rent in the amount of $72,000 and have the option to purchase the store for a total purchase price equal to $1.0 million.

On February 25, 1994, we entered into an equipment repurchase and amendment to associates' license agreement with Mr. William J. Dorgan, a brother-in-law to Messrs. Joseph A. McAleer, Jr. and John N. McAleer. This agreement was in connection with financing in the aggregate amount of $1.2 million obtained by Mr. Dorgan and his wife, Mrs. Patricia M. Dorgan, from Branch Banking and Trust Company, relating to Mr. Dorgan's Biloxi and Gulfport, Mississippi franchises. Upon termination of Mr. Dorgan's associates' license agreement for any reason, we are obligated to repurchase some equipment used in the operation of Mr. Dorgan's stores at a purchase price of $350,000. We also executed a collateral repurchase agreement in favor of Branch Banking and Trust Company with respect to Krispy Kreme stock pledged by Mrs. Dorgan, who is a sister to Messrs. Joseph
A. McAleer, Jr. and John N. McAleer, as collateral for the loan. Under the terms of the collateral repurchase agreement, in the event of default on the loan, we are required to repurchase the pledged common stock at book value and/or the equipment under the terms of the equipment repurchase agreement.

On February 1, 1993, we entered into an equipment repurchase agreement and amendment to associate's license agreement with Mr. Smith, one of our directors. Upon termination of Mr. Smith's associates' license agreement for any reason, we were obligated to repurchase some equipment used in the operation of the franchise store in Dothan, Alabama at a purchase price equal to the greater of its amortized cost or 20% of its original cost of $335,000. Mr. Smith operates his Dothan franchise through Dale's Doughnuts of Dothan, Inc. We have since been released from our obligations under this repurchase agreement.

On September 22, 1992, we entered into an equipment repurchase and amendment to associates' license agreement with Mr. Guthrie, one of our directors. Upon the termination of Mr. Guthrie's associates' license agreement for any reason, we are obligated to repurchase some equipment used in the operation of the franchise store in Athens, Georgia at a purchase price equal to the greater of its amortized cost or 20% of its original cost of $348,000. Mr. Guthrie operates his Athens franchise through Classic City Doughnuts.

LOAN AGREEMENTS AND OTHER TRANSACTIONS

We have entered into loan agreements with some of our directors and officers as described below.

On March 13, 1997 and October 13, 1997, we made two loans to Midwest Doughnuts, LLC in the principal amounts of $66,000 and $34,000, bearing interest at 9.25% and the prime rate plus 1%, respectively. Mr. Waugh, our Senior Vice President, Franchise Development, is a 50% owner of Midwest Doughnuts. The loans, which have been fully repaid, were secured by the equipment and property used in connection with a Krispy Kreme store located in Independence, Missouri.

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

On November 17, 1995, we made a loan to Mr. Livengood, our Chairman, President and Chief Executive Officer, in the principal amount of $333,000. The loan, which has been fully repaid, provided bridge financing in the purchase of a personal residence. The loan was secured by a deed of trust and bore interest at the rate applicable to our revolving line of credit.

On November 17, 1995, we made a loan to Mr. John N. McAleer, our Vice Chairman and Executive Vice President, Concept Development, in the principal amount of $80,000. The loan, which has been fully repaid, provided bridge financing in the purchase of a personal residence. The loan was secured by a deed of trust and bore interest at the rate applicable to our revolving line of credit.

We have waived the payment of royalties by Mr. Guthrie in connection with his Athens, Georgia store, operated through Classic City Doughnuts, during the past several years due to operational difficulties the store has encountered. The cumulative amount of these royalties during the last three fiscal years did not exceed $60,000.

In connection with the holding company formation occurring in conjunction with our April 2000 initial public offering, each existing shareholder of our operating subsidiary, including our directors, officers and their affiliates, received 20 shares of common stock in our holding company, plus $15.00 in cash, in exchange for each share of operating subsidiary common stock they held.

We have extended loans to some of our officers and directors to cover tax payments in connection with the conversion of our LTIP and to purchase shares of restricted stock, as described in "Management -- Executive Compensation -- Other compensation."

POLICY ON RELATED PARTY TRANSACTIONS

Our board of directors has adopted a resolution whereby all transactions with related parties, including any loans from us to our officers, directors, principal shareholders or affiliates, must be approved by a majority of the disinterested members of the board of directors and must be on terms no less favorable to us than could be obtained from unaffiliated third parties. The audit committee of the board of directors is responsible for reviewing all related party transactions on a continuing basis and potential conflict of interest situations where appropriate.

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                          DESCRIPTION OF CAPITAL STOCK

Our articles of incorporation authorize the issuance of up to 100,000,000 shares of common stock and 10,000,000 shares of preferred stock, the rights and preferences of which may be established from time to time by our board of directors. Upon completion of this offering, 13,107,720 shares of common stock and no shares of preferred stock will be outstanding. As of October 29, 2000, we had approximately 1,529 record shareholders.

COMMON STOCK

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Thus, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably any dividends that may be declared by our board of directors out of funds legally available for dividends, subject to any preferential dividend rights of outstanding preferred stock. If we liquidate, dissolve or wind up, the holders of common stock are entitled to receive ratably all of our assets available after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights or any rights to share in any sinking fund. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

PREFERRED STOCK

Our articles of incorporation authorize the issuance of up to 10,000,000 shares of preferred stock from time to time in one or more series and with terms of each series stated in our board's resolutions providing for the designation and issue of that series. Our articles also authorize the board of directors to determine the dividend, voting, conversion, redemption and liquidation preferences, rights, privileges and limitations pertaining to each series of preferred stock that we issue. Without seeking any shareholder approval, our board of directors may issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of our common stock and could have the effect of delaying, deferring or preventing a change in control. Other than the issuance of the series of preferred stock previously authorized by the board of directors in connection with the shareholder rights plan described below, we have no present plans to issue any shares of preferred stock.

ANTI-TAKEOVER PROVISIONS OF KRISPY KREME'S ARTICLES OF INCORPORATION, BYLAWS AND SHAREHOLDER RIGHTS PLAN

The rights of our shareholders are governed by provisions in our articles of incorporation, bylaws and shareholder rights plan that are intended to affect any attempted change in control. Our articles of incorporation opt us out of some provisions of North Carolina law that would otherwise affect attempted changes in control of Krispy Kreme.

CLASSIFICATION OF DIRECTORS

Our bylaws provide that our board of directors consists of not more than 15 nor less than nine members. The board of directors has the power to set the authorized number of directors by majority vote of the whole board within those limits. The board currently consists of eleven directors, two of whom are employed by Krispy Kreme and four of whom are Krispy Kreme franchisees. Our bylaws also divide the board into three classes serving staggered three-year terms. The classification of directors could prevent a shareholder, or group of shareholders, having

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majority voting power, from obtaining control of our board until the second annual shareholders' meeting following the date that the shareholder, or group of shareholders, obtains majority voting power. Thus, this provision may discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of us.

ADVANCE NOTICE PROVISIONS

Our bylaws provide that shareholders must provide timely notice in writing to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual meeting of shareholders. Notice for an annual meeting is timely if our Secretary receives the written notice not less than 40 days prior to the scheduled annual meeting. If less than 50 days notice of the meeting is given or made by us to the shareholders, a shareholder's notice will be timely if received by our Secretary on the tenth day following the date such notice was given or made.

The bylaws also specify the form and content of a shareholder's notice. These provisions may prevent shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual meeting of shareholders.

SHAREHOLDER RIGHTS PLAN

Our board of directors has declared a dividend of one preferred share purchase right for each share of Krispy Kreme common stock. Each share purchase right entitles the registered holder to purchase from us one one-hundredth (1/100) of a share of Krispy Kreme Series A Participating Cumulative Preferred Stock, $1.00 par value per share, at a price of $96.00 per one one-hundredth of a Series A preferred share. The exercise price and the number of Series A preferred shares issuable upon exercise are subject to adjustments from time to time to prevent dilution. The share purchase rights are not exercisable until the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons -- referred to as an acquiring person -- have acquired beneficial ownership of 15% or more of our outstanding common stock or
(2) 10 business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer which would result in an acquiring person beneficially owning 15% or more of our outstanding shares of common stock.

If we are acquired in a merger or other business combination, or if 50% or more of our consolidated assets or earning power is sold after a person or group has become an acquiring person, proper provision will be made so that each holder of a share purchase right -- other than share purchase rights beneficially owned by the acquiring person, which will thereafter be void -- will have the right to receive, upon exercise of the share purchase right at the then current exercise price, the number of shares of common stock of the acquiring company which at the time of the transaction have a market value of two times the share purchase right exercise price. If any person or group becomes an acquiring person, proper provision shall be made so that each holder of a share purchase right -- other than share purchase rights beneficially owned by the acquiring person, which will thereafter be void -- will have the right to receive upon exercise, and without paying the exercise price, the number of shares of Krispy Kreme common stock with a market value equal to the share purchase right exercise price.

Series A preferred shares purchasable upon exercise of the share purchase rights will not be redeemable. Each Series A preferred share will be entitled to a minimum preferential dividend payment of $1.00 per share and will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. In the event we liquidate, the holders of the Series A preferred shares will be entitled to a minimum preferential liquidation payment of $1.00 per share but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each Series A preferred share will have 100 votes, voting together with the shares of common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each Series A preferred share will be entitled to receive 100 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.

Before the date the share purchase rights are exercisable, the share purchase rights may not be detached or transferred separately from the common stock. The share purchase rights will expire on January 18, 2010, unless that expiration date is extended or unless the share purchase rights are redeemed or exchanged by Krispy Kreme. At any time before an acquiring person acquires beneficial ownership of 15% or more of our outstanding common stock, our board of directors may redeem the share purchase rights in whole, but not in part, at a price of $.001 per share purchase right. Immediately upon any share purchase rights redemption, the exercise rights terminate, and the holders will only be entitled to receive the redemption price. A more detailed description and terms of the share purchase rights are set forth in a rights agreement between Krispy Kreme and Branch Banking and Trust Company, as rights agent. This rights agreement could have the effect of discouraging tender offers or other transactions that might otherwise result in Krispy Kreme shareholders receiving a premium over the market price for their common stock.

DIRECTOR REMOVAL AND VACANCIES

A director may be removed only with cause by the vote of the holders of a two-thirds majority of the shares entitled to vote for the election of directors. Our bylaws generally provide that any board vacancy may be filled by a majority of the remaining directors, even if less than a quorum, which is normally a majority of the authorized number of directors. A vacancy resulting from an increase in the authorized number of directors may only be filled by the shareholders at an annual or special meeting.

ABILITY TO CONSIDER OTHER CONSTITUENCIES

Our articles of incorporation permit our board of directors, in determining what is believed to be in the best interest of Krispy Kreme, to consider the interests of our employees, customers, suppliers and creditors, the communities in which our offices or other facilities are located and all other factors our directors may consider pertinent, in addition to considering the effects of any actions on Krispy Kreme and our shareholders. Pursuant to this provision, our board of directors may consider many judgmental or subjective factors affecting a proposal, including certain nonfinancial matters. On the basis of these considerations, our board may oppose a business combination or other transaction which, viewed exclusively from a financial perspective, might be attractive to some, or even a majority, of our shareholders.

INDEMNIFICATION AND LIMITATIONS ON LIABILITY OF DIRECTORS AND OFFICERS

Our bylaws provide for indemnification of directors to the fullest extent permitted by North Carolina law. The articles of incorporation, to the extent permitted by North Carolina law, eliminate or limit the personal liability of directors to Krispy Kreme and its shareholders for monetary damages for breach of the duty of care. Such indemnification may be available for liabilities arising in connection with this offering. To the extent that limitation of liability or indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling Krispy Kreme under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. Our bylaws also allow us to indemnify our officers, employees, agents and other persons to the fullest extent permitted by North Carolina law. Our bylaws obligate us, under certain circumstances, to advance expenses to our directors, officers, employees and agents in defending an action, suit or proceeding for which indemnification may be sought. We can also indemnify someone serving at our request as a director, officer, trustee, partner, employee or agent of one of our subsidiaries or of any other organization against these liabilities.

Our bylaws also provide that we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents against any liability asserted against that person or incurred by that person in these capacities, whether or not we would have the power to indemnify that person against these liabilities under North Carolina law. We maintain insurance on behalf of all of our directors and executive officers.

OTHER MATTERS

Krispy Kreme's common stock has traded on the Nasdaq National Market under the symbol KREM since April 5, 2000.

Branch Banking and Trust Company is the transfer agent and registrar for our common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could negatively affect the market price of our common stock and impair our ability to raise capital through the sale of our equity securities in the future. Upon completion of this offering, we will have approximately 13.1 million shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding stock options. Of these shares, 3.45 million shares sold by us in our initial public offering and the 2.0 million shares sold by us and the selling shareholders in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, unless held by affiliates of our company or subject to contractual restrictions on resale, as that term is defined in Rule 144 under the Securities Act. For purposes of Rule 144, an affiliate is a person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, Krispy Kreme. Any shares held by one of our affiliates will be subject to the resale limitations of restricted stock as defined in Rule 144 under the Securities Act.

All of our officers and directors and the selling shareholders will agree not to sell any shares of common stock for 90 days after the date of this prospectus without the prior written consent of Deutsche Bank Securities Inc., subject to some exceptions.

On April 5, 2001, 7.6 million shares, less the number of shares subject to the contractual restrictions described in the previous paragraph, will become eligible for sale in reliance upon Rule 144 under the Securities Act.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year is entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

     - 1% of the number of shares of common stock then outstanding, which will equal approximately 131,077 shares immediately after this offering, or

     - the average weekly trading volume of the common stock during the four calendar weeks before a notice of the sale is filed.

Sales under Rule 144 must also comply with manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days before a sale, and who has beneficially owned the restricted shares for at least two years, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

We have agreed not to offer, sell or dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or any rights to acquire common stock for a period of 90 days after the date of this prospectus without the prior written consent of Deutsche Bank Securities Inc. with a limited number of exceptions.

We have filed registration statements on Form S-8 under the Securities Act to register a total of 3,225,000 shares of common stock issuable upon the exercise of options or other awards granted under our 1998 stock option plan and our 2000 stock incentive plan.

Shares issued upon the exercise of stock options which are covered by these registration statements will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to our affiliates. Options for 2,091,000 shares of common stock were outstanding under our 1998 stock option plan as of October 29, 2000 of which 182,000 were exercisable, and options for 162,500 shares of common stock were outstanding under our 2000 stock incentive plan as of October 29, 2000, none of which were exercisable.

                              PLAN OF DISTRIBUTION

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, Deutsche Bank Securities Inc.(1), J.P. Morgan Securities Inc., Dain Rauscher Wessels, a division of Dain Rauscher Incorporated and BB&T Capital Markets, a division of Scott & Stringfellow, Inc., have severally agreed to purchase from Krispy Kreme and the selling shareholders the following respective number of shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

                                                              ----------------
                                                              NUMBER OF SHARES
UNDERWRITERS                                                  ----------------
Deutsche Bank Securities Inc.(1)............................
J.P. Morgan Securities Inc..................................
Dain Rauscher Wessels.......................................
BB&T Capital Markets/Scott & Stringfellow, Inc..............

                                                                 ---------
          Total.............................................     2,000,000
                                                                 =========

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all shares of the common stock offered hereby, other than those covered by the over-allotment option described below, if any of these shares are purchased.

The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to
dealers at a price that represents a           concession not in excess of
$       per share under the public offering price. The underwriters may allow,
and these dealers may re-allow, a concession of not more than $       per share
to other dealers. After this offering, the representatives of the underwriters may change the offering price and other selling terms.

The underwriters have been granted an option, exercisable not later than 30 days after the date of this prospectus, to purchase at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus up to (1) 71,675 additional shares of common stock from Krispy Kreme and (2) 228,325 additional shares from the selling shareholders. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered hereby. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered hereby. We and the selling shareholders will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the 2,000,000 shares are being offered.

---------------

(1) N.B. -- Following the merger of our two U.S. broker dealers, which is expected to occur in January 2001, our legal name will change to "Deutsche Banc Alex. Brown Inc."

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock.
The underwriting fee is      % of the public offering price. We and the selling
shareholders have agreed to pay the underwriters the following fees, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

                                                               ----------------------------------------
                                                                              TOTAL FEES
                                                               ----------------------------------------
                                                               WITHOUT EXERCISE OF   WITH FULL EXERCISE
                                                     FEE PER     OVER-ALLOTMENT      OF OVER-ALLOTMENT
                                                      SHARE          OPTION                OPTION
                                                     -------   -------------------   ------------------
Fees paid by Krispy Kreme..........................   $            $                     $
Fees paid by the selling shareholders..............   $            $                     $

In addition, we estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $900,000 which will be allocated proportionally based on the number of shares sold by Krispy Kreme and each selling shareholder.

Krispy Kreme and the selling shareholders have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Each of our officers and directors and the selling shareholders have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any portion of our common stock held by these persons prior to this offering or common stock issuable upon exercise of options held by these persons for a period of 90 days after the date of this prospectus without the prior written consent of Deutsche Bank Securities Inc., subject to limited exceptions. This consent may be given at any time without public notice.

In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Specifically, the underwriters may over-allot shares of our common stock in connection with this offering, thus creating a short position in our common stock for their own account. A short position results when an underwriter sells more shares of common stock than that underwriter is committed to purchase. Additionally, to cover these over-allotments or to stabilize the market price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. Finally, the representatives, on behalf of the underwriters, may also reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be effected on the Nasdaq National Market or otherwise. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

It is expected that delivery of the shares will be made to investors on or about
                    , 2001.

From time to time in the ordinary course of their respective businesses, some of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking and/or investment banking transactions with Krispy Kreme and its affiliates.

                                 LEGAL MATTERS

Certain legal matters with respect to the validity of common stock offered hereby are being passed upon for us by Kilpatrick Stockton LLP, Winston-Salem, North Carolina. Cahill Gordon & Reindel, New York, New York, is acting as counsel for Krispy Kreme and Piper Marbury Rudnick & Wolfe LLP, Baltimore, Maryland, is acting as counsel to the underwriters in connection with certain legal matters relating to the common stock offered hereby.

                                    EXPERTS

The financial statements of Krispy Kreme Doughnut Corporation as of January 31, 1999 and January 30, 2000 and for each of the three years in the period ended January 30, 2000 and the balance sheet of Krispy Kreme Doughnuts, Inc. as of January 30, 2000 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-1 that Krispy Kreme has filed with the SEC covering the shares of common stock that Krispy Kreme and the selling shareholders are offering. This prospectus does not contain all of the information presented in the registration statement, and you should refer to that registration statement with its exhibits for further information. Statements in this prospectus describing or summarizing any contract or other document are not complete, and you should review the copies of those documents filed as exhibits to the registration statement for more detail. You may read and copy the registration statement at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. For information on the operation of the Public Reference Room, call the SEC at 1-800-SEC-0330. You can also inspect our registration statement on the Internet at the SEC's web site, http://www.sec.gov.

Krispy Kreme is subject to the information requirements of the Securities Exchange Act of 1934, and, in accordance therewith, files annual, quarterly, and current reports, proxy and information statements and other information with the SEC. You can review this information at the SEC's Public Reference Room or on the SEC's web site, as described above.

                       INDEX TO THE FINANCIAL STATEMENTS

                       KRISPY KREME DOUGHNUT CORPORATION

                                                              PAGE
                                                              ----

AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Accountants...........................   F-2
Consolidated Balance Sheets as of January 31, 1999 and
  January 30, 2000..........................................   F-3
Consolidated Statements of Operations for the years ended
  February 1, 1998, January 31, 1999 and January 30, 2000...   F-4
Consolidated Statements of Shareholders' Equity for the
  years ended February 1, 1998, January 31, 1999 and January
  30, 2000..................................................   F-5
Consolidated Statements of Cash Flows for the years ended
  February 1, 1998, January 31, 1999 and January 30, 2000...   F-6
Notes to Consolidated Financial Statements..................   F-7

                          KRISPY KREME DOUGHNUTS, INC.

                                                              PAGE
AUDITED BALANCE SHEET                                         ----
Report of Independent Accountants...........................  F-24
Balance Sheet as of January 30, 2000........................  F-25
Notes to Balance Sheet......................................  F-25

                          KRISPY KREME DOUGHNUTS, INC.

                                                              PAGE
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS                   ----
Unaudited Consolidated Balance Sheets as of January 30, 2000
  and October 29, 2000......................................  F-26
Unaudited Consolidated Statements of Operations for the nine months ended October 31, 1999 and October 29, 2000........  F-27
Unaudited Consolidated Statement of Shareholders' Equity for
  the nine months ended October 29, 2000....................  F-28
Unaudited Consolidated Statements of Cash Flows for the nine months ended October 31, 1999 and October 29, 2000........  F-29
Notes to Unaudited Consolidated Financial Statements........  F-30

                       KRISPY KREME DOUGHNUT CORPORATION

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Krispy Kreme Doughnut Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Krispy Kreme Doughnut Corporation and its subsidiaries (the Company) at January 31, 1999 and January 30, 2000, and the results of their operations and their cash flows for each of the three years in the period ended January 30, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP
Greensboro, North Carolina
March 6, 2000, except as to Note 17
which is as of March 13, 2000 and
Note 1 -- Merger, which is as of
April 4, 2000

                       KRISPY KREME DOUGHNUT CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PAR VALUE AMOUNTS)

                                                              -------------------------
                                                              JANUARY 31,   JANUARY 30,
                                                                     1999          2000
                                                              -----------   -----------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................    $ 4,313      $  3,183
Accounts receivable, less allowance for doubtful accounts of
  $975 (1999) and $1,324 (2000).............................     13,775        17,965
Accounts receivable, affiliates.............................      1,297         1,608
Other receivables...........................................        535           794
Inventories.................................................      9,886         9,979
Prepaid expenses............................................      1,529         3,148
Income taxes refundable.....................................         --           861
Deferred income taxes.......................................      2,120         3,500
Assets held for sale........................................        325            --
                                                                -------      --------
          Total current assets..............................     33,780        41,038
Property and equipment, net.................................     53,575        60,584
Deferred income taxes.......................................      3,036         1,398
Other assets................................................      2,921         1,938
                                                                -------      --------
          Total assets......................................    $93,312      $104,958
                                                                =======      ========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable............................................    $11,536      $ 13,106
Dividends payable...........................................      1,518            --
Capital distribution to shareholders payable................         --            --
Accrued salaries and wages..................................      2,446         3,256
Accrued restructuring expenses..............................      1,690         1,115
Accrued expenses............................................      4,648         9,709
Current maturities of long-term debt........................      2,400         2,400
Income taxes payable........................................      1,155            --
                                                                -------      --------
          Total current liabilities.........................     25,393        29,586
                                                                -------      --------
Compensation deferred (unpaid)..............................        792           990
Long-term debt..............................................     18,620        20,502
Accrued restructuring expenses..............................      4,742         4,259
Other long-term obligations.................................      1,518         1,866
                                                                -------      --------
          Total long-term liabilities.......................     25,672        27,617
SHAREHOLDERS' EQUITY -- SUBJECT TO REDEMPTION:
Common stock, $10 par value, 1,000 shares authorized; issued
  and outstanding -- 467 (1999 and 2000)....................      4,670         4,670
Paid-in capital.............................................     10,805        10,805
Notes receivable, employees.................................     (2,099)       (2,547)
Retained earnings...........................................     28,871        34,827
                                                                -------      --------
          Total shareholders' equity........................     42,247        47,755
                                                                -------      --------
          Total liabilities and shareholders' equity........    $93,312      $104,958
                                                                =======      ========

The accompanying notes are an integral part of these consolidated financial statements.

                       KRISPY KREME DOUGHNUT CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             ---------------------------------------
                                                                           YEAR ENDED
                                                             ---------------------------------------
                                                             FEBRUARY 1,   JANUARY 31,   JANUARY 30,
                                                                    1998          1999          2000
                                                             -----------   -----------   -----------
Total revenues.............................................   $158,743      $180,880      $220,243
Operating expenses.........................................    140,207       159,941       190,003
General and administrative expenses........................      9,530        10,897        14,856
Depreciation and amortization expenses.....................      3,586         4,278         4,546
Provision for restructuring................................         --         9,466            --
                                                              --------      --------      --------
Income (loss) from operations..............................      5,420        (3,702)       10,838
Interest income............................................        179           181           293
Interest expense...........................................     (1,603)       (1,507)       (1,525)
Gain (loss) on sale of property and equipment..............        529          (251)           --
                                                              --------      --------      --------
Income (loss) before income taxes..........................      4,525        (5,279)        9,606
Provision (benefit) for income taxes.......................      1,811        (2,112)        3,650
                                                              --------      --------      --------
Net income (loss)..........................................   $  2,714      $ (3,167)     $  5,956
                                                              ========      ========      ========
Basic earnings (loss) per share............................   $    .37      $   (.38)     $    .64
                                                              ========      ========      ========
Diluted earnings (loss) per share..........................   $    .37      $   (.38)     $    .61
                                                              ========      ========      ========

The accompanying notes are an integral part of these consolidated financial statements.

                       KRISPY KREME DOUGHNUT CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                              --------------------------------------------------------------------------------
                              COMMON   COMMON   PAID-IN       UNEARNED        NOTES   RETAINED   SHAREHOLDERS'
                              SHARES    STOCK   CAPITAL   COMPENSATION   RECEIVABLE   EARNINGS          EQUITY
                              ------   ------   -------   ------------   ----------   --------   -------------
Balance as of February 2,
  1997......................   364     $3,642   $ 1,102      $(181)       $   (68)    $32,022       $36,517
                               ---     ------   -------      -----        -------     -------       -------
Net income for the year
  ended February 1, 1998....    --        --         --         --             --       2,714         2,714
Cash dividends on common
  stock ($3.25 per share)...    --        --         --         --             --      (1,180)       (1,180)
Compensation expense
  associated with the
  restricted stock plan.....    --        --         --        181             --          --           181
Collections on notes
  receivable................    --        --         --         --             34          --            34
                               ---     ------   -------      -----        -------     -------       -------
Balance as of February 1,
  1998......................   364     $3,642   $ 1,102      $  --        $   (34)    $33,556       $38,266
                               ---     ------   -------      -----        -------     -------       -------
Net loss for the year ended
  January 31, 1999..........    --        --         --         --             --      (3,167)       (3,167)
Cash dividends on common
  stock ($3.25 per share)...    --        --         --         --             --      (1,518)       (1,518)
Collections on notes
  receivable................    --        --         --         --             34          --            34
Conversion of Long-Term
  Incentive Plan shares to
  common stock..............    59       590      5,522         --             --          --         6,112
Sale of common stock........    44       438      4,181         --             --          --         4,619
Issuance of notes
  receivable................    --        --         --         --         (2,099)         --        (2,099)
                               ---     ------   -------      -----        -------     -------       -------
Balance as of January 31,
  1999......................   467     $4,670   $10,805      $  --        $(2,099)    $28,871       $42,247
Net income for the year
  ended January 30, 2000....    --        --         --         --             --       5,956         5,956
Collections on notes
  receivable................    --        --         --         --            226          --           226
Issuance of notes
  receivable................    --        --         --         --           (674)         --          (674)
                               ---     ------   -------      -----        -------     -------       -------
Balance as of January 30,
  2000......................   467     $4,670   $10,805      $  --        $(2,547)    $34,827       $47,755
                               ===     ======   =======      =====        =======     =======       =======

The accompanying notes are an integral part of these consolidated financial statements.

                       KRISPY KREME DOUGHNUT CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                             ---------------------------------------
                                                                           YEAR ENDED
                                                             ---------------------------------------
                                                             FEBRUARY 1,   JANUARY 31,   JANUARY 30,
                                                                    1998          1999          2000
                                                             -----------   -----------   -----------
CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)..........................................    $ 2,714      $ (3,167)     $  5,956
Items not requiring (providing) cash:
  Depreciation and amortization............................      3,586         4,278         4,546
  Deferred income taxes....................................        392        (3,658)          258
  Loss (gain) on disposal of property and equipment, net...       (529)          251            --
  Compensation deferred....................................        661            --            --
  Provision for restructuring..............................         --         9,466          (127)
  Provision for store closings and impairment..............         --         2,336         1,139
  Other....................................................        795            --            --
Change in assets and liabilities:
  Receivables..............................................       (675)       (3,422)       (4,760)
  Inventories..............................................     (1,034)       (1,881)          (93)
  Prepaid expenses.........................................        281          (252)       (1,619)
  Income taxes, net........................................        697         1,397        (2,016)
  Accounts payable.........................................        618         4,584         1,570
  Accrued restructuring expenses...........................        (11)           --        (1,185)
  Accrued expenses.........................................        (77)        1,008         4,966
  Deferred compensation and other long-term obligations....       (291)          742           345
                                                               -------      --------      --------
          Net cash provided by operating activities........      7,127        11,682         8,980
                                                               -------      --------      --------
CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of property and equipment.........................     (6,707)      (12,374)      (11,335)
Proceeds from disposal of property and equipment...........      1,740            --            --
Proceeds from disposal of assets held for sale.............      1,293            --           830
Increase in other assets...................................     (2,747)         (841)           --
Decrease in other assets...................................        525         1,389           479
                                                               -------      --------      --------
          Net cash used for investing activities:..........     (5,896)      (11,826)      (10,026)
                                                               -------      --------      --------
CASH FLOW FROM FINANCING ACTIVITIES:
Repayment of long-term debt................................     (2,400)       (2,400)       (2,400)
Net borrowings from revolving line of credit...............      3,083         2,550         4,282
Proceeds from stock offering...............................         --         4,619            --
Cash dividends paid........................................     (1,173)       (1,180)       (1,518)
Issuance of notes receivable...............................         --        (2,099)         (674)
Collection of notes receivable.............................         34            34           226
                                                               -------      --------      --------
          Net cash provided by (used for) financing
            activities:....................................       (456)        1,524           (84)
                                                               -------      --------      --------
Net increase (decrease) in cash and cash equivalents.......        775         1,380        (1,130)
Cash and cash equivalents at beginning of year.............      2,158         2,933         4,313
                                                               -------      --------      --------
Cash and cash equivalents at end of year...................    $ 2,933      $  4,313      $  3,183
                                                               =======      ========      ========

The accompanying notes are an integral part of these consolidated financial statements.

                       KRISPY KREME DOUGHNUT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS. Krispy Kreme Doughnut Corporation and its subsidiaries (the Company) are engaged principally in the sale of doughnuts and related items through Company-owned stores. The Company also derives revenue from franchise and development fees and the collection of royalties from franchisees. Additionally, the Company sells doughnutmaking equipment and mix to Company-owned and franchised stores.

The significant accounting policies followed by the Company in preparing the accompanying financial statements are as follows:

BASIS OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

MERGER. Krispy Kreme Doughnuts, Inc. (KKDI) was incorporated on December 2, 1999 as a wholly-owned subsidiary of the Company. Pursuant to a plan of merger, on April 4, 2000, the Company's shareholders exchanged each share of their Company common stock for 20 shares of KKDI common stock and the Company became a wholly-owned subsidiary of KKDI. The exchange of KKDI common stock for Company common stock has been treated as a 20 for one stock split and, accordingly, all earnings per share information and share information in these footnotes have been restated to reflect the merger.

FISCAL YEAR. The Company's fiscal year is based on a fifty-two/fifty-three week year. The fiscal year ends on the Sunday closest to the last day in January. The years ended February 1, 1998, January 31, 1999 and January 30, 2000 contained 52 weeks.

CASH AND CASH EQUIVALENTS. The Company considers cash on hand, deposits in banks, and all highly liquid debt instruments with a maturity of three months or less at date of acquisition to be cash and cash equivalents.

INVENTORIES.  Inventories are recorded at the lower of average cost or market.

PROPERTY AND EQUIPMENT. Property and equipment are stated at cost less accumulated depreciation. Major renewals and betterments are charged to the property accounts while replacements, maintenance, and repairs which do not improve or extend the lives of the respective assets are expensed currently. Interest is capitalized on major capital expenditures during the period of construction.

Depreciation of property and equipment is provided on the straight-line method over the estimated useful lives: Buildings -- 15 to 35 years; Equipment -- 3 to 15 years; Leasehold improvements -- lesser of useful lives of assets or lease term.

Assets acquired in the first half of the fiscal year are depreciated for a half year in the year of acquisition. Assets acquired in the second half of the fiscal year are not depreciated in the year of acquisition but are depreciated for a full year in the next fiscal year.

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                       KRISPY KREME DOUGHNUT CORPORATION
reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INCOME TAXES. The Company uses the asset and liability method to account for income taxes, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between tax bases and financial reporting bases for assets and liabilities.

FAIR VALUE OF FINANCIAL INSTRUMENTS. Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure about the fair value of certain instruments. Cash, accounts receivable, accounts payable, accrued liabilities and variable rate debt are reflected in the financial statements at cost which approximates fair value because of the short-term maturity of these instruments.

ADVERTISING COSTS. All costs associated with advertising and promoting products are expensed in the period incurred.

STORE OPENING COSTS. Costs incurred to open either Company or franchise stores are expensed in the period incurred.

STORE CLOSING COSTS. When a decision is made to close a store, the Company records a charge to cover the estimated costs of the planned store closing including (1) the unrecoverable portion of the remaining lease payments on leased stores, (2) the write-down of store assets to reflect estimated realizable values (recorded as a reduction of the recorded asset on the Company's consolidated balance sheet), and (3) other costs associated with the store closing. Other closing costs and the current portion of lease liabilities are recorded in Accrued Expenses on the Company's consolidated balance sheet. The long-term portion of lease liabilities is recorded in Other Long-Term Obligations.

At the store closing date, the Company discontinues depreciation on all assets related to closed store properties. Disposition efforts on assets held for sale begin immediately following the store closing. Reductions in the amount accrued for store closings represent ongoing lease payments on remaining lease obligations.

REVENUE RECOGNITION. A summary of the revenue recognition policies for each segment of the Company (see Note 11) is as follows:

     - Company Store Operations revenue is derived from the sale of doughnuts and related items to on-premises and off-premises customers. Revenue is recognized at the time of sale for on-premises sales and at the time of delivery for off-premises sales.

     - Franchise Operations revenue is derived from: (1) development and franchise fees from the opening of new stores; and (2) royalties charged to franchisees based on sales. Development and franchise fees are charged for each new store and are recognized when the store is opened. The royalties recognized in each period are based on the sales in that period.

     - KKM&D revenue is derived from the sale of doughnut-making equipment and mix to Company-owned and franchised stores. Revenue is recognized at the time goods are shipped.

                       KRISPY KREME DOUGHNUT CORPORATION

STOCK-BASED COMPENSATION. The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees." Under APB 25, the Company recognizes no compensation expense related to employee stock options, as no options are granted below the market price at the grant date.

SFAS No. 123, "Accounting for Stock-Based Compensation," requires the recognition of compensation expense based on the fair value of options on the grant date but allows companies to continue applying APB 25 if certain pro forma disclosures are made assuming hypothetical fair value method application. For additional information on the Company's stock options, including pro forma disclosures required by SFAS 123, refer to Note 10.

CONCENTRATION OF CREDIT RISK. Financial instruments that potentially subject the Company to credit risk consist principally of accounts receivable. Accounts receivable are primarily from grocery and convenience stores. The Company performs ongoing credit evaluations of its customers' financial condition. The Company has one customer that accounted for 10.2% of total revenues for fiscal 2000. The Company's two largest customers accounted for 17.9% of total revenues for the year. Accounts receivable for these two customers accounted for approximately 42.5% of net accounts receivable at January 30, 2000.

COMPREHENSIVE INCOME. SFAS No. 130, "Reporting Comprehensive Income," requires that certain items such as foreign currency translation adjustments, unrealized gains and losses on certain investments in debt and equity securities and minimum pension liability adjustments be presented as separate components of shareholders' equity. SFAS 130 defines these as items of other comprehensive income and as such must be reported in a financial statement that is displayed with the same prominence as other financial statements. At January 30, 2000, the Company does not have any items of other comprehensive income to report.

RECENT ACCOUNTING PRONOUNCEMENTS. In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," effective for years beginning after June 15, 2000, the Company's fiscal year 2002. SFAS 133, as amended by SFAS 138, requires that all derivatives be recorded on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in the fair value of hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. Since we do not use derivatives, the adoption of SFAS 133 is not expected to have any impact on the financial statements of the Company.

                       KRISPY KREME DOUGHNUT CORPORATION

2. INVENTORIES

The components of inventories are as follows:

                                           ---------------------------------------------------------
                                           DISTRIBUTION    EQUIPMENT          MIX   COMPANY
                                                 CENTER   DEPARTMENT   DEPARTMENT    STORES    TOTAL
                                           ------------   ----------   ----------   -------   ------
                                                                (IN THOUSANDS)
JANUARY 31, 1999
Raw materials............................     $   --        $2,750        $412      $1,247    $4,409
Work in progress.........................         --            46          --          --        46
Finished goods...........................        724         1,281          22          --     2,027
Purchased merchandise....................      2,843            --          --         540     3,383
Manufacturing supplies...................         --            --          21          --        21
                                              ------        ------        ----      ------    ------
          Totals.........................     $3,567        $4,077        $455      $1,787    $9,886
                                              ======        ======        ====      ======    ======
JANUARY 30, 2000
Raw materials............................     $   --        $2,821        $444      $1,335    $4,600
Work in progress.........................         --            57          --          --        57
Finished goods...........................        321         1,298          39          --     1,658
Purchased merchandise....................      3,129            --          --         498     3,627
Manufacturing supplies...................         --            --          37          --        37
                                              ------        ------        ----      ------    ------
          Totals.........................     $3,450        $4,176        $520      $1,833    $9,979
                                              ======        ======        ====      ======    ======

3. PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                              -------------------------
                                                              JANUARY 31,   JANUARY 30,
                                                                     1999          2000
                                                              -----------   -----------
                                                                   (IN THOUSANDS)
Land........................................................    $11,129       $11,144
Buildings...................................................     22,703        24,606
Machinery and equipment.....................................     40,237        47,701
Leasehold improvements......................................      8,262         9,627
Construction in progress....................................         22           165
                                                                -------       -------
                                                                 82,353        93,243
Less: accumulated depreciation..............................     28,778        32,659
                                                                -------       -------
          Property and equipment, net.......................    $53,575       $60,584
                                                                =======       =======

An analysis of the loss (gain) on disposal of property and equipment is as follows:

                                                             ---------------------------------------
                                                             FEBRUARY 1,   JANUARY 31,   JANUARY 30,
                                                                    1998          1999          2000
                                                             -----------   -----------   -----------
                                                                         (IN THOUSANDS)
Gain on sale of real estate................................     $(567)        $ --          $ --
Other, net.................................................        38          251            --
                                                                -----         ----          ----
                                                                $(529)        $251          $ --
                                                                =====         ====          ====

                       KRISPY KREME DOUGHNUT CORPORATION

4. REVOLVING CREDIT AGREEMENT AND LONG-TERM DEBT

On December 29, 1999, the Company amended and restated its Loan Agreement (the Agreement) with a bank. The new agreement provides a $40 million revolving line of credit and a $12 million term loan. The Agreement, which is unsecured, expires on July 10, 2002.

REVOLVING LINE OF CREDIT. Under the terms of the Agreement, interest on the revolving line of credit is charged, at the Company's option, at either the lender's prime rate less 110 basis points or at the one-month Interbank Rate plus 100 basis points. There is no interest, fee or other charge for the unadvanced portion of the line of credit. As of January 30, 2000, the amount outstanding under the revolving line of credit was $19,302,000 and the interest rate was 6.823%.

A provision of the Agreement allows the Company to convert, prior to the expiration date of the Agreement, all or a portion of the outstanding principal balance of the revolving line of credit to a term loan for a period of 60, 84, or 120 months with interest at the Company's option of either a variable Prime Rate based method, a variable Interbank Rate based method, or a Swap Rate based method with a ceiling tied to the Prime Rate at the time of conversion. As of January 30, 2000, no amounts from the $40 million line of credit facility had been converted to a term loan.

TERM LOAN. Interest on the term loan is computed on the same basis as the revolving line of credit except that the floor and ceiling rates are 5.5% and 8.125%, respectively (6.823% at January 30, 2000). Repayment of this loan began on July 20, 1996, in the amount of monthly principal payments of $200,000 plus interest; the final payment is due on June 20, 2001. The Term Loan may be prepaid without penalty or premium at any time. As of January 31, 1999 and January 30, 2000, the outstanding principal balance of the term loan was $6,000,000 and $3,600,000, respectively, and the interest rate was 6.064% and 6.823%, respectively.

At January 30, 2000, the annual maturities of the principal amounts of the term loan and revolver were:

                                                              --------------
FISCAL YEAR ENDING IN                                                 AMOUNT
---------------------                                         --------------
                                                              (IN THOUSANDS)
2001........................................................     $ 2,400
2002........................................................      20,502
2003........................................................          --
2004........................................................          --
2005........................................................
                                                                 -------
                                                                 $22,902
                                                                 =======

The Agreement contains provisions that, among other requirements, restrict capital expenditures, require the maintenance of certain financial ratios and restrict the payment of dividends. At January 30, 2000, the Company was in compliance with each of these covenants.

Interest paid was $1,482,000 in fiscal 1998, $1,404,000 in fiscal 1999 and $1,421,000 in fiscal 2000.

The amended and restated Agreement which was entered into in December 1999 replaced a Loan Agreement with a bank which was scheduled to expire on July 10, 2002. The previous Loan Agreement was in the form of a $28 million line of credit facility and had term loan provisions similar to those described above for the amended and restated Agreement. The interest rate methods under the former Loan Agreement did not vary from those prescribed in the amended and restated Agreement.

                       KRISPY KREME DOUGHNUT CORPORATION

At January 30, 2000, the Company had an outstanding letter of credit in the amount of $1,714,000 for insurance liability purposes, which reduces the Company's available line of credit.

5. LEASE COMMITMENTS

The Company conducts some of its operations from leased facilities and, additionally, leases certain equipment under operating leases. Generally, these have initial lease periods of 5 to 18 years and contain provisions for renewal options of 5 to 10 years.

At January 30, 2000, future minimum annual rental commitments under noncancelable operating leases are as follows:

                                                              --------------
FISCAL YEAR ENDING IN                                                 AMOUNT
---------------------                                         --------------
                                                              (IN THOUSANDS)
2001........................................................     $ 6,934
2002........................................................       6,529
2003........................................................       5,323
2004........................................................       3,321
2005........................................................       2,428
Thereafter..................................................       8,987
                                                                 -------
                                                                 $33,522
                                                                 =======

Rental expense, net of rental income, totaled $4,912,000 in fiscal 1998, $5,565,000 in fiscal 1999 and $6,220,000 in fiscal 2000.

6. INCOME TAXES

The components of the provision for federal and state income taxes are summarized as follows:

                                                             ---------------------------------------
                                                                           YEAR ENDED
                                                             ---------------------------------------
                                                             FEBRUARY 1,   JANUARY 31,   JANUARY 30,
                                                                    1998          1999          2000
                                                             -----------   -----------   -----------
                                                                         (IN THOUSANDS)
Currently payable..........................................    $1,419        $ 1,546       $3,392
Deferred...................................................       392         (3,658)         258
                                                               ------        -------       ------
                                                               $1,811        $(2,112)      $3,650
                                                               ======        =======       ======

A reconciliation of the statutory federal income tax rate with the Company's effective rate is as follows:

                                                             ---------------------------------------
                                                                           YEAR ENDED
                                                             ---------------------------------------
                                                             FEBRUARY 1,   JANUARY 31,   JANUARY 30,
                                                                    1998          1999          2000
                                                             -----------   -----------   -----------
                                                                         (IN THOUSANDS)
Federal taxes at statutory rate............................    $1,539        $(1,795)      $3,266
State taxes, net of federal benefit........................       229           (440)         264
Other......................................................        43            123          120
                                                               ------        -------       ------
                                                               $1,811        $(2,112)      $3,650
                                                               ======        =======       ======

                       KRISPY KREME DOUGHNUT CORPORATION

Income tax payments, net of refunds, were $670,000 in fiscal 1998, $239,000 in fiscal 1999 and $5,407,000 in fiscal 2000.

The net current and non-current components of deferred income taxes recognized in the balance sheet are as follows:

                                                              -------------------------
                                                              JANUARY 31,   JANUARY 30,
                                                                     1999          2000
                                                              -----------   -----------
                                                                   (IN THOUSANDS)
Net current assets..........................................    $2,120        $3,500
Net non-current assets......................................     3,036         1,398
                                                                ------        ------
                                                                $5,156        $4,898
                                                                ======        ======

                       KRISPY KREME DOUGHNUT CORPORATION

The tax effects of the significant temporary differences which comprise the deferred tax assets and liabilities are as follows:

                                                              -------------------------
                                                              JANUARY 31,   JANUARY 30,
                                                                     1999          2000
                                                              -----------   -----------
                                                                   (IN THOUSANDS)
ASSETS
Compensation deferred (unpaid)..............................    $  471        $  738
Accrued group insurance.....................................       209           352
Other long-term obligations.................................       418           509
Accrued insurance...........................................       341         1,097
Accrued restructuring expenses..............................     2,445         2,042
Accrued store closings and impairment expenses..............        --           452
Unearned revenue............................................       201           249
Accounts receivable.........................................       371           503
Inventory...................................................       229           236
Charitable contributions carryforward.......................       705           835
State NOL carryforwards.....................................       571           895
Other.......................................................       621           673
                                                                ------        ------
          Gross deferred tax assets.........................     6,582         8,581
                                                                ------        ------
LIABILITIES
Property and equipment......................................     1,174         3,343
Prepaid VEBA contribution...................................       133           232
Prepaid expenses............................................       119           108
                                                                ------        ------
          Gross deferred tax liabilities....................     1,426         3,683
                                                                ------        ------
          Net asset.........................................    $5,156        $4,898
                                                                ======        ======

The Company has recorded a deferred tax asset reflecting the benefit of future deductible amounts. Realization of this asset is dependent on generating sufficient future taxable income. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

7. EARNINGS PER SHARE

Basic earnings per share (EPS) is computed by dividing income (loss) available to common shareholders by the weighted-average number of common shares outstanding for the year. Diluted EPS reflects the potential dilution that could occur if stock options were exercised. The treasury stock method is used to calculate dilutive shares, which reduces the gross number of dilutive shares by the number of shares purchasable from the proceeds of the options assumed to be exercised.

                       KRISPY KREME DOUGHNUT CORPORATION

The following table sets forth the computation of basic and diluted earnings per share:

                                                             ---------------------------------------
                                                                           YEAR ENDED
                                                             ---------------------------------------
                                                             FEBRUARY 1,   JANUARY 31,   JANUARY 30,
                                                                    1998          1999          2000
                                                             -----------   -----------   -----------
                                                              (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Numerator:
Net income (loss)..........................................   $   2,714     $  (3,167)   $    5,956
                                                              =========     =========    ==========
Denominator:
Basic earnings per share -- weighted average shares........   7,284,420     8,249,180     9,340,220
Effect of dilutive securities:
Stock options..............................................          --            --       479,720
                                                              ---------     ---------    ----------
Diluted earnings per share -- adjusted weighted average
  shares...................................................   7,284,420     8,249,180     9,819,940
                                                              =========     =========    ==========

There were no stock options outstanding in fiscal 1998. Due to the loss in fiscal 1999, the 1,831,000 stock options outstanding would have been antidilutive and were excluded from the calculation of diluted earnings per share.

8. EMPLOYEE BENEFITS PLANS

The Company has a 401(k) savings plan, which provides that employees may contribute a portion of their salaries to the plan on a tax deferred basis. The Company matches one-half of the first 2% and one-fourth of the next 4% of salary contributed by each employee. The Company's matching contributions approximated $419,000 in fiscal 1998, $440,000 in fiscal 1999 and $501,000 in fiscal 2000.

Effective May 1, 1994, the Company established the Retirement Income Plan for Key Employees of Krispy Kreme Doughnut Corporation (the Plan), a nonqualified noncontributory defined benefit pension plan. The benefits are based on years of service and average final compensation during the employees' career. The Plan at all times shall be entirely unfunded as such term is defined for purposes of the Employee Retirement Income Security Act (ERISA). The actuarial cost method used in determining the net periodic pension cost is the projected unit credit method.

The following tables summarize the status of the Plan and the amounts recognized in the Balance Sheet:

                                                              ----------------------------
                                                              JANUARY 31,      JANUARY 30,
                                                                     1999             2000
                                                              -----------      -----------
                                                                 (IN THOUSANDS, EXCEPT
                                                                      PERCENTAGES)
CHANGE IN PROJECTED BENEFIT OBLIGATION
a. Projected benefit obligation at beginning of year........     $ 669           $   834
b. Service cost.............................................       152               180
c. Interest cost............................................        47                56
d. Actuarial (gain) loss....................................       (21)             (120)
e. Benefits paid............................................       (13)               --
f. Change in plan provisions................................        --                --
                                                                 -----           -------
g. Projected benefit obligation at end of year..............     $ 834           $   950
                                                                 =====           =======

                       KRISPY KREME DOUGHNUT CORPORATION

                                                              ----------------------------
                                                              JANUARY 31,      JANUARY 30,
                                                                     1999             2000
                                                              -----------      -----------
                                                                 (IN THOUSANDS, EXCEPT
                                                                      PERCENTAGES)
CHANGE IN PLAN ASSETS
a. Fair value of plan assets at beginning of year...........     $  --           $    --
b. Actual return on plan assets.............................        --                --
c. Employer contributions...................................        13                --
d. Benefits paid............................................       (13)               --
                                                                 -----           -------
e. Fair value of plan assets at end of year.................     $  --           $    --
                                                                 =====           =======
NET AMOUNT RECOGNIZED
a. Funded status............................................     $(834)          $  (950)
b. Unrecognized transition obligation (asset)...............        --                --
c. Unrecognized prior service cost..........................        --                --
d. Unrecognized net loss....................................        32               (88)
e. Contributions from measurement date to fiscal year end...        --                --
f. Net amount recognized....................................      (802)           (1,038)
WEIGHTED-AVERAGE ASSUMPTIONS
a. Weighted average assumed discount rate...................      6.75%             7.50%
b. Weighted average expected long-term rate of return on
  plan assets...............................................       N/A               N/A
c. Assumed rate of annual compensation increases............      5.00%             5.00%
NET PERIODIC PENSION COST
a. Service cost.............................................     $ 152           $   180
b. Interest cost............................................        47                56
c. Estimated return on plan assets..........................        --                --
d. Amortization of unrecognized transitional liability
  (asset)...................................................        --                --
e. Amortization of prior service cost.......................        --                --
f. Recognized net actuarial (gain) or loss..................        --                --
                                                                 -----           -------
g. Total....................................................     $ 199           $   236
                                                                 =====           =======
RECONCILIATION OF NET PENSION ASSET (LIABILITY) FOR FISCAL
  YEAR
a. Prepaid (accrued) pension cost as of end of prior year...     $(616)          $  (802)
b. Contributions during the fiscal year.....................        13                --
c. Net periodic pension cost for the fiscal year............       199               236
                                                                 -----           -------
d. Prepaid (accrued) pension cost as of fiscal year end.....     $(802)          $(1,038)
                                                                 =====           =======

Effective February 1, 1999, the Company established the Krispy Kreme Profit-Sharing Stock Ownership Plan. Under the terms of this qualified plan, the Company contributes a percentage of each employee's compensation, subject to Internal Revenue Service limits, to each eligible employee's account under the plan. The expense associated with this plan in fiscal 2000, based on a contribution of 7% of eligible compensation, was $2,647,000. The contribution for fiscal 2000 was made in the form of newly issued shares based on the initial price of the Company's common stock in the IPO. Employees become eligible for participation in the plan upon the completion of one year of service and vest ratably over five years.

The Company established a nonqualified "mirror" plan, effective February 1, 1999. Contributions to this nonqualified plan will be made under the same terms and conditions as the qualified plan,

                       KRISPY KREME DOUGHNUT CORPORATION
with respect to compensation earned by participants in excess of the maximum amount of compensation that may be taken into account under the qualified plan. The Company recorded compensation expense of $103,000 for amounts credited to certain employees under the nonqualified plan for fiscal 2000.

9. INCENTIVE COMPENSATION

The Company has an incentive compensation plan for officers, directors and management level employees. Incentive compensation amounted to $1,652,000 in fiscal 1998, $2,300,000 in fiscal 1999 and $3,146,000 in fiscal 2000.

In addition, in fiscal 1998, the Company had a Long-Term Incentive Plan (the
Plan). Under the provisions of the Plan, a participant could elect to defer, for a period of not less than five years, from 0% to 100% of the bonus earned under the provisions of the incentive compensation plan described above. The deferred amount was converted to performance units based on the appropriate value (book value) of the Company's common stock as defined in the Plan. Upon completion of the deferral period, each participant's account would be distributed in accordance with the participant's election. The performance units granted under the Plan were credited with dividends in a manner identical to the common stock of the Company. The amount payable to a participant at the time benefit payments are due was equal in amount to the number of performance units credited to a participant's account multiplied by the current book value of the Company's common stock as defined in the Plan. Effective with fiscal year-end 1997, the right to defer additional incentive compensation under the provisions of the plan was temporarily suspended. Long-term incentive compensation amounted to $480,000 in 1998.

In fiscal 1999, participants still employed by the Company were given the option to convert their performance units earned under the Plan to common shares of the Company's common stock, subject to certain restrictions. Shares received through the conversion are subject to the provisions of the Stock Purchase Agreement dated July 1, 1982, as amended by the Amendment to Stock Purchase Agreement dated March 19, 1998 and the Addition to the Amendment to the Stock Purchase Agreement dated April 21, 1998 along with any other agreements which may be approved by the holders of common shares prior to the conversion. These shares had no voting rights prior to the initial public offering of the Company's common stock. The number of performance units converted was 1,179,440 at a conversion rate of $5.18 per performance unit for a total of approximately $6,112,000 in common stock issued in connection with the conversion. Due to the Federal and State income tax consequences of the conversion incurred by each participant, the Company made a loan to each participant equal to their tax liability. These loans were executed via a 10-year promissory note (collateralized by the common stock) with a fixed interest rate of 6%. The amount of such loans outstanding at January 31, 1999 and January 30, 2000, was $2,099,000 and $2,547,000, respectively and has been recorded as a deduction from shareholders' equity.

In November 1993 and April 1994, the Board of Directors authorized the issuance of 252,900 and 50,000 respectively, restricted stock awards in substitution for stock options previously granted to certain directors and officers of the Company. All unexercised stock options were canceled in substitution for restricted stock awards. Restricted stock plan participants are not entitled to receive cash dividends and voting rights on their shares until the lapse of restrictions. The Company made loans to each of the participants for the purchase of the restricted shares. Vesting of such awards

                       KRISPY KREME DOUGHNUT CORPORATION
occurs equally over a four to six year period from the date of grant and is subject to future service requirements. The difference between cash paid by the employee for the awarded shares and the market value of the shares as of the award date was charged as unearned compensation and is amortized over the four to six year service period. The unamortized, unearned compensation value is shown as a reduction of shareholders' equity in the accompanying consolidated balance sheet. Compensation expense under the plan for fiscal 1998 was approximately $181,000 and for fiscal 1999 and 2000 was $0.

10. STOCK OPTION PLAN

During fiscal 1999, the Company established the Krispy Kreme Doughnut Corporation 1998 Stock Option Plan (the Plan). Under the terms of the Plan, 1,913,000 shares of common stock of the Company were reserved for issuance to employees and Directors of the Company. During fiscal 2000, an additional 240,000 shares of common stock of the Company were reserved for issuance under the Plan. Grants may be in the form of either incentive stock options or nonqualified stock options. During fiscal 1999, 1,831,000 nonqualified options with a 10-year life were issued to employees and Directors at an exercise price of $5.18 per share, the fair market value of the common stock at the grant date. During fiscal 2000, no additional stock options were issued. Options granted to employees under the Plan vest ratably over a three-year period commencing on the second anniversary of the grant date. Options granted to Directors vest ratably over a three-year period commencing on the grant date.

Below is a summary of the Plan's activity:

                                          -------------------------------------------------------------
                                                      WEIGHTED AVERAGE       OPTIONS   WEIGHTED AVERAGE
                                            OPTIONS     EXERCISE PRICE   EXERCISABLE     EXERCISE PRICE
                                          ---------   ----------------   -----------   ----------------
Balance, February 1, 1998...............         --           --               --              --
  Granted...............................  1,831,000        $5.18           91,000           $5.18
  Exercised.............................         --           --               --              --
  Canceled..............................         --           --               --              --
                                          ---------
Balance, January 31, 1999...............  1,831,000        $5.18           91,000           $5.18
  Granted...............................         --           --               --              --
  Exercised.............................         --           --               --              --
  Canceled..............................     10,000        $5.18               --              --
                                          ---------
Balance, January 30, 2000...............  1,821,000        $5.18           91,000           $5.18

The following table summarizes information for options outstanding and exercisable at January 30, 2000:

------------------------------------------------------------------------------------------------------------
                                    OPTIONS OUTSTANDING                                  OPTIONS EXERCISABLE
                                       WEIGHTED AVERAGE    WEIGHTED AVERAGE                 WEIGHTED AVERAGE
RANGE OF PRICES           NUMBER         REMAINING LIFE      EXERCISE PRICE    NUMBER         EXERCISE PRICE
---------------        ---------    -------------------    ----------------    ------    -------------------
        $5.18          1,821,000         10 years               $5.18          91,000           $5.18

                       KRISPY KREME DOUGHNUT CORPORATION

Pro Forma Fair Value Disclosures:

Had compensation expense for the Company's stock options been based on the fair value on the grant date under the methodology prescribed by SFAS 123, the Company's income from continuing operations and earnings per share for the three years ending January 30, 2000, would have been impacted as follows:

                                                             ----------------------------------------
                                                             FEBRUARY 1,    JANUARY 31,   JANUARY 30,
                                                                    1998           1999          2000
                                                             -----------   ------------   -----------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE)
Reported net income (loss).................................    $2,714        $(3,167)       $5,956
Pro forma net income (loss)................................     2,714         (3,280)        5,843
Reported earnings per share -- Basic.......................       .37           (.38)          .64
Pro forma earnings per share -- Basic......................       .37           (.40)          .63
Reported earnings per share -- Diluted.....................       .37           (.38)          .61
Pro forma earnings per share -- Diluted....................       .37           (.40)          .60

The fair value of options granted, which is amortized to expense over the option vesting period in determining the pro forma impact, is estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                             ----------------------------------------
                                                             FEBRUARY 1,    JANUARY 31,   JANUARY 30,
                                                                    1998           1999          2000
                                                             -----------   ------------   -----------
Expected life of option....................................         --       7 years        7 years
Risk-free interest rate....................................         --          4.8%           4.8%
Expected volatility of stock...............................         --            --             --
Expected dividend yield....................................         --          3.1%           3.1%

The weighted average fair value of options granted during 1998, 1999 and 2000 is as follows:

                                                             ----------------------------------------
                                                             FEBRUARY 1,    JANUARY 31,   JANUARY 30,
                                                                    1998           1999          2000
                                                             -----------   ------------   -----------
Fair value of each option granted..........................         --      $      .47           --
Total number of options granted............................         --       1,831,000           --
Total fair value of all options granted....................         --      $  864,232           --

11. BUSINESS SEGMENT INFORMATION

The Company has three reportable business segments. The Company Store Operations segment is comprised of the operating activities of the stores owned by the Company. These stores sell doughnuts and complementary products through both on-premises and off-premises sales. The majority of the ingredients and materials used by Company Store Operations is purchased from the KKM&D business segment.

The Franchise Operations segment is comprised of the operating activities of the individual franchise business units which license qualified operators to conduct business under the Krispy Kreme name and also monitor the operations of these stores. Under the terms of the agreements, the licensed operators pay royalties and fees to the Company in return for the use of the Krispy Kreme name.

                       KRISPY KREME DOUGHNUT CORPORATION

The KKM&D segment supplies mix, equipment and other items to both Company and franchisee owned stores. All intercompany transactions between the KKM&D business segment and Company stores are eliminated in consolidation.

Segment information for total assets and capital expenditures is not presented as such information is not used in measuring segment performance or allocating resources among segments.

Segment operating income is income before general corporate expenses and income taxes.

                                                             ---------------------------------------
                                                                           YEAR ENDED
                                                             ---------------------------------------
                                                             FEBRUARY 1,   JANUARY 31,   JANUARY 30,
                                                                    1998          1999          2000
                                                             -----------   -----------   -----------
                                                                         (IN THOUSANDS)
REVENUES:
Company Store Operations...................................   $132,826      $145,251      $164,230
Franchise Operations.......................................      2,285         3,236         5,529
KKM&D......................................................     90,821       107,431       142,215
Intercompany sales eliminations............................    (67,189)      (75,038)      (91,731)
                                                              --------      --------      --------
          Total revenues...................................   $158,743      $180,880      $220,243
                                                              ========      ========      ========
OPERATING INCOME (LOSS):
Company Store Operations...................................   $ 13,244      $ 13,029      $ 18,246
Franchise Operations.......................................       (183)          448         1,445
KKM&D......................................................      2,835         4,307         7,182
Unallocated general and administrative expenses............    (10,476)      (12,020)      (16,035)
Provision for restructuring................................         --        (9,466)           --
                                                              --------      --------      --------
          Total operating income...........................   $  5,420      $ (3,702)     $ 10,838
                                                              ========      ========      ========
DEPRECIATION AND AMORTIZATION EXPENSES:
Company Store Operations...................................   $  2,339      $  2,873      $  3,059
Franchise Operations.......................................        100            57            72
KKM&D......................................................        201           225           236
Corporate administration...................................        946         1,123         1,179
                                                              --------      --------      --------
          Total depreciation and amortization expenses.....   $  3,586      $  4,278      $  4,546
                                                              ========      ========      ========

12. RELATED PARTY TRANSACTIONS

Total revenues includes $4,619,000 in fiscal 1998, $8,216,000 in fiscal 1999 and $12,721,000 in fiscal 2000 of sales to franchise doughnut stores owned by directors and an employee of the Company. Trade accounts receivable from these stores totaled $1,326,000 and $1,608,000 at January 31, 1999 and January 30, 2000, respectively. Total revenues also includes royalties from these stores of $361,000 in fiscal 1998, $569,000 in fiscal 1999 and $904,000 in fiscal 2000.
Additionally, from time to time the Company extends credit to customers in the form of notes receivable. Interest is generally charged at the Prime Rate plus 1% and terms range from 6 months to 10 years.

Certain members of the board of directors own 22 stores and are committed to open an additional 22 stores. Two officers of the Company are investors in groups that own three stores and are committed to open four additional stores.

                       KRISPY KREME DOUGHNUT CORPORATION

In December 1994, the Company implemented the Kingsmill Plan to provide franchise opportunities to corporate management and directors. Under the terms of the Kingsmill Plan, the Company makes franchise opportunities available to members of corporate management and provides financial assistance in the form of collateral repurchase agreements and guarantees of bank loans. The Kingsmill Plan was suspended in fiscal 1999. The Company has also entered into collateral repurchase agreements and loan guarantees with officers and directors outside the Kingsmill Plan.

The Company's contingent liability related to collateral repurchase agreements for officers and directors is $3,000,000 at January 31, 1999 and $2,456,000 at January 30, 2000. The Company has guaranteed bank loans of $425,000 and $2,100,000 at January 31, 1999 and January 30, 2000, respectively.

In January 1998, the Company sold a market to a shareholder. The gain recognized on this sale was approximately $267,000.

13. COMMITMENTS AND CONTINGENCIES

Under the terms of a stock purchase agreement dated July 1, 1984, the Company has agreed to purchase the outstanding stock of any deceased shareholder at a price equal to the book value of the stock as of the last day of the fiscal quarter immediately preceding death. The stock purchase agreement will terminate upon the closing of an initial public offering of the Company's stock.

In order to assist certain associate and franchise operators in obtaining third-party financing, the Company has entered into collateral repurchase agreements involving both Company stock and doughnut-making equipment. The Company's contingent liability related to these agreements is approximately $1,054,000 at January 31, 1999 and $999,000 at January 30, 2000. Additionally,
the Company has guaranteed certain loans to third-party financial institutions on behalf of associate and franchise operators. The Company's contingent liability related to these guarantees was approximately $1,982,000 at January 31, 1999 and $3,332,000 at January 30, 2000.

The Company is engaged in various legal proceedings incidental to its normal business activities. In the opinion of management, the outcome of these matters is not expected to have a material effect on the Company's consolidated financial statements.

Because the Company enters into long-term contracts with its suppliers, in the event that any of these relationships terminate unexpectedly, even where it has multiple suppliers for the same ingredient, the Company's ability to obtain adequate quantities of the same high quality ingredient at the same competitive price could be negatively impacted.

                       KRISPY KREME DOUGHNUT CORPORATION

14. RESTRUCTURING

                                                              --------------------------------
                                                                    LEASE    ACCRUED     TOTAL
                                                              LIABILITIES   EXPENSES   ACCRUAL
                                                              -----------   --------   -------
                                                                       (IN THOUSANDS)
Balance at February 1, 1998.................................    $   205      $ 100     $   305
Additions...................................................      5,877        250       6,127
                                                                -------      -----     -------
Balance at January 31, 1999.................................      6,082        350       6,432
Additions...................................................        723         --         723
Reductions..................................................     (1,536)       (70)     (1,606)
Transfers...................................................       (487)       487          --
Adjustments.................................................         --       (175)       (175)
                                                                -------      -----     -------
Balance at January 30, 2000.................................    $ 4,782      $ 592     $ 5,374
                                                                =======      =====     =======

Fiscal 2000:

During fiscal 2000, the Company reassessed certain provisions of its restructuring accrual. The Company determined that it was under-accrued for losses associated with operating lease commitments related to double drive-through buildings by $723,000 and over-accrued for certain other exit costs by $175,000. In addition, land included in Assets Held for Sale with a book value of $325,000 was sold for $830,000 resulting in a credit to restructuring expense. Together, these adjustments resulted in a net increase in restructuring expense of $43,000 for the year ended January 30, 2000. This amount has been included in Operating Expenses of the Company Store Operations segment. Reductions in Lease Liabilities represent ongoing lease payments on remaining lease obligations. Reductions in Accrued Expenses represent the cost of moving two double drive-through buildings. Accrued property taxes of $487,000, originally recorded as Lease Liabilities, have been transferred to Accrued Expenses. Adjustments to the accrual represent the reduction of other exit costs.

Fiscal 1999:

On January 13, 1999, the Board of Directors of the Company approved a restructuring plan for assets and operations included in the Company Store Operations segment determined either to be inconsistent with the Company's strategy or whose carrying value may not be fully recoverable. Of the total restructuring and impairment charge of $9.5 million, $7.8 million related to the closing of five double drive-through stores and the write-down of five other inactive double drive-through stores and sites including provisions to write-down associated land, building and equipment costs to estimated net realizable value and to cover operating lease commitments associated with these stores. The Company has no plans to open any new double drive-through stores. An additional $700,000 relates to future lease payments on double drive-through buildings subleased to franchisees. Also included in the total charge is a $1.0 million write-down of a facility that produces fried pies and honey buns. These products are not expected to be a core part of the Company's strategy going forward. Of the total charge, $5.6 million represents a charge for future cash outflows for lease payments on land and buildings while $3.6 million represents the write-down of land and the write-off of buildings and equipment. The remaining $250,000 represents the accrual of costs to remove double drive-through buildings from their leased locations. Land held for sale is carried at the estimated net realizable value determined through review of current prices

                       KRISPY KREME DOUGHNUT CORPORATION
for comparable retail locations. After an income tax benefit of $3,786,000, this action reduced fiscal 1999 earnings by $5,680,000 or $.69 per share.

15. STORE CLOSINGS AND IMPAIRMENT

                                                              --------------------
                                                                 LEASE LIABILITIES
                                                              AND ACCRUED EXPENSES
                                                              --------------------
                                                                 (IN THOUSANDS)
Balance at February 1, 1998.................................         $   --
Additions...................................................            283
                                                                     ------
Balance at January 31, 1999.................................            283
Additions...................................................          1,139
Reductions..................................................            (45)
                                                                     ------
Balance at January 30, 2000.................................         $1,377
                                                                     ======

Fiscal 2000:

In the fourth quarter of fiscal 2000, the Company recorded a $1.1 million charge for the closing of two stores. These stores will be torn down in the second quarter of fiscal 2001 and new buildings constructed on the same sites. The accrual consists of the write-off of the net book value of buildings and leasehold improvements as well as equipment that will be abandoned. This charge has been recorded in Operating Expenses of the Company Store Operations segment.

Reductions in the accrual consist of ongoing lease payments on remaining lease obligations.

Fiscal 1999:

The Company recorded a charge of $2.3 million for store closings and impairment costs in fiscal 1999. The charge consists of $417,000 related to the write-off of unamortized leasehold improvements for two stores that were closed in the first quarter of fiscal 2000 and the accrual of $283,000 in remaining lease costs on a potential store site that will not be used. The remaining $1.6 million relates to the write-down of building and equipment of a facility that will remain open but whose carrying value was determined not to be fully recoverable. The fair market value of assets to be held and used was determined using a formula based on five times after-tax cash flow. This charge has been recorded in Operating Expenses of the Company Store Operations segment.

16. SUBSEQUENT EVENT

On January 31, 2000, the Company repurchased the New York City market from an area developer for approximately $6.9 million.

17. LITIGATION SUBSEQUENT EVENT

On March 9, 2000, a lawsuit was filed against the Company, a member of management and Golden Gate Doughnuts, LLC, a franchisee of the Company, in Superior Court in the state of California. The plaintiffs allege, among other things, breach of contract and seek compensation for injury as well as punitive damages. The Company believes that the allegations are without merit and that the outcome of the lawsuit will not have a material adverse effect on its consolidated financial statements. Accordingly, no accrual for loss (if any) has been provided in the accompanying consolidated financial statements.

                          KRISPY KREME DOUGHNUTS, INC.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of Krispy Kreme Doughnuts, Inc.

In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Krispy Kreme Doughnuts, Inc. (the Company) at January 30, 2000, in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP
Greensboro, North Carolina
March 6, 2000, except as to Note 3
  which is as of March 13, 2000

                          KRISPY KREME DOUGHNUTS, INC.

                                 BALANCE SHEET

                                                              -----------
                                                              JANUARY 30,
                                                                     2000
                                                              -----------
ASSETS -- Cash..............................................       $1,000
                                                              ===========
SHAREHOLDER'S EQUITY........................................       $1,000
                                                              ===========

                             NOTES TO BALANCE SHEET

1. ORGANIZATION AND PURPOSE

Krispy Kreme Doughnuts, Inc. (the Company) was incorporated in North Carolina on December 2, 1999 as a wholly-owned subsidiary of Krispy Kreme Doughnut Corporation. Subject to a plan of merger approved by the shareholders on November 10, 1999, the shareholders of Krispy Kreme Doughnut Corporation will become shareholders of Krispy Kreme Doughnuts, Inc. Each shareholder will receive a number of shares of Krispy Kreme Doughnuts, Inc. based on his or her percentage ownership of the shares of Krispy Kreme Doughnut Corporation and a cash payment of $15.00 per share. As a result of this merger, Krispy Kreme Doughnut Corporation will become a wholly-owned subsidiary of Krispy Kreme Doughnuts, Inc. This plan of merger is expected to become effective just prior to the completion of a public offering of the Company's common stock.

2. SHAREHOLDER'S EQUITY

The Company is authorized to issue 10 million shares of no par value preferred stock and 100 million shares of no par value common stock. Krispy Kreme Doughnut Corporation has invested $1,000 in exchange for shares of the Company's common stock.

3. LITIGATION SUBSEQUENT EVENT

On March 9, 2000, a lawsuit was filed against the Company, a member of management and Golden Gate Doughnuts, LLC, a franchisee of Krispy Kreme Doughnut Corporation, in Superior Court in the state of California. The plaintiffs allege, among other things, breach of contract and seek compensation for injury as well as punitive damages. The Company believes that the allegations are without merit and that the outcome of the lawsuit will not have a material adverse effect on its balance sheet or the consolidated financial statements of Krispy Kreme Doughnut Corporation. Accordingly, no accrual for loss (if any) has been provided in the consolidated financial statements of Krispy Kreme Doughnut Corporation.

                          KRISPY KREME DOUGHNUTS, INC.
                       KRISPY KREME DOUGHNUT CORPORATION

                     UNAUDITED CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PAR VALUE AMOUNTS)

                                                              -------------------------
                                                              JANUARY 30,   OCTOBER 29,
                                                                     2000          2000
                                                              -----------   -----------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................   $  3,183      $  6,534
Short-term investments......................................         --        17,976
Accounts receivable, less allowance for doubtful accounts of
  $1,324 (1/30/00) and $1,695 (10/29/00)....................     17,965        20,637
Accounts receivable, affiliates.............................      1,608         2,090
Other receivables...........................................        794         1,730
Inventories.................................................      9,979        10,826
Prepaid expenses............................................      3,148         1,692
Income taxes refundable.....................................        861            --
Deferred income taxes.......................................      3,500         4,523
                                                               --------      --------
         Total current assets...............................     41,038        66,008
Property and equipment, net.................................     60,584        71,170
Deferred income taxes.......................................      1,398           171
Long-term investments.......................................         --        18,537
Other assets                                                      1,938         8,579
                                                               --------      --------
         Total assets.......................................   $104,958      $164,465
                                                               ========      ========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable............................................   $ 13,106      $ 13,420
Accrued salaries and wages..................................      3,256         3,562
Accrued restructuring expenses..............................      1,115         1,065
Accrued income taxes........................................         --         2,747
Accrued expenses............................................      9,709        14,767
Revolving line of credit....................................         --         1,575
Current maturities of long-term debt........................      2,400            --
                                                               --------      --------
         Total current liabilities..........................     29,586        37,136
                                                               --------      --------
Compensation deferred (unpaid)..............................        990           974
Long-term debt net of current portion.......................     20,502            --
Accrued restructuring expenses..............................      4,259         3,492
Other long-term obligations.................................      1,866         1,776
                                                               --------      --------
         Total long-term liabilities........................     27,617         6,242
                                                               --------      --------
Minority interest...........................................         --           852
                                                               --------      --------
SHAREHOLDERS' EQUITY:
Preferred stock, no par value, 10 million shares authorized;
  none issued and outstanding...............................         --            --
Common stock, no par value, 100,000 shares authorized;
  issued and outstanding -- 0 (1/30/00) and 12,938
  (10/29/00)................................................         --        84,361
Common stock, $10 par value, 1,000 shares authorized; issued
  and outstanding -- 467 (1/30/00) and 0 (10/29/00).........      4,670            --
Paid-in capital.............................................     10,805            --
Unearned compensation.......................................         --          (203)
Notes receivable, employees.................................     (2,547)       (2,362)
Nonqualified employee benefit plan asset....................         --          (126)
Nonqualified employee benefit plan liability................         --           126
Accumulated other comprehensive income......................         --           137
Retained earnings...........................................     34,827        38,302
                                                               --------      --------
         Total shareholders' equity.........................     47,755       120,235
                                                               --------      --------
         Total liabilities and shareholders' equity.........   $104,958      $164,465
                                                               ========      ========

The accompanying condensed notes are an integral part of these consolidated financial statements.

                          KRISPY KREME DOUGHNUTS, INC.
                       KRISPY KREME DOUGHNUT CORPORATION

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              -------------------------
                                                                  NINE MONTHS ENDED
                                                              -------------------------
                                                              OCTOBER 31,   OCTOBER 29,
                                                                     1999          2000
                                                              -----------   -----------
Total revenues..............................................   $161,533      $218,904
Operating expenses..........................................    138,544       182,833
General and administrative expenses.........................     10,909        14,060
Depreciation and amortization expenses......................      3,497         4,986
                                                               --------      --------
Income from operations......................................      8,583        17,025
Interest income.............................................        261         1,545
Interest expense............................................     (1,110)         (567)
Equity loss in joint ventures...............................         --          (664)
Minority interest...........................................         --          (403)
                                                               --------      --------
Income before income taxes..................................      7,734        16,936
Provision for income taxes..................................      2,940         6,456
                                                               --------      --------
Net income..................................................   $  4,794      $ 10,480
                                                               ========      ========
Basic earnings per share....................................   $   0.51      $   0.87
                                                               ========      ========
Diluted earnings per share..................................   $   0.51      $   0.79
                                                               ========      ========

The accompanying condensed notes are an integral part of these consolidated financial statements.

                          KRISPY KREME DOUGHNUTS, INC.
                       KRISPY KREME DOUGHNUT CORPORATION

            UNAUDITED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                 KRISPY KREME                              KRISPY KREME
                                             DOUGHNUT CORPORATION                         DOUGHNUTS, INC.
                                         ----------------------------   ---------------------------------------------------
                                                           ADDITIONAL
                                         COMMON   COMMON    PAID-IN     PREFERRED   PREFERRED    COMMON         COMMON
                                         SHARES   STOCK     CAPITAL      SHARES       STOCK      SHARES          STOCK
                                         ------   ------   ----------   ---------   ---------   ---------   ---------------
Balance at January 30, 2000............    467    $4,670    $10,805                  $   --           --        $    --
Proceeds from public offering..........                                                            3,450         65,637
Conversion of Krispy Kreme Doughnut
 Corporation shares to Krispy Kreme
 Doughnuts, Inc. shares................   (467)   (4,670)   (10,805)                               9,340         15,475
Cash dividend to shareholders..........
Collection of notes receivable.........
Issuance of shares to employee stock
 ownership plan........................                                                              145          3,039
Issuance of restricted common shares...                                                                3            210
Amortization of restricted common
 shares................................
Comprehensive income:
 Net income for the nine months ended
   October 29, 2000....................
 Unrealized holding loss...............
   Total comprehensive income..........
Contribution to the nonqualified
 employee benefit plan.................
Liability under the nonqualified
 employee benefit plan.................
                                          ----    ------    -------      ------      ------      -------        -------
Balance at October 29, 2000............     --    $   --    $    --          --      $   --       12,938        $84,361
                                          ====    ======    =======      ======      ======      =======        =======


                                                                                    NONQUALIFIED
                                                                     NONQUALIFIED     EMPLOYEE                 ACCUMULATED
                                                          NOTES        EMPLOYEE       BENEFIT                     OTHER
                                           UNEARNED     RECEIVABLE     BENEFIT          PLAN       RETAINED   COMPREHENSIVE
                                         COMPENSATION   EMPLOYEES    PLAN ASSETS     LIABILITY     EARNINGS      INCOME
                                         ------------   ----------   ------------   ------------   --------   -------------
Balance at January 30, 2000............     $  --        $(2,547)       $  --           $ --       $34,827        $ --
Proceeds from public offering..........
Conversion of Krispy Kreme Doughnut
 Corporation shares to Krispy Kreme
 Doughnuts, Inc. shares................
Cash dividend to shareholders..........                                                             (7,005)
Collection of notes receivable.........                      185
Issuance of shares to employee stock
 ownership plan........................
Issuance of restricted common shares...      (210)
Amortization of restricted common
 shares................................         7
Comprehensive income:
 Net income for the nine months ended
   October 29, 2000....................                                                             10,480
 Unrealized holding loss...............                                                                            137
                                                                                                   -------        ----
   Total comprehensive income..........                                                             10,480         137
Contribution to the nonqualified
 employee benefit plan.................                                  (126)
Liability under the nonqualified
 employee benefit plan.................                                                  126
                                            -----        -------        -----           ----       -------        ----
Balance at October 29, 2000............     $(203)       $(2,362)       $(126)          $126       $38,302        $137
                                            =====        =======        =====           ====       =======        ====


                                          TOTAL
                                         --------
Balance at January 30, 2000............  $ 47,755
Proceeds from public offering..........    65,637
Conversion of Krispy Kreme Doughnut
 Corporation shares to Krispy Kreme
 Doughnuts, Inc. shares................        --
Cash dividend to shareholders..........    (7,005)
Collection of notes receivable.........       185
Issuance of shares to employee stock
 ownership plan........................     3,039
Issuance of restricted common shares...        --
Amortization of restricted common
 shares................................         7
Comprehensive income:
 Net income for the nine months ended
   October 29, 2000....................    10,480
 Unrealized holding loss...............       137
                                         --------
   Total comprehensive income..........    10,617
Contribution to the nonqualified
 employee benefit plan.................      (126)
Liability under the nonqualified
 employee benefit plan.................       126
                                         --------
Balance at October 29, 2000............  $120,235
                                         ========

The accompanying condensed notes are an integral part of these consolidated financial statements.

                          KRISPY KREME DOUGHNUTS, INC.
                       KRISPY KREME DOUGHNUT CORPORATION

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              -------------------------
                                                                  NINE MONTHS ENDED
                                                              -------------------------
                                                              OCTOBER 31,   OCTOBER 29,
                                                                     1999          2000
                                                              -----------   -----------
CASH FLOW FROM OPERATING ACTIVITIES:
Net income..................................................    $ 4,794      $ 10,480
Items not requiring (providing) cash:
  Depreciation and amortization.............................      3,497         4,986
  Loss on sale of property and equipment....................         --             3
  Deferred income taxes.....................................     (1,553)          204
  Equity loss in joint ventures.............................         --           664
  Minority interest.........................................         --           403
  Compensation expense......................................         --             7
Change in assets and liabilities:
  Receivables...............................................     (5,760)       (4,090)
  Inventories...............................................       (358)         (847)
  Prepaid expenses..........................................        212         1,456
  Income taxes, net.........................................      1,057         3,608
  Accounts payable..........................................      2,225           314
  Accrued restructuring expenses............................       (306)         (817)
  Accrued expenses..........................................      4,121         5,364
  Deferred compensation and other long-term obligations.....        (61)         (105)
                                                                -------      --------
          Net cash provided by operating activities.........      7,868        21,630
                                                                -------      --------
CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of property and equipment..........................     (7,812)      (16,625)
Proceeds from disposal of property and equipment............         --         1,251
Purchase of investments, net................................         --       (36,376)
Increase in other assets....................................       (334)       (7,507)
                                                                -------      --------
          Net cash used for investing activities............     (8,146)      (59,257)
                                                                -------      --------
CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from stock offering, net...........................         --        65,637
Minority interest...........................................         --           449
Repayment of long-term debt.................................         --        (3,600)
Net borrowings from revolving line of credit................      1,875       (17,727)
Issuance of stock to Krispy Kreme Profit-Sharing Stock
  Ownership Plan............................................         --         3,039
Collection of notes receivable..............................        226           185
Issuance of notes receivable................................       (674)           --
Cash dividends paid.........................................     (1,518)       (7,005)
                                                                -------      --------
          Net cash provided by (used for) financing
            activities......................................        (91)       40,978
                                                                -------      --------
Net increase (decrease) in cash and cash equivalents........       (369)        3,351
Cash and cash equivalents at beginning of period............      4,313         3,183
                                                                -------      --------
Cash and cash equivalents at end of period..................    $ 3,944      $  6,534
                                                                =======      ========
Supplemental schedule of non-cash investing and financing
  activities
  Issuance of stock to Krispy Kreme Profit-Sharing Ownership
     Plan...................................................    $    --      $  3,039
  Issuance of stock to restricted stock plan................    $    --      $    210

The accompanying condensed notes are an integral part of these consolidated financial statements.

                          KRISPY KREME DOUGHNUTS, INC.
                       KRISPY KREME DOUGHNUT CORPORATION

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND PURPOSE

Krispy Kreme Doughnuts, Inc. (the "Company") was incorporated in North Carolina on December 2, 1999 as a wholly-owned subsidiary of Krispy Kreme Doughnut Corporation ("KKDC"). Pursuant to a plan of merger approved by shareholders on November 10, 1999, the shareholders of KKDC became shareholders of Krispy Kreme Doughnuts, Inc. on April 4, 2000. Each shareholder received 20 shares of Krispy Kreme Doughnuts, Inc. common stock and $15 in cash for each share of KKDC common stock they held. As a result of the merger, KKDC became a wholly-owned subsidiary of Krispy Kreme Doughnuts, Inc. Krispy Kreme Doughnuts, Inc. closed a public offering of its common stock on April 10, 2000 by selling 3,450,000 common shares at a price of $21 per share.

All consolidated financial statements prior to the merger are those of KKDC and all consolidated financial statements after the merger are those of the Company. For purposes of computing earnings per share, the number of common shares prior to the merger have been restated to reflect the 20 shares of the Company's common stock issued for each share of KKDC's common stock.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION. The accompanying consolidated financial statements are presented in accordance with the requirements of Article 10 of Regulation S-X and, consequently, do not include all the disclosures normally required by generally accepted accounting principles.

The financial information has been prepared in accordance with the Company's customary accounting practices and has not been audited. In the opinion of management, the financial information includes all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of interim results.

EQUITY METHOD OF ACCOUNTING. Investments in 20- to 50-percent owned affiliates are accounted for by the equity method of accounting, whereby the investment is carried at cost of acquisition, plus the Company's equity in undistributed earnings or losses since acquisition. Investments of 50 percent or greater owned affiliates are accounted for by the consolidation method of accounting whereby the portion not owned by the company is shown as a minority interest in consolidated subsidiary companies.

INVESTMENTS. Investments consist of United States Treasury notes, mortgage-backed government securities, corporate debt securities and certificates of deposit and are included in short term and long term investments in the accompanying balance sheet. Certificates of deposit are carried at cost which approximates fair value. All other marketable securities are stated at market value as determined by the most recently traded price of each security at the balance sheet date. All marketable securities are defined as trading securities or available-for-sale securities under the provisions of Statement of Financial Accounting Standards No. ("SFAS") 115, "Accounting for Certain Investments in Debt and Equity Securities."

Management determines the appropriate classification of its investments in marketable securities at the time of the purchase and reevaluates such determination at each balance sheet date. As of October 29, 2000, all marketable securities are classified as available-for-sale. Available-for-sale securities are carried at fair value with the unrealized gains and losses reported as a separate

                          KRISPY KREME DOUGHNUTS, INC.
                       KRISPY KREME DOUGHNUT CORPORATION

      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

component of shareholders' equity in accumulated other comprehensive income. The cost of investments sold is determined on the specific identification or the first-in, first-out method.

Investments consist of:

                                                      ------------------------------------------------
                                                                       GROSS        GROSS
                                                                  UNREALIZED   UNREALIZED
                                                      AMORTIZED      HOLDING      HOLDING
                                                           COST        GAINS       LOSSES   FAIR VALUE
                                                      ---------   ----------   ----------   ----------
                                                                       (IN THOUSANDS)
OCTOBER 29, 2000
Certificates of deposit.............................   $ 5,000       $ --         $ --       $ 5,000
US government notes.................................     7,999         26          (22)        8,003
Federal government agencies.........................    16,902        166          (50)       17,018
Corporate debt securities...........................     6,475         20           (3)        6,492
                                                       -------       ----         ----       -------
          Total.....................................   $36,376       $212         $(75)      $36,513
                                                       =======       ====         ====       =======

Maturities of investments were as follows at October 29, 2000:

                                                              AMORTIZED COST   FAIR VALUE
                                                              --------------   ----------
                                                                    (IN THOUSANDS)
Due within one year.........................................     $17,948        $17,976
Due after one year through five years.......................      18,428         18,537
                                                                 -------        -------
          Total.............................................     $36,376        $36,513
                                                                 =======        =======

3. INVENTORIES

Inventories are stated at the lower of average cost or market. Inventories consist of the following:

                                          ----------------------------------------------------------
                                          DISTRIBUTION    EQUIPMENT          MIX   COMPANY
                                                CENTER   DEPARTMENT   DEPARTMENT    STORES     TOTAL
                                          ------------   ----------   ----------   -------   -------
                                                                (IN THOUSANDS)
JANUARY 30, 2000
Raw materials...........................     $   --        $2,821        $444      $1,335    $ 4,600
Work in progress........................         --            57          --          --         57
Finished goods..........................        321         1,298          39          --      1,658
Purchased merchandise...................      3,129            --          --         498      3,627
Manufacturing supplies..................         --            --          37          --         37
                                             ------        ------        ----      ------    -------
          Totals........................     $3,450        $4,176        $520      $1,833    $ 9,979
                                             ======        ======        ====      ======    =======
OCTOBER 29, 2000
Raw materials...........................     $   --        $1,452        $425      $1,468    $ 3,345
Work in progress........................         --           133          --          --        133
Finished goods..........................      1,037         1,162          23          --      2,222
Purchased merchandise...................      4,369            --          --         734      5,103
Manufacturing supplies..................         --            --          23          --         23
                                             ------        ------        ----      ------    -------
          Totals........................     $5,406        $2,747        $471      $2,202    $10,826
                                             ======        ======        ====      ======    =======

                          KRISPY KREME DOUGHNUTS, INC.
                       KRISPY KREME DOUGHNUT CORPORATION

      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4. PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                              --------------------------
                                                              JANUARY 30,    OCTOBER 29,
                                                                     2000           2000
                                                              -----------    -----------
                                                                    (IN THOUSANDS)
Land........................................................    $11,144       $ 11,144
Buildings...................................................     24,606         26,033
Machinery and equipment.....................................     47,701         59,225
Leasehold improvements......................................      9,627         10,254
Construction in progress....................................        165          1,251
                                                                -------       --------
                                                                 93,243        107,907
Less: accumulated depreciation..............................     32,659         36,737
                                                                -------       --------
          Property and equipment, net.......................    $60,584       $ 71,170
                                                                =======       ========

5. EARNINGS PER SHARE

The computation of earnings per share is based on the weighted average number of common shares outstanding during the period. The computation of diluted earnings per share reflects the potential dilution that would occur if stock options were exercised. The treasury stock method is used to calculate dilutive shares, which reduces the gross number of dilutive shares by the number of shares purchasable from the proceeds of the options assumed to be exercised.

The following table shows the computation of the number of shares outstanding:

                                                              -------------------------
                                                                  NINE MONTHS ENDED
                                                              -------------------------
                                                              OCTOBER 31,   OCTOBER 29,
                                                                     1999          2000
                                                              -----------   -----------
                                                                   (IN THOUSANDS)
Basic shares................................................     9,340        12,078
Effect of dilutive securities:
Stock options...............................................       117         1,141
                                                                 -----        ------
Diluted shares..............................................     9,457        13,219
                                                                 =====        ======

Stock options for 37,500 shares for the three months ended October 29, 2000 and 162,500 shares for the nine months ended October 29, 2000 have been excluded from the diluted shares calculation as inclusion of these options would be antidilutive.

                          KRISPY KREME DOUGHNUTS, INC.
                       KRISPY KREME DOUGHNUT CORPORATION

      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6. BUSINESS SEGMENT INFORMATION

                                                              -------------------------
                                                                  NINE MONTHS ENDED
                                                              -------------------------
                                                              OCTOBER 31,   OCTOBER 29,
                                                                     1999          2000
                                                              -----------   -----------
                                                                   (IN THOUSANDS)
REVENUES:
Company Store Operations....................................   $121,104      $156,543
Franchise Operations........................................      3,798         6,704
KKM&D.......................................................    104,094       145,930
Intercompany sales eliminations.............................    (67,463)      (90,273)
                                                               --------      --------
          Total revenues....................................   $161,533      $218,904
                                                               ========      ========
OPERATING INCOME:
Company Store Operations....................................   $ 14,391      $ 19,801
Franchise Operations........................................        803         3,864
KKM&D.......................................................      5,177         8,293
Unallocated general and administrative expenses.............    (11,788)      (14,933)
                                                               --------      --------
          Total operating income............................   $  8,583      $ 17,025
                                                               ========      ========
DEPRECIATION AND AMORTIZATION EXPENSES:
Company Store Operations....................................   $  2,390      $  3,839
Franchise Operations........................................         54            54
KKM&D.......................................................        174           220
Corporate administration....................................        879           873
                                                               --------      --------
          Total depreciation and amortization expenses......   $  3,497      $  4,986
                                                               ========      ========

7. JOINT VENTURES

On March 22, 2000, the Company entered into a joint venture to develop the Northern California market. The Company invested $2,060,000 for a 59% interest. The financial statements of this joint venture are consolidated in the results of the Company.

On January 31, 2000, the Company repurchased the New York City market from an area developer for approximately $6.9 million. The Company invested an additional $300,000 in property and equipment. Subsequently, on April 17, 2000, the Company sold 77.67% of the New York City market for $5.6 million in exchange for cash and notes receivable. The investment in this joint venture is accounted for using the equity method and is recorded in other assets on the Consolidated Balance Sheet.

From time to time, the Company enters into joint ventures with partners to develop and operate Krispy Kreme stores. The Company's ownership percentage of the joint venture determines whether or not the joint venture results are consolidated with the Company. See "Equity and Consolidation Methods of Accounting" under Note 2 -- Summary of Significant Accounting Policies.

                          KRISPY KREME DOUGHNUTS, INC.
                       KRISPY KREME DOUGHNUT CORPORATION

      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8. LEGAL CONTINGENCIES

On March 9, 2000, a lawsuit was filed against the Company, a member of management and Golden Gate Doughnuts, LLC, a franchisee of the Company, in the Superior Court in the state of California. The Plaintiffs allege, among other things, breach of contract and seek compensation for injury as well as punitive damages. On September 22, 2000, after the case was transferred to the Sacramento Superior Court, that court granted our motion to compel arbitration of the action and stayed the action pending the outcome of arbitration. On November 3, 2000, the plaintiffs petitioned for a writ of mandate overruling the Superior Court. On December 21, 2000, the Court of Appeals summarily denied the writ petition. Plaintiffs may now petition the California Supreme Court for review of the Superior Court's decision. The lawsuit against Mr. Livengood was dismissed by the California court for lack of personal jurisdiction. Plaintiffs have not appealed this judgment. The Company believes that the allegations are without merit and that the outcome of the lawsuit will not have a material adverse effect on its consolidated financial statements. Accordingly, no accrual for loss (if any) has been provided in the accompanying consolidated financial statements.

9. RESTRUCTURING

                                                              --------------------------------
                                                                    LEASE    ACCRUED     TOTAL
                                                              LIABILITIES   EXPENSES   ACCRUAL
                                                              -----------   --------   -------
                                                                       (IN THOUSANDS)
Balance at January 30, 2000.................................    $4,782        $592     $5,374
Reductions..................................................      (744)        (73)      (817)
                                                                ------        ----     ------
Balance at October 29, 2000.................................    $4,038        $519     $4,557
                                                                ======        ====     ======

Reductions in lease liabilities represent ongoing lease payments on remaining lease obligations.

BACK INSIDE COVER
[PICTURE ONLY]

The graphic on this page is a picture of two young children at a Krispy Kreme Doughnuts store watching the doughnuts being made through Krispy Kreme's fully displayed production process, or doughnutmaking theater.

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares in any circumstances under which the offer or solicitation is unlawful.

                               TABLE OF CONTENTS

                                   Page
Prospectus Summary...............    1
Risk Factors.....................    5
Forward-Looking Statements.......   11
Use of Proceeds..................   12
Dividend Policy..................   13
Capitalization...................   14
Price Range of Common Stock......   15
Selected Financial Data..........   16
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations......   17
Business.........................   34
Management.......................   50
Principal and Selling
  Shareholders...................   60
Related Party Transactions.......   67
Description of Capital Stock.....   73
Shares Eligible for Future
  Sale...........................   77
Plan of Distribution.............   78
Legal Matters....................   80
Experts..........................   80
Where You Can Find More
  Information....................   80
Index to the Financial
  Statements.....................  F-1

(KRISPY KREME LOGO)

2,000,000 Shares
Common Stock

Deutsche Banc Alex. Brown
J.P. Morgan & Co.
Dain Rauscher Wessels
BB&T Capital Markets
Prospectus
                     , 2001

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) payable by Krispy Kreme and the selling shareholders in connection with this offering.

                                                              --------
Securities and Exchange Commission Registration Fee.........  $ 45,552
National Association of Securities Dealers Inc. Registration
  Fee.......................................................    18,720
Nasdaq National Market Listing Fees.........................     2,217
Printing Expenses...........................................   300,000
Legal Fees and Expenses.....................................   300,000
Accounting Fees and Expenses................................   200,000
Miscellaneous...............................................    33,511
                                                              --------
          Total.............................................  $900,000
                                                              ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Articles of Incorporation and Bylaws of Krispy Kreme Doughnuts, Inc. ("Krispy Kreme" or the "Company") provide that our directors and officers shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director or officer to the fullest extent permitted by North Carolina law. Under Section 55-8-51 of the North Carolina Business Corporation Act, we may indemnify a present or former director if he conducted himself in good faith and reasonably believed, in the case of conduct in his official capacity, that his conduct was in Krispy Kreme's best interests. In all other cases, the director must have believed that his conduct was at least not opposed to our best interests. In the case of any criminal proceeding, the director must have had no reasonable cause to believe his conduct was unlawful. We may not indemnify a director in connection with a proceeding by or in the right of Krispy Kreme in which the director was adjudged liable to us or, in connection with any other proceeding, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Under North Carolina law, we may indemnify our officers to the same extent as our directors and to such further extent as is consistent with public policy. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Krispy Kreme pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Krispy Kreme maintains directors' and officers' liability insurance against any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer, excluding certain matters including fraudulent, dishonest or criminal acts or self-dealing.

The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the Underwriters of Krispy Kreme, its directors and executive officers and other persons for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

In connection with a corporate reorganization in the form of a merger conducted in conjunction with its initial public offering on April 5, 2000, Krispy Kreme Doughnuts, Inc. issued 20 shares of its common stock, no par value, in exchange for each outstanding share of the common stock, par value $10.00 per share, of Krispy Kreme Doughnut Corporation. Krispy Kreme Doughnuts, Inc. issued a total of 9,340,220 shares of its common stock in this exchange. The issuance was a private placement exempt from registration under
Section 4(2) of the Securities Act. Pursuant to the reorganization, Krispy Kreme Doughnut Corporation became a wholly-owned subsidiary of Krispy Kreme Doughnuts, Inc.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

a. Exhibits

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
  1.1*     --  Form of Underwriting Agreement
  2.1      --  Agreement and Plan of Merger among the Company, Krispy Kreme
               Doughnut Corporation and KKDC Reorganization Corporation
               dated December 2, 1999 (incorporated by reference to Exhibit
               2.1 to the Registrant's Registration Statement on Form S-1
               (Commission File No. 333-92909), filed with the Commission on December 16, 1999)
  3.1*     --  Articles of Incorporation of the Company
  3.2      --  Bylaws of the Company (incorporated by reference to Exhibit
               3.2 to the Registrant's Registration Statement on Form S-1
               (Commission File No. 333-92909), filed with the Commission on December 16, 1999)
  4.1      --  Form of Certificate for Common Stock (incorporated by
               reference to Exhibit 4.1 to the Registrant's Amendment No. 4 to Registration Statement on Form S-1 (Commission File No.
               333-92909), filed with the Commission on April 3, 2000)
  4.2      --  Rights Agreement between the Company and Branch Banking and
               Trust Company, as Rights Agent, dated as of January 18, 2000
               (incorporated by reference to Exhibit 4.2 to the
               Registrant's Amendment No. 4 to Registration Statement on
               Form S-1 (Commission File No. 333-92909), filed with the
               Commission on April 3, 2000)
  5.1*     --  Opinion of Kilpatrick Stockton, LLP, as to the legality of the securities being registered
 10.1      --  Amended and Restated Loan Agreement, dated December 21,
               1998, between Krispy Kreme Doughnut Corporation and the
               subsidiaries thereof and Branch Banking and Trust Company
               (incorporated by reference to Exhibit 10.1 to the
               Registrant's Registration Statement on Form S-1 (Commission
               File No. 333-92909), filed with the Commission on December
               16, 1999)
 10.2      --  Form of Associates License Agreement (incorporated by
               reference to Exhibit 10.2 to the Registrant's Registration
               Statement on Form S-1 (Commission File No. 333-92909), filed with the Commission on December 16, 1999)
 10.3      --  Form of Development Agreement (incorporated by reference to
               Exhibit 10.3 to the Registrant's Registration Statement on
               Form S-1 (Commission File No. 333-92909), filed with the
               Commission on December 16, 1999)
 10.4      --  Form of Franchise Agreement (incorporated by reference to
               Exhibit 10.4 to the Registrant's Registration Statement on
               Form S-1 (Commission File No. 333-92909), filed with the
               Commission on December 16, 1999)
 10.5      --  Letter Agreement, dated April 12, 1994, between Krispy Kreme
               Doughnut Corporation and Mr. Scott A. Livengood
               (incorporated by reference to Exhibit 10.5 to the
               Registrant's Amendment No. 1 to Registration Statement on
               Form S-1 (Commission File No. 333-92909), filed with the
               Commission on February 22, 2000)

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
 10.6      --  Letter Agreement, dated February 15, 1994, between Krispy
               Kreme Doughnut Corporation and Mr. Joseph A. McAleer, Jr.
               (incorporated by reference to Exhibit 10.6 to the
               Registrant's Amendment No. 1 to Registration Statement on
               Form S-1 (Commission File No. 333-92909), filed with the
               Commission on February 22, 2000)
 10.7      --  Guaranty of Payment Agreement, dated September 18, 1998, by
               Krispy Kreme Doughnut Corporation for the benefit of Beattie
               F. Armstrong and Beattie F. Armstrong, Inc. (incorporated by reference to Exhibit 10.7 to the Registrant's Amendment No.
               1 to Registration Statement on Form S-1 (Commission File No.
               333-92909), filed with the Commission on February 22, 2000)
 10.8      --  Collateral Repurchase Agreement, dated March 31, 1998 by and among Krispy Kreme Doughnut Corporation, the Bank of Blue
               Valley and Midwest Doughnuts, LLC (incorporated by reference to Exhibit 10.8 to the Registrant's Amendment No. 1 to
               Registration Statement on Form S-1 (Commission File No.
               333-92909), filed with the Commission on February 22, 2000)
 10.9      --  Guaranty by Krispy Kreme Doughnut Corporation, dated
               December 31, 1998, in favor of the Bank of Blue Valley with respect to the obligations of Midwest Doughnuts, LLC
               (incorporated by reference to Exhibit 10.9 to the
               Registrant's Amendment No. 1 to Registration Statement on
               Form S-1 (Commission File No. 333-92909), filed with the
               Commission on February 22, 2000)
 10.10     --  Collateral Repurchase Agreement, dated January 30, 1998, by and among Krispy Kreme Doughnut Corporation, Mackk, L.L.C.
               and Branch Banking and Trust Company (incorporated by
               reference to Exhibit 10.10 to the Registrant's Registration
               Statement on Form S-1 (Commission File No. 333-92909), filed with the Commission on December 16, 1999)
 10.11     --  Collateral Repurchase Agreement, dated January 30, 1998, by and among Mr. Joseph A. McAleer, Jr., Mackk, L.L.C., Krispy
               Kreme Doughnut Corporation and Branch Banking and Trust
               Company (incorporated by reference to Exhibit 10.11 to the
               Registrant's Registration Statement on Form S-1 (Commission
               File No. 333-92909), filed with the Commission on December
               16, 1999)
 10.12     --  Collateral Repurchase Agreement, dated January 2, 1998, by and among Mrs. Bonnie Silvey Vandegrift, Brevard Tennis and
               Athletic Club Incorporated, Krispy Kreme Doughnut
               Corporation and Branch Banking and Trust Company
               (incorporated by reference to Exhibit 10.12 to the
               Registrant's Amendment No. 1 to Registration Statement on
               Form S-1 (Commission File No. 333-92909), filed with the
               Commission on February 22, 2000)
 10.13     --  Collateral Repurchase Agreement, dated October 15, 1997, by and among Krispy Kreme Doughnut Corporation, Midwest
               Doughnuts, LLC, and the Bank of Blue Valley (incorporated by reference to Exhibit 10.13 to the Registrant's Amendment No.
               1 to Registration Statement on Form S-1 (Commission File No.
               333-92909), filed with the Commission on February 22, 2000)
 10.14     --  Guaranty by Krispy Kreme Doughnut Corporation, dated October
               15, 1997, in favor of the Bank of Blue Valley with respect to the obligation of Midwest Doughnuts, LLC (incorporated by reference to Exhibit 10.14 to the Registrant's Amendment No.
               4 to Registration Statement on Form S-1 (Commission File No.
               333-92909), filed with the Commission on April 3, 2000)

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
 10.15     --  Collateral Repurchase Agreement, dated October 22, 1996, by and among Robert L. McCoy, Gulf Florida Doughnut
               Corporation, Krispy Kreme Doughnut Corporation and Branch
               Banking and Trust Company (incorporated by reference to
               Exhibit 10.15 to the Registrant's Amendment No. 1 to
               Registration Statement on Form S-1 (Commission File No.
               333-92909), filed with the Commission on February 22, 2000)
 10.16     --  Collateral Repurchase Agreement, dated May 29, 1996, among
               Krispy Kreme Doughnut Corporation, Midwest Doughnuts, LLC
               and The First National Bank of Olathe (incorporated by
               reference to Exhibit 10.16 to the Registrant's Registration
               Statement on Form S-1 (Commission File No. 333-92909), filed with the Commission on December 16, 1999)
 10.17     --  Guaranty by Krispy Kreme Doughnut Corporation, dated May 29,
               1996, in favor of the First National Bank of Olathe with
               respect to the obligations of Midwest Doughnuts, LLC
               (incorporated by reference to Exhibit 10.17 to the
               Registrant's Amendment No. 1 to Registration Statement on
               Form S-1 (Commission File No. 333-92909), filed with the
               Commission on February 22, 2000)
 10.18     --  Collateral Repurchase Agreement, dated July 7, 1995 by and among Robert J. Simmons, Simac, Inc., Krispy Kreme Doughnut
               Corporation and First National Bank of Ohio (incorporated by reference to Exhibit 10.18 to the Registrant's Amendment No.
               1 to Registration Statement on Form S-1 (Commission File No.
               333-92909), filed with the Commission on February 22, 2000)
 10.19     --  Collateral Repurchase Agreement, dated February 25, 1994, by and among Mr. William J. Dorgan, Mrs. Patricia M. Dorgan,
               Krispy Kreme Doughnut Corporation and Southern National Bank
               of North Carolina (incorporated by reference to Exhibit
               10.19 to the Registrant's Amendment No. 1 to Registration
               Statement on Form S-1 (Commission File No. 333-92909), filed with the Commission on February 22, 2000)
 10.20     --  Promissory Note, dated March 13, 1997, of Midwest Doughnuts,
               LLC, Mr. Philip R.S. Waugh, Jr. and certain other parties
               payable to the order of Krispy Kreme Doughnut Corporation
               (incorporated by reference to Exhibit 10.20 to the
               Registrant's Amendment No. 1 to Registration Statement on
               Form S-1 (Commission File No. 333-92909), filed with the
               Commission on February 22, 2000)
 10.21     --  Promissory Note, dated October 13, 1997, of Midwest
               Doughnuts, LLC, Mr. Philip R.S. Waugh, Jr. and certain other parties payable to the order of Krispy Kreme Doughnut
               Corporation (incorporated by reference to Exhibit 10.21 to the Registrant's Amendment No. 4 to Registration Statement
               on Form S-1 (Commission File No. 333-92909), filed with the
               Commission on April 3, 2000)
 10.22     --  Trademark License Agreement, dated May 27, 1996, between HDN
               Development -- Corporation and Krispy Kreme Corporation
               (incorporated by reference to Exhibit 10.22 to the
               Registrant's Amendment No. 1 to Registration Statement on
               Form S-1 (Commission File No. 333-92909), filed with the
               Commission on February 22, 2000)
 10.23     --  Stock Option Plan dated August 6, 1998 (incorporated by reference to Exhibit 10.23 to the Registrant's Amendment No.
               1 to Registration Statement on Form S-1 (Commission File No.
               333-92909), filed with the Commission on February 22, 2000)
 10.24     --  Long-Term Incentive Plan dated January 30, 1993
               (incorporated by reference to Exhibit 10.24 to the
               Registrant's Amendment No. 1 to Registration Statement on
               Form S-1 (Commission File No. 333-92909), filed with the
               Commission on February 22, 2000)

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
 10.25     --  Form of Promissory Note relating to termination of Long-Term
               Incentive Plan (incorporated by reference to Exhibit 10.25 to the Registrant's Amendment No. 1 to Registration
               Statement on Form S-1 (Commission File No. 333-92909), filed with the Commission on February 22, 2000)
 10.26     --  Form of Restricted Stock Purchase Agreement (incorporated by reference to Exhibit 10.26 to the Registrant's Amendment No.
               1 to Registration Statement on Form S-1 (Commission File No.
               333-92909), filed with the Commission on February 22, 2000)
 10.27     --  Form of Promissory Note relating to restricted stock
               purchases (incorporated by reference to Exhibit 10.27 to the
               Registrant's Amendment No. 1 to Registration Statement on
               Form S-1 (Commission File No. 333-92909), filed with the
               Commission on February 22, 2000)
 10.28     --  Employment Agreement dated August 10, 1999 between Krispy
               Kreme Doughnut Corporation and John N. McAleer (incorporated by reference to Exhibit 10.28 to the Registrant's Amendment
               No. 1 to Registration Statement on Form S-1 (Commission File
               No. 333-92909), filed with the Commission on February 22,
               2000)
 10.29     --  Employment Agreement dated August 10, 1999 between Krispy
               Kreme Doughnut Corporation and Scott A. Livengood
               (incorporated by reference to Exhibit 10.29 to the
               Registrant's Amendment No. 1 to Registration Statement on
               Form S-1 (Commission File No. 333-92909), filed with the
               Commission on February 22, 2000)
 10.30     --  Employment Agreement dated August 10, 1999 between Krispy
               Kreme Doughnut Corporation and J. Paul Breitbach
               (incorporated by reference to Exhibit 10.30 to the
               Registrant's Amendment No. 1 to Registration Statement on
               Form S-1 (Commission File No. 333-92909), filed with the
               Commission on February 22, 2000)
 10.31     --  Kingsmill Plan (incorporated by reference to Exhibit 10.31 to the Registrant's Amendment No. 1 to Registration
               Statement on Form S-1 (Commission File No. 333-92909), filed with the Commission on February 22, 2000)
 10.32     --  2000 Stock Incentive Plan (incorporated by reference to
               Exhibit 10.1 to the Registrant's Registration Statement on
               Form S-8 (Commission File No. 333-47326), filed with the
               Commission on October 4, 2000)
 10.33*    --  Loan Agreement dated December 29, 1999 among Branch Banking and Trust Company, Krispy Kreme Doughnut Corporation,
               Thornton's Flav-O-Rich Bakery, Inc., Krispy Kreme
               Distributing Company, Inc., Krispy Kreme Support Operations
               Company, HD Capital Corporation, HDN Development Corporation
               and Krispy Kreme Doughnuts, Inc.
 21.1*     --  List of subsidiaries
 23.1*     --  Consent of Kilpatrick Stockton LLP (will be included in the opinion filed as Exhibit No. 5 to this Registration
               Statement)
 23.2+     --  Consent of PricewaterhouseCoopers LLP
 24.1+     --  Powers of Attorney of certain officers and directors of the
               Company (included on the signature pages of this
               Registration Statement)

---------------

* To be filed by amendment.
+ Filed herewith.

b. Financial Statement Schedules

Schedule II -- Consolidated Valuation and Qualifying Accounts and Reserves of
               Krispy Kreme Doughnut Corporation

ITEM 17.  UNDERTAKINGS.

Krispy Kreme hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Krispy Kreme pursuant to the provisions of our Articles of Incorporation and Bylaws or otherwise, Krispy Kreme has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Krispy Kreme in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Krispy Kreme will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned undertakes that:

1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Krispy Kreme pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2. For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Krispy Kreme has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, North Carolina, on January 5, 2001.

                                          KRISPY KREME DOUGHNUTS, INC.

                                          By: /s/ SCOTT A. LIVENGOOD
                                            ------------------------------------
                                              Scott A. Livengood
                                              Chairman of the Board of
                                              Directors,
                                              President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

Each person whose signature appears below in so signing also makes, constitutes and appoints Scott A. Livengood, J. Paul Breitbach and Randy S. Casstevens, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him or her in any and all capacities to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this registration statement, and any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all post-effective amendments thereto together with exhibits to any such registration statements or amendments and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or said attorney-in-fact's substitute or substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on January 5, 2001, by the following persons in the capacities indicated.

SIGNATURE                                    POSITION
---------                                    --------

/s/ SCOTT A. LIVENGOOD                       Chairman of the Board of Directors,
-------------------------------------------  President and Chief Executive Officer
Scott A. Livengood                           (Principal Executive Officer)

/s/ JOHN N. MCALEER                          Vice Chairman of the Board of Directors and
-------------------------------------------  Executive Vice President, Concept
John N. McAleer                              Development

/s/ JOHN W. TATE                             Chief Financial Officer (Principal
-------------------------------------------  Financial Officer and Principal Accounting
John W. Tate                                 Officer)

/s/ FRANK E. GUTHRIE                         Director
-------------------------------------------
Frank E. Guthrie

/s/ MARY DAVIS HOLT                          Director
-------------------------------------------
Mary Davis Holt

/s/ WILLIAM T. LYNCH                         Director
-------------------------------------------
William T. Lynch

/s/ JOSEPH A. MCALEER, JR.                   Director
-------------------------------------------
Joseph A. McAleer, Jr.

SIGNATURE                                    POSITION
---------                                    --------

/s/ ROBERT L. MCCOY                          Director
-------------------------------------------
Robert L. McCoy

/s/ JAMES H. MORGAN                          Director
-------------------------------------------
James H. Morgan

/s/ STEVEN D. SMITH                          Director
-------------------------------------------
Steven D. Smith

/s/ ROBERT L. STRICKLAND                     Director
-------------------------------------------
Robert L. Strickland

/s/ TOGO D. WEST, JR.                        Director
-------------------------------------------
Togo D. West, Jr.

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                         FINANCIAL STATEMENT SCHEDULES

To the Board of Directors of
Krispy Kreme Doughnut Corporation:

Our report on the consolidated financial statements of Krispy Kreme Doughnut Corporation and its subsidiaries is included herein. In connection with our audits of such financial statements, we have also audited the related financial statement schedule of Krispy Kreme Doughnut Corporation and subsidiaries.

In our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

PRICEWATERHOUSECOOPERS LLP
Greensboro, North Carolina
March 6, 2000

                       KRISPY KREME DOUGHNUT CORPORATION

                          SCHEDULE II -- CONSOLIDATED
                            VALUATION AND QUALIFYING
                             ACCOUNTS AND RESERVES

                                              -----------------------------------------------------------------
                                                                         ADDITIONS
                                                            ADDITIONS      CHARGED
                                              BALANCE AT      CHARGED           TO                   BALANCE AT
                                               BEGINNING           TO        OTHER                          END
RESERVE FOR DOUBTFUL ACCOUNTS                  OF PERIOD   OPERATIONS     ACCOUNTS   DEDUCTIONS(1)    OF PERIOD
-----------------------------                 ----------   ----------   ----------   -------------   ----------
For the year ended February 1, 1998.........   $292,919    $  180,573   $       --    $  100,104     $  373,388
                                               ========    ==========   ==========    ==========     ==========
For the year ended January 31, 1999.........   $373,388    $2,101,099   $       --    $1,499,487     $  975,000
                                               ========    ==========   ==========    ==========     ==========
For the year ended January 30, 2000.........   $975,000    $  832,506   $       --    $  483,644     $1,323,862
                                               ========    ==========   ==========    ==========     ==========

---------------

(1) Amounts represent write-off of uncollectible receivable balances.